UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NV ENERGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $1.00 par value per share, of NV Energy, Inc. (which we refer to as “NVE common stock”)
(2)

Aggregate number of securities to which transaction applies:

238,812,132 shares of NVE common stock, which consists of (a) 235,546,924 shares of NVE common stock as of June 25, 2013, (b) 301,501 shares of NVE common stock subject to issuance upon exercise of outstanding options with exercise prices below $23.75 as of June 25, 2013 and (c) 2,963,707 shares of NVE common stock with respect to outstanding awards of restricted stock units, performance units and performance shares and deferred stock units as of June 25, 2013 (which we refer to as “incentive shares”). The calculation of the aggregate amount of outstanding awards of performance units and performance shares assumes the satisfaction of the applicable performance goal(s) at the maximum level.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $772,876.07 was determined by multiplying 0.00013640 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 235,546,924 shares of NVE common stock multiplied by $23.75 per share, (b) options to purchase 301,501 shares of NVE common stock with exercise prices below $23.75 per share, multiplied by $5.371 per share (which is the difference between $23.75 and the weighted average exercise price per share of $18.379) and (c) 2,963,707 incentive shares multiplied by $23.75 per share.

	(4)	Proposed maximum aggregate value of transaction: $5,666,246,848.12
	(5)	Total fee paid: $772,876.07

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[—], 2013

To Our Stockholders:

On May 29, 2013, NV Energy, Inc. (which we refer to as “NVE”) entered into an Agreement and Plan of Merger, as amended from time to time (which we refer to as the “merger agreement”), with MidAmerican Energy Holdings Company (which we refer to as “MidAmerican”) and Silver Merger Sub, Inc. (which we refer to as “Merger Sub”), a wholly owned subsidiary of MidAmerican, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into NVE, with NVE continuing as the surviving corporation and a wholly owned subsidiary of MidAmerican (which we refer to as the “merger”). If the merger is completed, you will be entitled to receive $23.75 in cash, without interest and subject to any applicable withholding taxes (which we refer to as the “merger consideration”), for each share of our common stock that you own immediately prior to the effective time of the merger.

Our board of directors, by a unanimous vote, (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NVE and our stockholders, (ii) has approved and declared advisable the merger agreement, (iii) has determined that the merger consideration is fair to our stockholders and (iv) recommends that our stockholders approve the merger agreement.

A special meeting of our stockholders will be held at [—] on [—], 2013, at [—] a.m. Pacific Time, to vote on, among other things, a proposal to approve the merger agreement. You are cordially invited to attend. Notice of the special meeting is enclosed. This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. We encourage you to read this proxy statement and the merger agreement carefully and in their entirety.

Your vote is important. We cannot complete the merger unless the holders of shares representing a majority of the outstanding shares of our common stock entitled to vote approve the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. The failure of any stockholder to vote on the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy or voting instruction card.

Thank you in advance for your continued support and your consideration of this matter.

Philip G. Satre	Michael W. Yackira
Chairman, Board of Directors	President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2013 and is first being mailed to our stockholders on or about that date.

NV ENERGY, INC.

6226 W. Sahara Avenue

Las Vegas, Nevada 89146

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held On [—], 2013

To the Stockholders of NV Energy, Inc.:

Date, Time and Place of the Special Meeting:

You are cordially invited to attend the special meeting, which will be held on [—], 2013, at [—] a.m. Pacific Time, at [—].

Items of Business:

The purpose of the special meeting is to consider the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of May 29, 2013 and as amended from time to time (which we refer to as the “merger agreement”), by and among MidAmerican Energy Holdings Company, an Iowa corporation (which we refer to as “MidAmerican”), Silver Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of MidAmerican (which we refer to as “Merger Sub”), and NV Energy, Inc., a Nevada corporation (which we refer to as “NVE”), pursuant to which, subject to the satisfaction or waiver of certain specified conditions, (a) Merger Sub will merge with and into NVE, with NVE continuing as the surviving corporation and a wholly owned subsidiary of MidAmerican, and (b) each outstanding share of NVE common stock, $1.00 par value (other than shares owned by us or any of our subsidiaries or MidAmerican or Merger Sub or any other subsidiary of MidAmerican), will be converted into the right to receive $23.75 in cash, without interest and subject to any applicable withholding taxes;

2.	A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger;

3.

A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting; and

4.	Such other matters as may properly come before the special meeting or any adjournments of the special meeting.

Record Date:

We have fixed the close of business on [—] as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. Accordingly, only stockholders of record as of that date will be entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. As of the close of business on the record date, there were outstanding and entitled to vote [—] shares of our common stock.

Proxy Voting:

We urge you to read the accompanying proxy statement carefully because it sets forth details of the merger agreement and other important information related to the merger.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on [—]. Your proxy is being solicited by the board of directors of NVE.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow & Co., LLC, at 1-800-573-4397.

The board of directors of NVE unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve of the merger agreement.

Paul J. Kaleta, Corporate Secretary

Please Vote—Your Vote is Important

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

STOCKHOLDERS OF

NV ENERGY, INC.

The board of directors of NV Energy, Inc. (which we refer to as “NVE,” the “Company,” “we,” “us” or “our”) provides this proxy statement to you to solicit your vote on, among other things, the approval of the Agreement and Plan of Merger, dated as of May 29, 2013 and as amended from time to time (which we refer to as the “merger agreement”), by and among MidAmerican Energy Holdings Company, an Iowa corporation (which we refer to as “MidAmerican”), Silver Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of MidAmerican (which we refer to as “Merger Sub”), and NVE. Pursuant to the merger agreement, Merger Sub will merge with and into NVE, with NVE continuing as the surviving corporation and a wholly owned subsidiary of MidAmerican (which we refer to as the “merger”). If our stockholders approve the merger agreement and the other conditions to the merger are satisfied, each stockholder will receive $23.75 in cash, without interest and subject to any applicable withholding taxes, per share of our common stock owned immediately prior to the effective time of the merger.

The merger cannot occur unless the holders of a majority of the outstanding shares of our common stock entitled to vote thereon approve the merger agreement. A failure to vote is the same as voting your shares against the merger agreement. The board of directors has scheduled a special meeting of stockholders on [—], 2013, at [—] a.m. Pacific Time, at [—] to vote on the merger agreement.

This document provides you with detailed information about the merger and incorporates important business and financial information about NVE from documents that are not included in or delivered with this document. Please see the section entitled “Where You Can Find More Information” for additional information about NVE on file with the United States Securities and Exchange Commission (which we refer to as the “SEC”).

This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about [—], 2013.

Neither the SEC nor any state securities commission has approved or disapproved of the transaction contemplated in this proxy statement, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is [—], 2013.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about the Company from documents that are not included in or delivered with this document. You may obtain, free of charge, a copy of the documents incorporated by reference into this proxy statement by following the instructions in the section entitled “Where You Can Find Additional Information.”

For additional questions about the merger, assistance in submitting proxies or voting shares of NVE common stock or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and brokers call: 1-203-658-9400

Call toll-free: 1-800-573-4397

i

ii

OTHER MATTERS	82

Other Matters for Action at the Special Meeting	82

STOCKHOLDER PROPOSALS	83

HOUSEHOLDING OF PROXY MATERIAL	84

WHERE YOU CAN FIND MORE INFORMATION	85

iii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about NV Energy, Inc. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to NV Energy, Inc. and its subsidiaries as “NVE,” the “Company,” “we,” “us” or “our.”

The Merger (see page 27)

The Agreement and Plan of Merger, dated as of May 29, 2013 and as amended from time to time (which we refer to as the “merger agreement”), by and among NVE, MidAmerican Energy Holdings Company (which we refer to as “MidAmerican”), and Silver Merger Sub, Inc. (which we refer to as “Merger Sub”), provides that, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge (which we refer to as the “merger”) with and into NVE, with NVE continuing as the surviving corporation and a wholly owned subsidiary of MidAmerican (which we refer to as the “surviving corporation”).

Upon completion of the merger, each issued and outstanding share of our common stock, other than shares held by us or any of our subsidiaries or by MidAmerican or Merger Sub or any other subsidiary of MidAmerican, will automatically be canceled and will be converted into the right to receive $23.75 per share, in cash, without interest and subject to any applicable withholding taxes (which we refer to as the “merger consideration”).

Following the completion of the merger, NVE will cease to be a publicly traded company and will become a wholly owned subsidiary of MidAmerican.

Parties to the Merger (see page 26)

NVE

NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. NVE serves a combined service territory of nearly 46,000 square miles and provides a wide range of energy services and products to approximately 2.4 million residents of Nevada and nearly 40 million tourists annually. NVE’s principal executive offices are located at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146 and our telephone number is 1-702-402-5000. Our home page on the Internet is www.nvenergy.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference by this or any other reference to our website provided in this proxy statement. Additional information about NVE is contained in its public filings, which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information.”

MidAmerican

MidAmerican Energy Holdings Company is a holding company that owns subsidiaries principally engaged in energy businesses and is a consolidated subsidiary of Berkshire Hathaway Inc. (which we refer to as “Berkshire”). MidAmerican’s operations are organized and managed as nine distinct platforms: PacifiCorp, MidAmerican Funding, LLC (which primarily consists of MidAmerican Energy Company), Northern Natural Gas Company, Kern River Gas Transmission Company, Northern Powergrid Holdings Company (which primarily consists of Northern Powergrid (Northeast) Limited and Northern Powergrid (Yorkshire) plc), MidAmerican Transmission, LLC (which owns a 50% interest in Electric Transmission Texas, LLC and Electric Transmission America, LLC), CalEnergy Philippines (which owns a majority interest in the Casecnan project in the Philippines), MidAmerican Renewables, LLC (which owns interests in independent power projects in the United States), and HomeServices of America, Inc. Through these platforms, MidAmerican Energy Holdings Company owns and operates an electric utility company in the Western United States, an electric and natural gas utility company in the Midwestern United States, two interstate natural gas pipeline companies in the United States, two electricity distribution companies in Great Britain, a 50% interest in electronic transmission businesses, a diversified portfolio of independent power projects and the second largest residential real estate brokerage firm in the United States. MidAmerican was initially incorporated in 1971 as California Energy Company, Inc. under the laws of the state of Delaware and through a merger transaction in 1999 was reincorporated in Iowa under the name MidAmerican Energy Holdings Company. The location of its principal executive offices is 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309, and its phone number is 515-242-4300.

Merger Sub

MidAmerican formed Silver Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of MidAmerican, on May 28, 2013, solely for the purpose of facilitating MidAmerican’s acquisition of NVE. Upon consummation of the proposed merger, Merger Sub will merge with and into NVE and will cease to exist. The location of Merger Sub’s principal executive offices is 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309, and its phone number is 515-242-4300.

The Special Meeting (see page 19)

Date, Time and Place of the Special Meeting

The special meeting will be held on [—], 2013, at [—] a.m. Pacific Time, at [—].

Proposals to Be Considered at the Special Meeting

At the special meeting, our stockholders of record will be asked to vote on:

1.

A proposal to approve the merger agreement (which we refer to as the “merger proposal”), pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into NVE, with NVE continuing as the surviving corporation;

2.

A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger”;

3.

A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting; and

4.	Such other matters as may properly come before the special meeting or any adjournments of the special meeting.

A copy of the merger agreement is attached as Annex A. We urge you to read the merger agreement carefully in its entirety as it is the document that governs the merger.

Record Date and Quorum

Each holder of record of shares of NVE common stock as of the close of business on [—] (which we refer to as the “record date”) is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of NVE common stock that you owned on the record date. As of the record date, there were [—] shares of NVE common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [—] shares of NVE common stock (a majority of the shares of NVE common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals.

If you are a NVE stockholder of record and you vote by mail, by telephone, through the Internet or in person at the special meeting, then your shares of NVE common stock will be counted as part of the quorum. If your shares of NVE common stock are held in a brokerage account or by another nominee, such as a bank or trust (which we refer to as holding your shares in “street name”), then you must provide your bank, broker, trust or other nominee with voting instructions in order for your shares to be counted as part of the quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares (which we refer to as “broker non-votes”) will not be counted as part of the quorum.

All shares of NVE common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Approval of each proposal requires the following vote:

Merger Agreement Proposal. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NVE common stock entitled to vote on the matter at the special meeting.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting.

Adjournment Proposal. If a quorum is present at the special meeting, the approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate may be approved and the special meeting may be adjourned by a majority of the shares of NVE common stock represented at the special meeting in person or by proxy.

Effect of Abstentions and Broker Non-Votes on Voting

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NVE common stock. Therefore, the failure to vote or abstention from voting will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The approval of the non-binding compensation advisory proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, the failure to vote or the abstention from voting will have no effect on the outcome of the non-binding compensation advisory proposal.

If a quorum is present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. In that case, the failure to vote or the abstention from voting will have no effect on the outcome of the proposal to adjourn the special meeting if necessary or appropriate. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate may be approved and the special meeting may be adjourned by a majority of the shares of NVE common stock represented at the special meeting in person or by proxy. In that case, the failure to vote will have no effect on the proposal to adjourn the special meeting if necessary or appropriate and abstentions will have the same effect as votes “AGAINST” the proposal to adjourn the special meeting if necessary or appropriate.

A bank, broker, trust or other nominee will NOT be able to vote your shares of NVE common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of NVE common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. The failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate.

How to Vote

NVE urges you to, after carefully reading and considering the information contained in this proxy statement, vote your shares of NVE common stock as soon as possible so that your shares of NVE common stock are represented at the special meeting. You have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting. You may also vote in person at the special meeting, but we encourage you to submit your proxy card promptly in any event. If a bank, broker, trust or other nominee holds your shares, you may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options. Please follow the instructions you receive from your bank, broker, trust or other nominee. Unless you specify to the contrary on your proxy card, all of your shares of NVE common stock represented by valid proxies will be voted “FOR” the approval of the merger agreement, the non-binding compensation advisory proposal and the proposal to adjourn the special meeting if necessary or appropriate.

IF YOU HOLD YOUR SHARES IN CERTIFICATED FORM, PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to exchange your stock certificates or surrender your book-entry shares for the merger consideration.

Revocation of Proxies

Any proxy given by a NVE stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to NVE’s Corporate Secretary at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of NVE common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of NVE common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Questions and Additional Information

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote” and “The Special Meeting—Solicitation of Proxies.” If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow & Co., LLC, at 1-800-573-4397.

What You Will Be Entitled to Receive if the Merger is Completed (see page 45)

If the merger is completed, each holder of shares of our common stock will be entitled to receive $23.75 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of our common stock that such holder owns at the time of the completion of the merger. Following the completion of the merger, holders of our common stock as of immediately prior to the effective time of the merger will no longer own our common stock and we will become a wholly owned subsidiary of MidAmerican. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a NVE stockholder and will have no rights as a stockholder of MidAmerican. You will receive the merger consideration after exchanging your stock certificates or surrendering your book-entry shares in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the completion of the merger. Shares of our common stock held by us or any of our subsidiaries or by MidAmerican or any other subsidiary of MidAmerican will be canceled at the effective time of the merger. See the section entitled “The Merger—Merger Consideration.”

Treatment of Stock Options, Restricted Stock Units, Performance Awards, Deferred Stock Units and Equity Plans (see page 60)

Each option to purchase shares of our common stock granted pursuant to our equity incentive plans outstanding immediately prior to the effective time of the merger will be fully vested and canceled and, in exchange therefor, each holder of any such canceled option will be entitled to receive, in consideration of the cancelation of such canceled option and in settlement therefor, a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the total number of shares of common stock subject to such canceled option and (ii) the excess, if any, of the merger consideration of $23.75 per share over the exercise price per share of such canceled option. Any canceled options with respect to which the exercise price per share subject thereto is greater than the merger consideration of $23.75 per share will be canceled in exchange for no consideration.

Each award of restricted stock units with respect to shares of our common stock (excluding any performance awards, as such term is defined and addressed below in this section) granted pursuant to our equity incentive plans which is outstanding immediately prior to the effective time of the merger will be fully vested and canceled and, in exchange therefor, as of the effective time of the merger, each holder of any such canceled award of restricted stock units will be entitled to receive, in consideration of the cancelation of such canceled award and in settlement therefor, a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $23.75 and (ii) the number of restricted stock units subject to such award.

Each award of performance units and performance shares (which we refer to collectively as “performance awards”) granted pursuant to our equity incentive plans and outstanding immediately prior to the effective time of the merger will be vested and paid out assuming satisfaction of the applicable performance goal(s) at 100% of the target level (provided, that if actual measured performance, determined as of the effective time of the merger, would result in the vesting and payout of a performance award at a level greater than 100% of the target level, a pro rata portion, based on the fraction of the applicable performance period that has been completed as of the effective time of the merger, of the performance award will be vested and paid out at such greater level and the balance of the performance award will be vested and paid out at 100% of the target level) and canceled and, in exchange therefor, each holder of any such canceled performance award will be entitled to receive, in consideration of the cancelation of such canceled performance award and in settlement therefor, a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $23.75 and (ii) the number of performance units or performance shares, as the case may be, subject to such canceled performance award.

Each award of deferred stock units granted pursuant to our equity incentive plans which is outstanding immediately prior to the effective time of the merger will be canceled and, in exchange therefor, as of the effective time of the merger, each holder of such canceled award of deferred stock units will be entitled to receive, in consideration of the cancelation of such canceled award of deferred stock units and in settlement therefor, a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $23.75 and (ii) the number of deferred stock units subject to such canceled award.

After the effective time of the merger, all of our equity incentive plans will be terminated and no further options, restricted stock units, performance shares or units, deferred stock units or other rights with respect to shares of our common stock will be granted pursuant to such equity incentive plans.

At the effective time of the merger, MidAmerican will make a cash contribution to the surviving corporation to permit the surviving corporation to make the foregoing payments. See the section entitled “The Agreement and Plan of Merger—Treatment of Stock Options, Restricted Stock Units, Performance Awards, Deferred Stock Units and Equity Plans.”

Recommendation of Our Board of Directors (see page 32)

After careful consideration, our board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NVE and our stockholders;

•	approved and declared advisable the merger agreement;

•	determined that the merger consideration is fair to our stockholders; and

•	recommended that our stockholders approve the merger agreement.

Our board of directors unanimously recommends that at the special meeting you vote “FOR” the merger proposal, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by our board of directors in reaching its conclusions, see the section entitled “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.”

Opinion of Our Financial Advisor (see page 35)

On May 29, 2013, our financial advisor, Lazard Frères & Co. LLC (which we refer to as “Lazard”) rendered to our board of directors its written opinion that, as of the date of the opinion and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to holders of our common stock (other than specified excluded holders) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated May 29, 2013, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion included in the section entitled “The Merger—Opinion of Our Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and that section carefully and in their entirety. Lazard’s opinion was directed to our board of directors for the information and assistance of our board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of our common stock (other than the specified excluded holders) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

Market Price and Dividend Data (see page 79)

Our common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”), under the symbol “NVE.” On May 29, 2013, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $19.28 per share. On July 1, 2013, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $23.46 per share. See the section entitled “Market Price and Dividend Data.”

Interests of Directors and Executive Officers in the Merger (see page 45)

In considering the recommendation of our board of directors that you vote “FOR” the merger proposal, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. These interests include the following:

•

the vesting of restricted stock units and performance shares and units held by our employees, including our executive officers, will be accelerated and all such shares and units will be converted into cash in the merger;

•

the vesting and exercisability of options to purchase our common stock held by our employees, including the executive officers, will be accelerated in connection with the merger, entitling such executive officers to a cash payment in an amount by which the merger consideration exceeds the exercise price of the option;

•	the settlement of deferred stock units held by our directors will be accelerated and all such units will be converted into cash in the merger;

•	existing indemnification arrangements and insurance for our directors and officers will be continued if the merger is completed;

•

directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the completion of the merger will be continued by MidAmerican after the merger is completed for a period of six years; and

•

for a period of one year after the merger, MidAmerican or a subsidiary of MidAmerican will provide compensation and employee benefits to all of our non-union employees, including our executive officers, that, in the aggregate, are no less favorable than those provided to those non-union employees by us immediately prior to the effective time of the merger.

The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement and made their recommendation to our stockholders. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 55)

The receipt of cash for shares of our common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in exchange for shares of our common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received and such U.S. holder’s adjusted tax basis in the shares surrendered in the merger. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” and consult your tax advisor, with respect to the U.S. federal, state, local, foreign and other tax consequences of the merger.

Regulatory Approvals (see page 53)

To complete the merger, we and MidAmerican must obtain approvals or consents from, or make filings with, the following U.S. federal and Nevada state regulatory authorities (which we refer to collectively as the “required governmental approvals”):

•	the Federal Energy Regulatory Commission (which we refer to as the “FERC”);

•	the Public Utilities Commission of Nevada (which we refer to as the “PUCN”); and

•

the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”), both under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

As of the date of this proxy statement, we and MidAmerican are in the process of obtaining the regulatory approvals required by applicable law or regulations.

Dissenters’ Rights (see page 78)

Pursuant to section 92A.390 of the Nevada Revised Statutes (which we refer to as the “NRS”), no dissenters’ rights or rights of appraisal will apply in connection with the merger.

Financing (see page 53)

The merger is not conditioned upon the receipt of financing by MidAmerican.

The Agreement and Plan of Merger (see page 59)

Conditions to the Merger (see page 73)

Conditions to Each Party’s Obligations. Each party’s obligations to effect the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	receipt of the approval of the merger agreement from our common stockholders;

•

receipt of the required governmental approvals which (i) are final orders issued by the relevant governmental entity and (ii) do not impose terms or conditions that would reasonably be expected to (a) have a material adverse effect on the Company and our subsidiaries, taken as a whole, or (b) have a material adverse effect on MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger and the terms and conditions contained in the consents and approvals required under the regulatory approvals, assuming in the case of this clause (b) that MidAmerican and its subsidiaries are deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and our subsidiaries, taken as a whole; and

•	no governmental entity shall have issued or enacted any law or order that renders the merger illegal or prohibits, enjoins or otherwise prevents the merger.

Conditions to MidAmerican’s and Merger Sub’s Obligations. The obligations of MidAmerican and Merger Sub to effect the merger are also subject to the satisfaction or waiver by MidAmerican of the following additional conditions:

•

each of our representations and warranties shall be true and correct, subject to certain materiality qualifications, as of the effective time of the merger as though made on and as of the effective time of the merger;

•	we must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement; and

•

there must not have occurred any material adverse effect on NVE that is continuing or any event, change, occurrence, development or set of circumstances or facts that would reasonably be expected to result in a material adverse effect on NVE.

Conditions to Our Obligations. Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•

each of the representations and warranties of MidAmerican and Merger Sub shall be true and correct, subject to certain materiality qualifications, as of the effective time of the merger as though made on and as of the effective time of the merger; and

•

each of MidAmerican and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement.

Restriction on Solicitation of Competing Proposals (see page 66)

The merger agreement contains restrictions on our ability to solicit, discuss or negotiate with any other persons with respect to any potential competing proposal. These restrictions notwithstanding, under certain limited circumstances, our board of directors may respond to an unsolicited proposal or terminate the merger agreement with respect to a superior proposal to acquire NVE.

Termination of the Merger Agreement (see page 74)

Mutual Termination Right. The merger agreement may be terminated at any time by the mutual written consent of MidAmerican and NVE.

Termination Rights Exercisable by either MidAmerican or NVE. The merger agreement may also be terminated by either MidAmerican or NVE if:

•

the merger has not been consummated by May 29, 2014, except that if, on May 29, 2014, the conditions relating to receipt of all required governmental approvals have not been satisfied, but all of the other conditions to closing have been satisfied (or are capable of being satisfied at closing), then such date may be extended by either party up to a date that is not beyond July 29, 2014;

•	our common stockholders have not approved the merger agreement at the special meeting, including at any adjournment of such meeting; or

•	any governmental entity of competent jurisdiction has issued or enacted any final and non-appealable law or order permanently enjoining, restraining or prohibiting the merger.

NVE Termination Rights. We may also terminate the merger agreement if:

•

at any time prior to the approval of the merger agreement by our common stockholders, our board of directors has authorized, approved or recommended any competing proposal or withheld, modified or amended, in a manner adverse to MidAmerican, our board of directors’ recommendation that our common stockholders approve the merger agreement (which actions we refer to as a “change of company recommendation”) in order to enter into a definitive agreement with respect to a superior proposal or in response to an intervening event; or

•

at any time, MidAmerican or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement such that a condition to closing would not be satisfied.

MidAmerican Termination Rights. MidAmerican may also terminate the merger agreement if:

•

at any time prior to the approval of the merger agreement by our common stockholders, (i) our board of directors has made a change of company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days or (iii) we have breached in any material respect our obligations regarding non-solicitation of competing proposals or the recommendation of our board of directors; or

•	at any time, we have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement such that a condition to closing would not be satisfied.

Termination Fees (see page 76)

We would be required to pay MidAmerican a termination fee in the amount of $56.6 million if:

•

MidAmerican terminates the merger agreement prior to 5:00 p.m. Eastern Time on July 13, 2013 because (i) our board of directors has made a change of company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) we have breached in any material respect our obligations regarding non-solicitation of competing proposals or the recommendation of our board of directors; or

•

we terminate the merger agreement because our board of directors has made a change of company recommendation in order to enter into a definitive agreement prior to July 28, 2013 with respect to a superior proposal made by a person from whom we have received a competing proposal prior to July 13, 2013.

We would be required to pay MidAmerican a termination fee of $169.7 million if:

•

MidAmerican terminates the merger agreement at or after 5:00 p.m. Eastern Time on July 13, 2013 because (i) our board of directors has made a change of company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals after the commencement of such competing proposal or (iii) we have breached in any material respect our obligations regarding non-solicitation of competing proposals or the recommendation of our board of directors;

•

we terminate the merger agreement because our board of directors has made a change of company recommendation to enter into a definitive agreement either (i) after July 28, 2013 or (ii) with respect to a superior proposal that is not made by a person from whom we have received a competing proposal prior to July 13, 2013;

•	we terminate the merger agreement because our board of directors has made a change of company recommendation in response to an intervening event;

•

either party terminates the merger agreement because the merger has not been consummated by May 29, 2014 (or such later date that is not beyond July 29, 2014, if such date has been extended) other than following the failure to obtain certain required governmental approvals to the merger, and (i) any person has, as of the date of termination of the merger agreement, publicly announced or disclosed to us a competing proposal to acquire at least 50% of NVE and (ii) within nine months after the date of termination of the merger agreement, we enter into a definitive acquisition agreement with respect to any competing proposal that is subsequently consummated (unless the person that originally made the competing proposal withdraws the proposal prior to the termination of the merger agreement, in which case the definitive acquisition agreement must be with respect to the withdrawn proposal); or

•

either party terminates the merger agreement because our common stockholders have not approved the merger agreement at the special meeting, or at any adjournment of such meeting and (i) any person or group of persons has, as of the date of the special meeting, publicly announced or disclosed to us a competing proposal to acquire at least 50% of NVE and (ii) within nine months after the date of termination of the merger agreement, we enter into a definitive acquisition agreement with respect to any competing proposal that is subsequently consummated (unless the person that originally made the competing proposal subsequently withdraws the proposal prior to the special meeting, in which case the definitive acquisition agreement must be with respect to the withdrawn proposal).

Litigation Related to the Merger (see page 58)

NVE, its directors, Merger Sub and, in some cases, MidAmerican, have been named as defendants in certain lawsuits brought by purported NVE stockholders seeking, among other things, to enjoin the proposed merger. For a more detailed discussion of the litigation related to the proposed merger, see the section entitled “The Merger—Litigation Related to the Merger.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the proposed merger. These questions and answers do not address all questions that may be important to you as a NVE stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of NVE stockholders will be held at [—] on [—], 2013, at [—] a.m. Pacific Time.

Q:	What am I being asked to approve at the special meeting?

A:	You will be asked to consider and vote on:

•	a proposal to approve the merger agreement among MidAmerican, Merger Sub and NVE;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger;

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting; and

•	such other matters as may properly come before the special meeting or any adjournments of the special meeting.

Q:	If the merger is completed, what will I receive for my shares of common stock?

A:

If the merger is completed, you will be entitled to receive $23.75 in cash, without interest and subject to any applicable withholding taxes, for each share of NVE common stock you own as of immediately prior to the effective time of the merger.

Q:	If the merger is completed, what will happen to my outstanding equity incentive plan awards?

A:

For information regarding the treatment of outstanding equity incentive plan awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Stock Options, Restricted Stock Units, Performance Awards, Deferred Stock Units and Equity Plans.”

Q:	What are the U.S. federal income tax consequences of the merger?

A:

The receipt of cash for shares of NVE common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash for shares of NVE common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received pursuant to the merger and the U.S. holder’s adjusted tax basis in the shares surrendered in the merger. Gain or loss will be determined separately for each block of shares of NVE common stock (i.e., shares of NVE common stock acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” and consult your tax advisor with respect to the merger and the U.S. federal, state, local, foreign and other tax consequences of the merger.

Q:	When is the merger expected to be completed?

A:

We and MidAmerican are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the first quarter of 2014, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied, including the approval of the merger agreement by our stockholders at the special meeting and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger.”

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of NVE common stock as of the close of business on [—], the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of NVE common stock that you held and owned on the record date.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of NVE common stock issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the matters properly coming before the special meeting. As of the close of business on the record date, there were [—] shares of NVE common stock outstanding. If you are a NVE stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If your shares are held for you by a bank, broker, trust or other nominee and you properly provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted as part of the quorum. If your shares are held for you by a bank, broker, trust or other nominee and you do not properly provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as part of the quorum.

All shares of NVE common stock held by stockholders that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	What vote is required to approve the proposals?

A:	Approval of the proposals requires the following votes:

•

Merger Proposal. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NVE common stock as of the close of business on the record date. If you abstain from voting or do not vote in person or by proxy, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

•

Non-Binding Compensation Advisory Proposal. The approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, if you abstain from voting or do not vote in person or by proxy, it will have no effect on the outcome of the non-binding compensation advisory proposal.

•

Adjournment Proposal. If a quorum is present at the special meeting, the approval of the proposal to adjourn the special meeting to a later date or time if necessary or appropriate requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. In that case, the failure to vote or the abstention from voting will have no effect on the outcome of the proposal to adjourn the special meeting if necessary or appropriate. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate may be approved and the special meeting may be adjourned by a majority of the shares of NVE common stock represented at the special meeting in person or by proxy. In that case, the failure to vote will have no effect on the proposal to adjourn the special meeting if necessary or appropriate and abstentions will have the same effect as votes “AGAINST” the proposal to adjourn the special meeting if necessary or appropriate.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal.”

Q:	What will happen if NVE stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to approve the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on NVE or MidAmerican. Accordingly, while NVE’s board of directors intends to consider the vote resulting from this proposal, if the merger is completed, then the compensation that is related to the merger will be payable to the extent that NVE is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q:	How does NVE’s board of directors recommend that I vote on the proposals?

A:

Upon careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NVE and our stockholders, and unanimously recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal. You should read the section entitled “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.” Our board of directors also recommends that you vote “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of NVE common stock in one of the ways below as soon as possible. You will be entitled to one vote for each share of NVE common stock that you held and owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of NVE common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will not have the power to vote your shares of NVE common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of NVE common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of NVE common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	May I change my vote after I have mailed my proxy card?

A:

Yes. You may revoke your proxy or change your vote at any time before your proxy is exercised at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to NVE’s Corporate Secretary at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146. If you voted by telephone or through the Internet, you may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy?

A:

If you receive more than one proxy, it means that you hold shares of NVE common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of NVE common stock before the special meeting?

A:

The record date for the special meeting is earlier than the expected date of the merger. If you own shares of NVE common stock as of the close of business on the record date but transfer your shares prior to the date of the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	No. Nevada law does not provide for dissenters’ rights or rights of appraisal in connection with the merger.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates or surrender your book-entry shares. You must return your stock certificates or surrender your book-entry shares in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my stock options, restricted stock units, performance award shares and units and/or deferred stock units now?

A:

No. Shortly after the merger is completed, your stock options, restricted stock units, performance award shares and units and/or deferred stock units will either be automatically exchanged for the applicable transaction consideration, or you will receive further instructions for such exchange.

Q:	What happens if the merger is not completed?

A:

In the event that the merger proposal is not approved by the holders of a majority of the outstanding shares of NVE common stock entitled to vote on the matter or if the merger is not completed for any other reason, you would not receive any consideration from MidAmerican or Merger Sub for your shares of NVE common stock. Instead, we would remain a public company, and NVE common stock would continue to be registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and listed and traded on the NYSE and the holders of shares of NVE common stock would continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of NVE common stock. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed.”

Q:	Where can I find more information about NVE?

A:

NVE files periodic reports, statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of NVE common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and brokers call: 1-203-658-9400

Call toll-free: 1-800-573-4397

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about NVE. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement and they may be made a part of this proxy statement by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.”

This proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future performance of NVE. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including the risk that the merger will not be consummated due to a failure to satisfy the closing conditions to the merger, including the approval of the merger agreement by our stockholders and the receipt of certain regulatory approvals; the risk that an event, effect or change will occur that gives rise to a termination of the merger agreement; the risk that we or MidAmerican will be unable to perform obligations under the merger agreement; the risk relating to unanticipated difficulties and/or expenditures relating to the merger; the risk that legal proceedings will be instituted against us and others related to the merger; and the risk that the merger will disrupt current plans and operations and create difficulties in employee retention. There are other factors outside our control that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the risks related to future economic conditions; the risks related to changes in the rate of industrial, commercial and residential growth in our service territories; the risks related to our ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard; the effect of future or existing Nevada or federal laws or regulations affecting the electric industry; changes in environmental laws and regulations; construction risks, including those associated with the ON Line project; the risks related to our ability to maintain access to the capital markets for general corporate purposes and to finance construction projects; employee workforce factors; unseasonable weather, drought, wildfire and other natural phenomena; explosions, fires, accidents, vandalism, or mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system; the risks related to our ability to purchase sufficient fuel, natural gas and power to meet power demands and natural gas demands; financial market conditions; the direct or indirect effects on our business resulting from terrorist incidents and the threat of terrorist incidents; cybersecurity risks, including the risk that actual or anticipated cyber attacks may cause us to incur increasing costs; and unfavorable rulings, penalties or findings in our rate or other state and federal regulatory proceedings, investigations or cases. Further risks, uncertainties and assumptions that may cause actual results to differ from current expectations pertain to weather conditions, customer and sales growth, plant outages, operations and maintenance expense, depreciation and allowance for funds used during construction, interest rates and expense, cash flow and regulatory matters.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the filings and reports that we make with the SEC as described in the section entitled “Where You Can Find More Information.” Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements in this proxy statement or in documents incorporated herein by reference speak only as of the date of this proxy statement or the applicable document incorporated herein by reference (or such earlier date as may be specified therein), as applicable. We undertake no obligation, and do not intend, to release publicly any revisions to these forward-looking statements reflecting events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by our board of directors for use at the special meeting and at any adjournments thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on [—], 2013, at [—] a.m. Pacific Time, at [—].

Purpose of the Special Meeting

At the special meeting, NVE’s stockholders of record will be asked to consider and vote on:

1.

A proposal to approve the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into NVE, with NVE continuing as the surviving corporation;

2.

A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger”;

3.

A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting; and

4.	Such other matters as may properly come before the special meeting or any adjournments of the special meeting.

A copy of the merger agreement is attached as Annex A. We urge you to read the merger agreement carefully in its entirety as it is the document that governs the merger.

Record Date and Quorum

Each holder of record of shares of NVE common stock as of the close of business on [—], which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of NVE common stock that you held and owned on the record date. As of the record date, there were [—] shares of NVE common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [—] shares of NVE common stock (a majority of the voting power of the shares of NVE common stock issued and outstanding and entitled to vote) constitutes a quorum for the purpose of considering the proposals.

If you are a NVE stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of NVE common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as part of the quorum.

All shares of NVE common stock held by stockholders of record that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NVE common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Although the NVE board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on NVE or MidAmerican and, if the proposed merger with MidAmerican is approved by the NVE stockholders and consummated, the compensation required to be paid by such arrangements will be payable even if this proposal is not approved.

Adjournment Proposal. If a quorum is present at the special meeting, the approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate may be approved and the special meeting may be adjourned by a majority.

Effect of Abstentions and Broker Non-Votes on Voting

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NVE common stock. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The approval of the non-binding compensation advisory proposal requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, the failure to vote or the abstention from voting will have no effect on the outcome of the non-binding compensation advisory proposal.

If a quorum is present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. Assuming a quorum is present at the special meeting, the failure to vote or the abstention from voting will have no effect on the outcome of the proposal to adjourn the special meeting if necessary or appropriate. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate may be approved and the special meeting may be adjourned by a majority of the shares of NVE common stock represented at the special meeting in person or by proxy. In that case, the failure to vote will have no effect on the proposal to adjourn the special meeting if necessary or appropriate and abstentions will have the same effect as votes “AGAINST” the proposal to adjourn the special meeting if necessary or appropriate.

A bank, broker, trust or other nominee will NOT be able to vote your shares of NVE common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of NVE common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Because the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies, requires the approval by a majority of the votes cast affirmatively or negatively on that proposal at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to instruct your bank, broker, trust or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by the telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of NVE common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of NVE common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of NVE common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of NVE common stock, you may contact our proxy solicitor, Morrow & Co., LLC, at 1-800-573-4397.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares or book-entry shares of NVE common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a NVE stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to NVE’s Corporate Secretary at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of NVE common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of NVE common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments

The special meeting may be adjourned to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy.

If a quorum is present at the special meeting, the special meeting may be adjourned if the votes cast in favor of adjournment exceed the number of votes cast in opposition of adjournment. If a quorum is not present at the special meeting, the special meeting may be adjourned by a majority of the shares of NVE common stock represented at the special meeting in person or by proxy. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement, then NVE may seek to adjourn the special meeting.

Solicitation of Proxies

NVE is soliciting the enclosed proxy card on behalf of the NVE board of directors and NVE will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, NVE and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

NVE has retained Morrow & Co., LLC to assist in the solicitation process. NVE will pay Morrow & Co., LLC a fee of approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses. NVE also has agreed to indemnify Morrow & Co., LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

NVE will ask banks, brokers, trusts and other nominees to forward NVE’s proxy solicitation materials to the beneficial owners of shares of NVE common stock held of record by such bank, broker, trust or other nominee. NVE will reimburse these bank, broker, trust or other nominee for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any of our stockholders at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by stockholders, subject to compliance with applicable provisions of Nevada law, during ordinary business hours at our corporate offices located at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow & Co., LLC, toll-free at 1-800-573-4397.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, NVE stockholders will consider and vote on a proposal to approve the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is enclosed as Annex A to this proxy statement. In addition, see the sections entitled “The Merger” and “The Agreement and Plan of Merger.”

Our board of directors unanimously recommends that NVE stockholders vote “FOR” the approval of the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of NVE common stock represented by such proxy card will be voted “FOR” the approval of the merger agreement.

Under our articles of incorporation and Nevada law, the approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NVE common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, requires that NVE provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the proposed merger, as disclosed in the compensation tables and the related named executive officer compensation disclosures set forth in the table entitled “Golden Parachute Compensation” and the accompanying footnotes in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation.” Accordingly, NVE’s stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon NVE or the NVE board of directors, and approval of this proposal is not a condition to completion of the proposed merger. However, NVE seeks your support and believes that your support is appropriate because NVE has a comprehensive executive compensation program that is designed to link its executives’ compensation with NVE’s performance and to align the executives’ interests with yours as stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of NV Energy, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of NV Energy, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger” (which disclosure includes the compensation tables and related named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

The NVE board of directors unanimously recommends that NVE stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of NVE common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. While the NVE board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, not binding on NVE or MidAmerican and, if the merger agreement is approved by NVE’s stockholders and the merger is completed, the compensation required to be paid by such arrangements will be payable even if this non-binding compensation advisory proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

NVE stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting.

The NVE board of directors unanimously recommends that stockholders vote “FOR” a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement at the special meeting.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of NVE common stock represented by such proxy card will be voted “FOR” a proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

If a quorum is present at the special meeting, the approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast affirmatively or negatively on that proposal at the special meeting. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting if necessary or appropriate may be approved and the special meeting may be adjourned by a majority of the shares of NVE common stock represented at the special meeting in person or by proxy.

PARTIES TO THE MERGER

NVE

NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. NVE serves a combined service territory of nearly 46,000 square miles and provides a wide range of energy services and products to approximately 2.4 million residents of Nevada and nearly 40 million tourists annually. NVE’s principal executive offices are located at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146 and our telephone number is 1-702-402-5000. Our home page on the Internet is www.nvenergy.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference by this or any other reference to our website provided in this proxy statement. Additional information about NVE is contained in its public filings, which are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information.”

MidAmerican

MidAmerican Energy Holdings Company is a holding company that owns subsidiaries principally engaged in energy businesses and is a consolidated subsidiary of Berkshire. MidAmerican’s operations are organized and managed as nine distinct platforms: PacifiCorp, MidAmerican Funding, LLC (which primarily consists of MidAmerican Energy Company), Northern Natural Gas Company, Kern River Gas Transmission Company, Northern Powergrid Holdings Company (which primarily consists of Northern Powergrid (Northeast) Limited and Northern Powergrid (Yorkshire) plc), MidAmerican Transmission, LLC (which owns a 50% interest in Electric Transmission Texas, LLC and Electric Transmission America, LLC), CalEnergy Philippines (which owns a majority interest in the Casecnan project in the Philippines), MidAmerican Renewables, LLC (which owns interests in independent power projects in the United States), and HomeServices of America, Inc. Through these platforms, MidAmerican Energy Holdings Company owns and operates an electric utility company in the Western United States, an electric and natural gas utility company in the Midwestern United States, two interstate natural gas pipeline companies in the United States, two electricity distribution companies in Great Britain, a 50% interest in electronic transmission businesses, a diversified portfolio of independent power projects and the second largest residential real estate brokerage firm in the United States. MidAmerican was initially incorporated in 1971 as California Energy Company, Inc. under the laws of the state of Delaware and through a merger transaction in 1999 was reincorporated in Iowa under the name MidAmerican Energy Holdings Company. The location of its principal executive offices is 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309, and its phone number is 515-242-4300.

Merger Sub

MidAmerican formed Silver Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of MidAmerican, on May 28, 2013, solely for the purpose of facilitating MidAmerican’s acquisition of NVE. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with MidAmerican’s acquisition of NVE. Upon consummation of the proposed merger, Merger Sub will merge with and into NVE and will cease to exist. The location of Merger Sub’s principal executive offices is 666 Grand Avenue, Suite 500, Des Moines, Iowa 50309, and its phone number is 515-242-4300.

THE MERGER

Background of the Merger

Our board of directors and executive officers regularly review and assess, and receive reports from our senior management on, NVE’s business, management plan and potential strategic alternatives and transactions. In addition, as of October 26, 2010, NVE engaged Lazard as a financial advisor to provide strategic advice in connection with a variety of financial matters and to assist NVE in evaluating its business, management plan and potential strategic alternatives or transactions.

Since its engagement, Lazard has met regularly with NVE’s management and has periodically met with, and provided strategic advice to, our board of directors. As part of the periodic meetings with Lazard, our board of directors was provided information regarding the possibility of acquiring certain other companies and the possibility of merging with or being acquired by certain other companies, as well as certain other possible strategic transactions. Our board of directors was also provided with information regarding developments in the utility industry generally, including specifically in or affecting the southwestern United States.

During this period, while our board of directors received information regarding possible strategic alternatives and transactions, NVE focused on its management plan and related stand-alone options for achieving its long-term strategic goals of providing cost effective and reliable energy solutions to NVE’s customers and increasing stockholder value, including through regulatory and legislative initiatives, such as policy proposals to shut down coal plants and invest in new renewable energy and natural gas generation (which we refer to as “NVision”).

In 2012, and pursuant to our board of directors’ continued willingness to receive information about potential strategic alternatives, Michael W. Yackira, our President and Chief Executive Officer and a member of our board of directors, had a conversation with the Chief Executive Officer of a third party and, during such conversation, Mr. Yackira invited the Chief Executive Officer of the third party to discuss a possible strategic transaction with NVE in the future. The Chief Executive Officer of the third party did not indicate any interest in a possible transaction during this conversation or subsequently, and no further conversations took place between Mr. Yackira and this third party regarding a potential strategic transaction.

On January 7, 2013, Mr. Yackira met with the Chief Executive Officer of what we refer to as Company A at a previously scheduled business conference that both were attending. The meeting between Mr. Yackira and the Chief Executive Officer of Company A was unplanned. The executives discussed, among other things, a possible strategic transaction between Company A and NVE. The Chief Executive Officer of Company A indicated to Mr. Yackira that, due to regulatory considerations, it was not an appropriate time for Company A to consider a strategic transaction with NVE.

On January 8, 2013, Greg Abel, Chairman, President and Chief Executive Officer of MidAmerican, met Mr. Yackira, at the same business conference that Mr. Yackira and the Chief Executive Officer of Company A were attending. The meeting between Mr. Abel and Mr. Yackira was unplanned. Mr. Abel conveyed to Mr. Yackira that MidAmerican would be interested in discussing a strategic combination with NVE if NVE was interested in pursuing a strategic combination in the future. Mr. Yackira did not commit to provide a response, but he informed Mr. Abel that he appreciated MidAmerican’s interest.

On February 7, 2013, during a regularly scheduled in-person meeting of our board of directors, Mr. Yackira informed our board of directors of the conversations with the Chief Executive Officer of Company A and Mr. Abel. At that meeting, following a discussion of strategic alternatives, our board of directors requested that Mr. Yackira keep them informed of any additional contacts with Mr. Abel or Company A regarding a potential strategic combination.

On February 19, 2013, Mr. Abel’s assistant contacted Mr. Yackira to schedule a meeting to take place in March of 2013.

On February 21, 2013, during a regularly scheduled meeting by telephone conference of our board of directors, Mr. Yackira reported to our board of directors that Mr. Abel had requested a meeting to take place in March of 2013. Our board of directors directed Mr. Yackira to meet with Mr. Abel to ascertain his reasons for requesting the meeting and then to report back to the board.

Mr. Abel and Mr. Yackira met on March 6, 2013. During the meeting, Mr. Abel informed Mr. Yackira that, if NVE and its board of directors were receptive, MidAmerican would be interested in commencing discussions regarding a potential acquisition of NVE. Mr. Yackira indicated that he would inform our board of directors of MidAmerican’s interest to determine if our board of directors was interested in considering such a transaction. On the same day, Mr. Yackira informed Philip G. Satre, the Chairman of our board of directors, of the conversation with Mr. Abel, and they agreed to present the matter for the consideration of our board of directors at its next regularly scheduled meeting to be held on March 12, 2013.

On March 11, 2013, Mr. Abel’s assistant contacted Mr. Yackira’s assistant to schedule a meeting in Las Vegas at a later date.

At the March 12, 2013 meeting of our board of directors by telephone conference, Mr. Yackira informed our board of directors of MidAmerican’s interest in acquiring NVE. Following discussion by our board of directors, our board of directors requested that Lazard and members of NVE senior management conduct a preliminary assessment of a potential transaction with MidAmerican, with such assessment to be discussed at the next regularly scheduled meeting of our board of directors on May 9, 2013. Our board of directors then instructed Mr. Yackira to inform Mr. Abel that Mr. Yackira would update Mr. Abel after the May 9, 2013 board meeting.

On March 13, 2013, Mr. Yackira informed Mr. Abel that he would update him after the May 9, 2013 board meeting. Mr. Abel indicated to Mr. Yackira that he understood the timing and would wait to hear from Mr. Yackira after the May 9 board meeting.

Following the March 12 board meeting, Lazard and members of NVE senior management conducted a preliminary assessment of a potential transaction with MidAmerican. In addition, Lazard continued during this time to assist NVE in evaluating its business, management plan and certain potential strategic alternatives or transactions, though we did not request that Lazard, and Lazard did not, contact any other third parties concerning a potential strategic transaction with NVE.

On May 6, 2013, Mr. Yackira met with the Chief Executive Officer of a third party (which we refer to as “Company B”). The Chief Executive Officer of Company B initiated the meeting during what appeared to be an otherwise unrelated visit by such Chief Executive Officer to Las Vegas and without indicating an agenda for such meeting. At this meeting, the Chief Executive Officer of Company B made an unsolicited inquiry regarding a possible business combination between NVE and Company B. The Chief Executive Officer of Company B did not propose a price but indicated that the consideration payable in any potential transaction would consist largely of stock and include a premium over NVE’s stock price at that time. Mr. Yackira told the Chief Executive Officer of Company B that he would inform our board of directors of their conversation.

On May 9, 2013, our board of directors held a previously scheduled in-person meeting at which representatives of Lazard and Sidley Austin LLP, NVE’s counsel (which we refer to as “Sidley Austin”), were present. At the meeting, Sidley Austin advised our board of directors regarding fiduciary duties applicable to a change in control transaction. Mr. Yackira then informed our board of directors of Company B’s interest in a business combination. Representatives of Lazard reviewed with our board of directors general industry dynamics affecting NVE, Lazard’s historical observations on NVE’s business, an analysis of NVE’s management plan, various valuation measures based on NVE’s stand-alone plan and an assessment of certain of NVE’s strategic alternatives, including a potential business combination with MidAmerican, Company B and various other third parties identified by Lazard and NVE senior management.

Among other observations, representatives of Lazard discussed current market conditions, including risks to earnings growth and the risk that historically high industry stock price trading multiples would decline at some point as a result of interest rate changes or industry factors. Lazard also provided its updated assessment of NVE’s stand-alone plan, including a qualitative assessment of the plan, a valuation of the plan (including the sensitivity of such valuation measures under alternate operating environments and business strategies), and an assessment of the potential total stockholder return potential of the plan. Representatives of Lazard also indicated that NVE appeared to have entered a period of stability following multiple periods of changing operating environments, including difficult operating environments, and that the Company’s stock price had recovered significantly from its historical lows in 2003. Representatives of Lazard further presented views on comparing NVE’s stand-alone plan to certain alternative potential transactions.

Representatives of Lazard indicated that MidAmerican was potentially a favorable acquirer, including because any MidAmerican offer was likely to be an all-cash offer, which would eliminate the exposure of NVE stockholders to a decline in industry stock price trading multiples, other industry risks at a time of an attractive valuation for NVE, risks contained in NVE’s management plan and the risks to which NVE stockholders would be exposed in owning shares of stock of another company. By contrast, representatives of Lazard discussed that Company B had already indicated that the consideration for any potential transaction with Company B would likely consist largely or entirely of stock of Company B. Based upon an assessment of the industry landscape and financial modeling, representatives of Lazard indicated that other hypothetical potential acquirers with the interest and ability to consummate an acquisition of NVE would likely be limited to paying a purchase price for NVE largely in stock and/or would likely find it challenging to be able to pay a price higher than MidAmerican.

Representatives of Lazard also noted that MidAmerican and its affiliates generally do not participate in auctions and offered their view that, if NVE contacted other potential acquirers, MidAmerican would likely withdraw its interest in NVE. Lazard and Sidley Austin also provided preliminary observations on the historical transaction conduct of MidAmerican, including its history of maintaining strong confidentiality, high probability of closing announced transactions and track record with stakeholders post-acquisition. Accordingly, representatives of Lazard and NVE senior management recommended that our board of directors authorize receipt of an offer from MidAmerican and, in order to avoid possible disruption of a potential transaction with MidAmerican, communicate to Company B that NVE would not pursue discussions regarding a business combination with Company B at that time. After extensive discussion with representatives of Lazard and NVE senior management about potential transactions with MidAmerican and Company B, other potential business combinations with parties identified by Lazard and NVE senior management (but not contacted by Lazard) and NVE’s current management plan, including NVE’s stand-alone business plan and outlook, our board of directors authorized Mr. Yackira to commence discussions with MidAmerican regarding a potential acquisition of NVE and to report back to our board of directors thereafter. Our board of directors also directed Mr. Yackira to convey to Company B that NVE would not pursue discussions regarding a potential business combination with Company B at that time, and Mr. Yackira then conveyed to the Chief Executive Officer of Company B that NVE would not pursue discussions regarding a potential business combination with Company B at that time.

On May 9, 2013, Mr. Yackira telephoned Mr. Abel to schedule a meeting among senior executives of NVE and MidAmerican in Denver on May 14, 2013, subject to MidAmerican entering into an appropriate confidentiality and standstill agreement in advance of such meeting.

On May 13, 2013, we executed a confidentiality and standstill agreement with MidAmerican.

On May 14, 2013, management presentations and discussions with respect to NVE’s management plan were held among Mr. Yackira and another member of NVE senior management, and Mr. Abel and other members of MidAmerican senior management in Denver. A representative of Lazard was also present at the meeting. NVE’s business plan, certain financial projections as described in the section entitled “—Forward-Looking Financial Information,” and various potential initiatives for NVE that could benefit our stockholders and Nevada customers were discussed. MidAmerican’s representatives also discussed MidAmerican’s interest and experience in owning and operating utilities, including the experience of its customers and other stakeholders in its U.S. utility operations. MidAmerican’s representatives further explained MidAmerican’s intention to operate NVE separately as a stand-alone Nevada company. Mr. Abel did not discuss a purchase price per share for a potential transaction, but he indicated that any valuation of NVE would be independent of whether or not NVision was enacted into law. Mr. Abel informed Mr. Yackira that he planned to contact him on May 17, 2013, regarding a potential valuation for NVE after taking into account the information provided by NVE’s representatives at the meeting.

On May 14, Mr. Yackira provided to Mr. Satre a summary of Mr. Yackira’s conversation with Mr. Abel.

On May 16, 2013, the NVE board of directors convened a special meeting by telephone conference in which representatives of Lazard and Sidley Austin also participated. Mr. Yackira reported to our board of directors on the meetings that took place on May 14, 2013. The NVE board of directors and representatives from Lazard engaged in extensive discussion regarding a potential transaction, including MidAmerican’s ability to consummate a transaction with NVE from a financial and regulatory perspective, the impact of NVision on a potential transaction, MidAmerican’s historical transaction conduct and MidAmerican’s general reputation with applicable regulatory authorities. At the conclusion of the meeting, a special meeting of our board of directors was scheduled for May 18, 2013 for a preliminary update on a potential offer from MidAmerican and another special meeting of the board of directors was scheduled for May 20, 2013 for a more detailed review, if appropriate.

On May 17, 2013, Mr. Abel telephoned Mr. Yackira and reiterated that MidAmerican believed a combination of MidAmerican and NVE would benefit NVE’s stockholders and NVE’s customers and the state of Nevada generally, and expressed confidence in the ability of MidAmerican to consummate a potential transaction from a regulatory and financial perspective. Mr. Abel then indicated that MidAmerican was prepared to offer NVE’s stockholders $23.65 per share in an all-cash transaction. Mr. Abel also explained that a go-shop provision in a merger agreement with NVE, which would permit NVE to solicit competing offers for a certain period after execution of the merger agreement, was unacceptable to MidAmerican and inconsistent with MidAmerican’s publicly stated policy of not participating in auctions, but he acknowledged that a merger agreement would need to provide our board of directors the ability to analyze and consider any competing offers that it might receive. Mr. Abel also indicated that the merger agreement should provide MidAmerican with the ability to match any competing offer and that MidAmerican would expect the merger agreement to include customary termination fees. Mr. Abel and Mr. Yackira then discussed in detail the basis for the proposed purchase price per share, and Mr. Abel indicated that MidAmerican viewed $23.65 per share as a “full and fair value” for the stock of NVE and discussed MidAmerican’s past acquisition history of offering the price it was willing to pay upfront and not engaging in negotiation on price thereafter. Mr. Yackira told Mr. Abel that he would relay MidAmerican’s proposal to the NVE board of directors.

On May 18, 2013, our board of directors convened a special meeting by telephone conference in which representatives of Lazard and Sidley Austin participated. Mr. Yackira informed our board of directors of the MidAmerican offer, including the proposed purchase price per share. Representatives of Lazard provided a preliminary analysis of the MidAmerican offer. Our board of directors engaged in discussion regarding the MidAmerican offer and agreed to continue the discussion at the board meeting on May 20, 2013.

On May 20, 2013, our board of directors convened the previously scheduled in-person special meeting at which representatives of Lazard and Sidley Austin were present. Representatives of Sidley Austin advised the NVE board of directors regarding their fiduciary duties in connection with the evaluation of MidAmerican’s offer and provided an overview of the process involved in a potential transaction. Representatives of Lazard highlighted Lazard’s long-standing familiarity with NVE’s strategic and operational development in light of Lazard’s long-term engagement by NVE and then reviewed with our board of directors Lazard’s financial analyses regarding the potential transaction described by Mr. Abel. Representatives of Lazard also reviewed with our board of directors NVE’s stand-alone business plan and outlook, including potential initiatives and legislative proposals such as NVision. During the meeting, our board of directors also received a preliminary regulatory analysis of the MidAmerican transaction from our general counsel based on advice from outside regulatory counsel. In connection with the discussion, our board of directors discussed a number of matters, including the value that would be obtained by the stockholders of NVE in the potential transaction as compared to the value that could be obtained by NVE continuing as a stand-alone entity and the potential downward pressure on industry stock price trading multiples going forward in light of current market valuations. Representatives of Lazard also noted that MidAmerican’s offer was an all-cash offer, that MidAmerican has historically had a good track record of closing transactions, and that, if another buyer made an offer with consideration consisting entirely or largely of stock, NVE stockholders would remain exposed to industry risks and those other risks reflected in the stock of another company.

Our board of directors also discussed whether to contact other potential acquirers to solicit interest for an acquisition of NVE. Representatives of Lazard expressed their view that any potential offer from other potential acquirers would likely involve consideration consisting largely or entirely of stock and could have a greater risk of failing to close and noted that Company B had already indicated that the consideration for any potential transaction with Company B would likely consist largely or entirely of stock of Company B. Representatives of Lazard also reiterated that MidAmerican and its ultimate parent, Berkshire, generally do not participate in auctions and that if NVE contacted other potential parties, MidAmerican likely would withdraw its offer. Representatives of Sidley Austin then reviewed again the fiduciary duties of our board of directors and discussed various acceptable approaches to certain key terms of a potential merger agreement if our board of directors chose to pursue a potential transaction with MidAmerican without contacting other potential acquirers. After extensive discussion, our board of directors authorized Mr. Yackira, together with NVE’s financial and legal advisors, to enter into discussions with MidAmerican in respect of a potential transaction, including attempting to obtain a higher price and otherwise negotiating a merger agreement on the most favorable terms that could be obtained from MidAmerican.

On May 20, 2013, following the meeting of the NVE board of directors, Mr. Yackira telephoned Mr. Abel to discuss the proposed offer from MidAmerican. Mr. Yackira conveyed to Mr. Abel that NVE would be willing to forego a go-shop period so long as the merger agreement would contain a two-tier termination fee of 1.0% of equity value for the first 45 days after entering into the merger agreement and 2.5% of equity value thereafter. Mr. Yackira also stated that the NVE board of directors wanted a purchase price closer to $24.00 per share. Finally, Mr. Yackira conveyed to Mr. Abel that NVE would prefer to sign the merger agreement prior to June 3, which was the end of the legislative session in the state of Nevada, so that the legislature would be aware of the potential transaction prior to taking final action on the proposed NVision legislation. In response, Mr. Abel reiterated to Mr. Yackira that MidAmerican viewed $23.65 per share as a “full and fair value” for the stock of NVE and discussed MidAmerican’s past acquisition history of offering the price it is willing to pay upfront and not engaging in negotiation on price thereafter.

Later on May 20, 2013, Mr. Abel telephoned Mr. Yackira and stated that MidAmerican would be willing to increase the purchase price per share to $23.75 and that MidAmerican would be willing to accept a two-tier termination fee of 1.0% of equity value for the first 45 days after entering into the merger agreement and 3.0% of equity value thereafter. Mr. Abel stated that this was MidAmerican’s “best and final” price. Mr. Yackira indicated that he would convey this proposal to the NVE board of directors at a meeting scheduled for May 21, 2013 and that he would respond promptly thereafter.

On May 21, 2013, our board of directors convened a special meeting by telephone conference in which representatives of Lazard and Sidley Austin participated. Mr. Yackira reported to our board of directors on his conversations with Mr. Abel that took place on May 20, 2013. Representatives of Lazard reviewed with our board of directors its assessment of the MidAmerican proposal. After further discussion and consideration, the NVE board of directors instructed Mr. Yackira to inform MidAmerican that the NVE board of directors would be willing to proceed with negotiations for a sale of NVE for $23.75 per share in cash with a two-tier termination fee as outlined by Mr. Abel.

On May 21, 2013, Mr. Yackira called Mr. Abel to inform him that the NVE board of directors was willing to negotiate a transaction in which MidAmerican would acquire all of the outstanding shares of NVE common stock for $23.75 in cash, subject to MidAmerican being able and willing to move quickly to signing an acceptable merger agreement. Mr. Yackira also informed Mr. Abel that NVE was willing to accept the two-tier termination fee as outlined by Mr. Abel. Mr. Abel confirmed that MidAmerican was willing and able to move quickly.

From May 22, 2013 through May 29, 2013, various diligence meetings took place in Las Vegas, Nevada among senior executives of NVE and senior executives of MidAmerican. Beginning on or about May 23, 2013, we provided access to an electronic data room for MidAmerican to conduct in-depth due diligence.

On May 24, 2013, the NVE board of directors convened a special meeting by telephone conference in which representatives of Lazard and Sidley Austin participated. Mr. Yackira updated the board regarding discussions between NVE and MidAmerican since the previous board meeting. Representatives of Lazard reviewed with our board of directors its assessment of the MidAmerican proposal. Representatives of Sidley Austin reviewed with the board a proposed draft merger agreement. After extensive discussion regarding the draft merger agreement, our board of directors instructed Sidley Austin to distribute a draft of the merger agreement to Gibson, Dunn & Crutcher LLP, MidAmerican’s counsel (which we refer to as “Gibson Dunn”). Our board of directors then determined that an in-person board meeting should be held in Las Vegas on May 29, 2013.

On the evening of May 24, 2013, Sidley Austin circulated a draft merger agreement to Gibson Dunn.

From May 25, 2013 through May 27, 2013, NVE, MidAmerican and their respective legal advisors negotiated the terms of the draft merger agreement.

On May 27, 2013, Mr. Yackira and Mr. Abel met in Las Vegas, and the two executives determined that the parties should endeavor to finalize the merger agreement by May 29, 2013, due to the anticipated timing of the legislation regarding NVision.

From May 27, 2013 through May 29, 2013, NVE, MidAmerican and their respective legal advisors continued to negotiate the terms of the draft merger agreement.

On May 29, 2013, our board of directors convened an in-person special meeting at which representatives of Lazard and Sidley Austin were present. Representatives of Sidley Austin provided an overview of the fiduciary duties of our board of directors in connection with its consideration of the contemplated merger, and reviewed with our board of directors the terms of the contemplated merger agreement. Mr. Yackira reviewed with the board the various meetings held with Mr. Abel over the course of negotiations. Members of our senior management then reviewed with our board of directors the effect that the potential transaction would have on NVE’s existing employee benefit plans and arrangements, including the effect on NVE equity awards and arrangements of members of our management and board. Our general counsel then provided a regulatory analysis with respect to the contemplated merger. Representatives of Lazard presented to our board of directors its financial analyses with respect to the contemplated merger. Upon conclusion of its presentation, Lazard delivered its oral opinion, which was subsequently confirmed in writing, that as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of the outstanding shares of NVE common stock pursuant to the merger agreement was fair from a financial point of view to such holders. After engaging in extensive discussion and considering a variety of factors, including the items set forth below in the section entitled “—Reasons for the Merger; Recommendation of Our Board of Directors,” our board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NVE and our stockholders, (ii) approved and declared advisable the merger agreement, (iii) determined that the merger consideration is fair to our stockholders and (iv) recommended that our stockholders approve the merger agreement.

Following approval of the merger agreement by MidAmerican’s board of directors, NVE and MidAmerican executed the merger agreement after the close of market on May 29, 2013. Later that afternoon, NVE and MidAmerican issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Reasons for the Merger

At its meeting on May 29, 2013, our board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NVE and our stockholders, (ii) approved and declared advisable the merger agreement, (iii) determined that the merger consideration is fair to our stockholders and (iv) recommended that our stockholders approve the merger agreement.

In evaluating the merger agreement and the transactions contemplated thereby, our board of directors met on several occasions with and received advice from NVE’s management and financial and legal advisors. In reaching its decision to approve and enter into the proposed merger agreement and recommend that NVE stockholders vote “FOR” the approval of the merger agreement, our board of directors considered a variety of factors, including the following factors that our board of directors viewed as generally supporting its decision:

•	the financial projections of NVE and the risks associated with the ability to meet such projections if it were to continue to operate as a stand-alone company;

•	our board of directors’ familiarity with, and understanding of, NVE’s business, assets, financial condition, results of operations, current business strategy and prospects;

•	the value of the merger consideration to be received by NVE stockholders in the merger;

•

that the merger agreement permits NVE to declare and pay to its stockholders NVE’s ordinary course quarterly dividends in accordance with NVE’s customary dividend schedule during the period prior to the closing of the merger;

•

the financial analyses of Lazard presented to our board of directors at the meeting held on May 29, 2013 and Lazard’s oral opinion as to the fairness from a financial point of view of the consideration to be paid to NVE stockholders (other than certain excluded holders) in the merger;

•	that the merger consideration of $23.75 per share of NVE common stock represents a premium of:

¡	20.3% to the closing price of NVE common stock of $19.75 on May 28, 2013, the day before the public announcement of the merger; and

¡	14.4% to the volume weighted average price of NVE common stock for the 30 days prior to such date;

•

our board of directors’ belief, based on discussions with Lazard and their knowledge of the industry and the operations of NVE, that it was unlikely that any other buyer (i) would be willing to pay more than $23.75 per share in cash and (ii) would have the ability to consummate the transaction that MidAmerican has;

•

the advice provided by Lazard that indicated that industry stock price trading multiples were at a historically high level and were subject to risk of decline at some point as a result of interest rate changes or industry factors;

•

the potential stockholder value that might result from other alternatives available to NVE, including entering into an alternative transaction with another third party, or remaining an independent public company, in each case, considering the potential for NVE stockholders to share in any future earnings growth of NVE’s businesses and continued costs, as well as the risks and uncertainties associated with continuing to operate as a public company and the ability to achieve the valuations in comparison to the merger, including, among other things, the risks and uncertainties arising from potential downward pressure on industry multiples going forward in light of current market valuations, regulatory and legislative matters, economic conditions in Nevada, NVE’s ability to earn its allowed return on equity, our management’s ability to achieve cost controls, NVE’s exposure to certain commodity prices, future capital projects, possible advancements in technology and the other risks and uncertainties described in NVE’s SEC filings;

•

the ability of our board of directors under the merger agreement to receive, consider and negotiate unsolicited alternative merger proposals, and the incentive created by the two-tier termination fee for any such alternative proposals to be made promptly;

•	that the size of the termination fee payable by NVE if the merger agreement is terminated under certain circumstances would be reduced from $169.7 million to $56.6 million;

•

the right and ability of our board of directors to change its recommendation to NVE stockholders that they vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement;

•	that the merger consideration is payable in cash, providing NVE stockholders with liquidity and certainty of value;

•	that completion of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of NVE common stock;

•

the likelihood that the merger would be completed, based on, among other things, the fact that the merger agreement has no financing condition and the belief of our board of directors that MidAmerican has sufficient available funds to pay the merger consideration, based on Lazard’s advice and our board of directors’ general knowledge of MidAmerican’s business, operations and management, its affiliation with Berkshire, and our board of directors’ general knowledge of Berkshire’s reputation and strong financial condition;

•	our board of directors’ evaluation of the likely time period necessary to complete the merger;

•

the review by our board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement and the course of negotiations thereof, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination and termination fee provisions, the provisions relating to NVE’s ability to engage in negotiations with respect to a competing transaction should one be proposed and the provisions related to regulatory approvals, as well as the likelihood of completion of the merger;

•

the provisions of the merger agreement requiring MidAmerican to maintain NVE’s headquarters in Las Vegas, to maintain NVE’s existing levels of charitable contributions and community involvement, and to continue NVE’s performance under its collective bargaining agreements, all of which are expected to facilitate regulatory approval and which may be considered by our board of directors under the NRS;

•

that MidAmerican indicated it intends to operate NVE as a stand-alone Nevada company, which our board of directors considered to be a beneficial arrangement for NVE’s customers, employees and other stakeholders;

•	the potential impact of the merger on NVE’s customers, employees and other stakeholders, considered in light of the reputation and track record of Berkshire; and

•	the recommendation of NVE’s senior management team in favor of the transaction, considered in light of the benefits to be received by them in connection with the merger.

The NVE board of directors weighed these factors against a number of other factors that it viewed as weighing negatively against the proposed merger, including:

•

following the merger, due to the fact that the consideration was all-cash consideration, NVE’s stockholders will cease to participate in any future earnings growth of NVE or benefit from any future increase in its value;

•	the possibility that if the merger is not consummated, NVE would have incurred significant transaction and opportunity costs;

•	for United States federal income tax purposes, the cash merger consideration will be taxable to NVE’s stockholders that are entitled to receive such consideration;

•	the restrictions that the merger agreement places on NVE’s ability to solicit competing proposals;

•

the requirement that NVE pay a maximum termination fee of up to $169.7 million under the two-tier structure if the merger agreement is terminated under certain circumstances and MidAmerican’s matching rights, which could act as possible deterrents to other potential bidders;

•	the possible disruption to NVE’s business that might result from the announcement of the merger and the resulting distraction of the attention of NVE’s management;

•	the potential for negative outcomes in the event legislation relating to NVision is not approved as a result of entering into the merger agreement and the merger is not consummated; and

•

the restrictions on the conduct of NVE’s business prior to completion of the merger which could delay or prevent NVE from undertaking business opportunities that might arise pending completion of the merger.

The foregoing discussion of factors considered by the NVE board of directors is not intended to be exhaustive, but it includes the material factors considered by the NVE board of directors. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger and the complexity of these matters, our board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendation to NVE stockholders. In addition, individual members of the NVE board of directors may have given differing weights to different factors. In reaching its determination to approve the merger agreement, our board of directors conducted an overall review of the factors described above, including extensive discussions with NVE’s management and outside legal and financial advisors. Our board of directors also considered certain interests that NVE’s directors and executive officers have in the merger that are different from, or in addition to, those of NVE common stockholders generally, which are discussed under the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger.”

For the reasons set forth above, our board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NVE and our stockholders, (ii) approved and declared advisable the merger agreement, (iii) determined that the merger consideration is fair to our stockholders and (iv) recommended that our stockholders vote “FOR” the proposal to approve the merger agreement.

Opinion of Our Financial Advisor

NVE (which for purposes of this section refers only to NVE but not its subsidiaries) retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the merger. On May 29, 2013, Lazard rendered its written opinion to our board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to holders of our common stock, other than the “excluded holders,” in the merger was fair, from a financial point of view, to such holders. For purposes of this section, “excluded holders” means (i) NVE (as the holder of treasury shares) or the subsidiaries of NVE or (ii) MidAmerican, Merger Sub or any of their respective wholly owned subsidiaries.

The full text of Lazard’s written opinion, dated May 29, 2013, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The following summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to our board of directors for the information and assistance of our board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to holders of NVE common stock (other than the excluded holders) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the price at which shares of NVE common stock may trade at any time subsequent to the announcement of the merger. In connection with its engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with NVE, and Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which NVE might engage or the merits of the underlying decision by NVE to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to NVE;

•

reviewed various financial forecasts and other data provided to Lazard by NVE relating to the business of NVE, and certain publicly available financial forecasts and other data relating to the business of NVE;

•	held discussions with members of the senior management of NVE with respect to the business and prospects of NVE;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of NVE;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of NVE;

•	reviewed historical stock prices of NVE common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of NVE or concerning the solvency or fair value of NVE, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of NVE, that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments as to the future financial performance of NVE. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of NVE, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions and the timely receipt of the necessary regulatory approvals for the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that NVE had obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in the opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In connection with rendering its opinion, Lazard performed certain financial analyses and reviews of certain information that Lazard deemed appropriate in connection with rendering its opinion as summarized below in the sections entitled “—Summary of Lazard Financial Analyses” and “—Other Analyses.” The summary of the analyses and reviews provided below in the sections entitled “—Summary of Lazard Financial Analyses” and “—Other Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and therefore is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in the sections entitled “—Summary of Lazard Financial Analyses” and “—Other Analyses,” without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review or application thereof considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NVE. No company, business or transaction used in Lazard’s analyses and reviews, as a comparison, is identical to NVE, its business or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual results or values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Summary of Lazard Financial Analyses

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 28, 2013 and is not necessarily indicative of current market conditions.

Selected Comparable Company Multiples Financial Analysis. Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to selected comparable publicly traded regulated electric and gas utility companies whose operations Lazard believed, based on its experience with companies in the regulated electric and gas utility industry, to be similar to NVE’s operations for purposes of this analysis. Lazard then compared such information to the corresponding information for NVE.

The selected group of companies used in this analysis (which we refer to as the “NVE comparable companies”) was as follows:

•	El Paso Electric Company;

•	IDACORP, Inc.;

•	Northeast Utilities;

•	Pinnacle West Capital Corporation;

•	Portland General Electric Company;

•	Southwest Gas Corporation;

•	UNS Energy Corporation;

•	Wisconsin Energy Corporation; and

•	Xcel Energy Inc.

Lazard selected the companies reviewed in this analysis because, among other things, the NVE comparable companies operate businesses similar to the business of NVE. However, no selected company is identical to NVE. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of NVE and the NVE comparable companies that could affect the public trading values of each also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the NVE comparable companies, including, among other things, the ratio of each company’s May 28, 2013 closing share price to its calendar year 2013 and 2014 estimated earnings per share, commonly referred to as “EPS,” and the ratio of each company’s enterprise value, calculated as the market capitalization of each company (based on each company’s closing share price as of May 28, 2013 and fully-diluted share count as of March 31, 2013), plus debt, less cash, cash equivalents and marketable securities as of March 31, 2013, to its calendar year 2013 and 2014 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA.” The calendar year 2013 and 2014 estimated EPS and EBITDA for each of the NVE comparable companies used by Lazard in its analysis were based on publicly available Wall Street consensus estimates. The following table summarizes the results of this review:

NVE Comparable Companies Multiples
Share Price to 2013E EPS	14.6x – 17.8x
Share Price to 2014E EPS	14.2x – 16.4x
Enterprise Value to 2013E EBITDA	6.9x – 10.3x
Enterprise Value to 2014E EBITDA	6.7x – 10.0x

Based on an analysis of the relevant metrics for each of the NVE comparable companies, Lazard selected reference ranges of 14.75x to 16.50x for share price to 2013 estimated EPS and 14.50x to 15.50x for share price to 2014 estimated EPS, and 7.50x to 8.25x for enterprise value to estimated 2013 EBITDA and 7.25x to 8.00x for enterprise value to estimated 2014 EBITDA.

Lazard applied each such range of share price to EPS multiples (which we refer to as “P/E multiples”) for the NVE comparable companies to the estimated EPS of NVE, as reflected in the financial projections for NVE prepared by the management of NVE (which we refer to as the “NVE management case,” which for purposes of this “Opinion of Our Financial Advisor” section refers solely to the base case projections described in the section entitled “—Forward-Looking Financial Information” and no other case described therein), and applied each such range of enterprise values to EBITDA multiples (which we refer to as “EV/EBITDA multiples”) for the NVE comparable companies to the estimated EBITDA of NVE, as reflected in the NVE management case.

From this analysis, Lazard estimated an implied price per share range for shares of NVE common stock, as compared to the merger consideration as set forth in the following table:

Implied Price Per Share Range	Merger Consideration
$17.75 – $20.50	$23.75

Public Market Discounted Cash Flow Analysis. Lazard performed a public market discounted cash flow analysis of NVE, which is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the Company. “Future cash flows” refers to projected unlevered free cash flows of a company. Lazard calculated the discounted cash flow value for NVE as the sum of the net present value of:

•	the estimated future cash flow that NVE is expected to generate for the years 2013 through 2022; and

•	the estimated value of NVE at the end of such period, or the terminal value.

The estimated future cash flow was derived from data provided by NVE in its management case, as the NVE management case did not itself provide an explicit calculation of unlevered free cash flow. The following table sets forth the estimated unlevered free cash flow as calculated by Lazard for years 2013 through 2022:

Calendar Year
2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
(in millions)
$69	$680	$510	$269	$16	$706	$389	$319	$800	$642

For its discounted cash flow calculations, Lazard applied discount rates ranging from 5.25% to 5.75%. Such discount rates were based on Lazard’s judgment of the estimated range of weighted average cost of capital, based on prevailing interest rates and analyses of NVE comparable companies. The terminal value of NVE was calculated using various exit EV/EBITDA multiples ranging from 7.50x to 8.25x and using various exit P/E multiples ranging from 14.75x to 16.50x. The exit EV/EBITDA multiples were selected by Lazard by reference to EV/EBITDA multiples calculated for NVE as well as the EV/EBITDA multiples of the NVE comparable companies. The exit P/E multiples were selected by Lazard by reference to P/E multiples calculated for NVE as well as the P/E multiples of the NVE comparable companies.

Lazard separately applied the range of exit EV/EBITDA multiples and the range of exit P/E multiples to the relevant financial data of NVE, consistent with the NVE management case, to determine a terminal value for NVE. Lazard averaged the price per share ranges implied by these calculations and, from this analysis, estimated an implied price per share range, rounded to the nearest $0.25 on each end of the range, for shares of NVE common stock, as compared to the merger consideration as set forth in the following table:

Implied Price Per Share Range	Merger Consideration
$19.00 – $22.75	$23.75

Selected Precedent Transactions Multiples Analysis. Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the electric and gas utility industry it viewed as comparable to NVE. In performing these analyses, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in the selected transactions and compared such information to the corresponding information for NVE. Specifically, Lazard reviewed 15 merger and acquisition transactions announced since May 2005 involving companies in the electric and gas utility industry for which sufficient public information was available.

The selected group of transactions used in this analysis was as follows:

Announcement Date	Acquiror	Target
2/21/2012	Fortis	CH Energy
7/12/2011	Gaz Metro	CVPS
4/28/2011	Exelon	Constellation
4/20/2011	AES	DPL
12/7/2010	AGL Resources	Nicor
2/11/2010	FirstEnergy	Allegheny Energy
10/26/2007	Macquarie	Puget Energy
6/25/2007	Iberdrola	Energy East
2/26/2007	KKR/TPG	TXU
2/7/2007	Great Plains/Black Hills	Aquila
7/10/2006	WPS Resources	Peoples Energy
7/5/2006	Macquarie	Duquesne
2/27/2006	National Grid	KeySpan
5/24/2005	MidAmerican	PacifiCorp
5/9/2005	Duke Energy	Cinergy

To the extent publicly available, Lazard reviewed, among other things, the P/E multiples of each of the target companies implied by the selected transactions by comparing the per share acquisition price to the relevant target company’s estimated EPS at the time of the transaction for the fiscal year in which the relevant transaction was announced and the immediately following fiscal year, and the EV/EBITDA multiples of each of the target companies implied by the selected transactions by comparing the enterprise value implied by the acquisition price to the relevant target company’s estimated EBITDA the fiscal year in which the relevant transaction was announced and the immediately following fiscal year. Estimated EPS and EBITDA amounts for the target companies was based on publicly available Wall Street consensus estimates or other publicly available financial information and research. The following table summarizes the results of this review:

	Selected Precedent Transactions P/E Multiples		Selected Precedent Transactions Enterprise Value to EBITDA Multiples
	FY	FY+1	FY	FY+1
High	22.7x	20.1x	9.9x	9.5x
Mean	16.8x	16.0x	8.3x	8.2x
Median	17.5x	16.3x	8.6x	8.4x
Low	11.9x	10.9x	5.9x	6.3x

Based on an analysis of the relevant metrics for each of the transactions, Lazard applied a P/E multiple range of 16.5x to 18.5x to the 2013 estimated EPS of NVE and a P/E multiple range of 15.5x to 17.5x to the 2014 estimated EPS of NVE. Lazard also applied an EV/EBITDA multiple range of 8.0x to 9.0x to the 2013 estimated EBITDA of NVE and an EV/EBITDA multiple range of 8.0x to 9.0x to the 2014 estimated EBITDA of NVE. The 2013 and 2014 estimated EPS and EBITDA for NVE were based on the NVE management case. From this analysis, Lazard estimated an implied price per share range for shares of NVE common stock, as compared to the merger consideration as set forth in the following table:

Implied Price Per Share Range	Merger Consideration
$20.25 – $24.00	$23.75

Other Analyses

The analyses and data described below were presented to our board of directors for informational purposes only and did not provide the basis for, and were not material to, the rendering of Lazard’s opinion.

52-Week High / Low Trading Prices. Lazard reviewed the range of trading prices of shares of NVE common stock for the 52 weeks ended on May 28, 2013. Lazard observed that, during such period, the intraday share price of NVE common stock ranged from $16.90 per share to $21.63 per share, as compared to the merger consideration of $23.75 per share.

Research Analyst Price Targets. Lazard reviewed selected equity analyst price targets based on published, publicly available Wall Street equity research reports, which indicated 12-month target prices that ranged from $19.00 to $22.00 and average next 12 months dividends of $0.78 per share discounted to March 31, 2013 at an illustrative 9.0% cost of equity. Lazard observed that such price targets ranged from $18.25 per share to $21.00 per share, as compared to the merger consideration of $23.75 per share.

Dividend Discount Analysis. Lazard also performed a dividend discount analysis of shares of NVE common stock, which calculates an implied equity value per share by discounting to the present the value of the future dividends per share of NVE common stock expected to be paid by NVE, as reflected in the NVE management case and described in the section entitled “—Forward-Looking Financial Information,” based on an assumed equity discount rate ranging from 8.5% to 9.5%. Based on this analysis, Lazard calculated an implied price per share range for shares of NVE common stock of $12.75 per share to $17.25 per share, as compared to the merger consideration of $23.75 per share.

Premium-to-Market Analysis. Lazard performed a premium-to-market analysis based on premiums paid in certain of the selected transactions listed above in the section entitled “—Selected Precedent Transactions Multiples Analysis.” The implied premiums in this analysis were calculated by comparing, to the extent publicly available, the per share acquisition price to the target company’s (i) closing share price one day prior to the date the relevant transaction was announced, (ii) average closing share price for the five-day period prior to the date the relevant transaction was announced and (iii) average closing share price for the twenty-day period prior to the date the relevant transaction was announced. Based on the foregoing analysis, Lazard applied a range of premiums from these transactions of 10% to 20% to the volume weighted average share price of NVE common stock in the twenty-day period prior to May 29, 2013. The results of this analysis implied an equity value per share range for NVE common stock of $22.75 to $25.00, as compared to the merger consideration of $23.75 per share.

Private Market Discounted Cash Flow Analysis. Lazard performed a private market discounted cash flow analysis of NVE, which is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows (as such term is defined above in the section entitled “—Public Market Discounted Cash Flow Analysis) of the Company. Lazard calculated the discounted cash flow value for NVE as the sum of the net present value of the estimated future cash flow that NVE is expected to generate for the years 2013 through 2022; and the estimated value of NVE at the end of such period, or the terminal value. This analysis followed the same construct as the public market discounted cash flow analysis, except used the exit multiples from the selected precedent transactions described above in the section entitled “—Selected Precedent Transactions Multiples Analysis.” The results of this analysis implied an equity value per share range for NVE common stock of $20.75 to $25.25 per share, as compared to the merger consideration of $23.75 per share.

Miscellaneous

In connection with Lazard’s services as financial advisor to NVE with respect to the merger, NVE agreed to pay Lazard a fee equal to $21 million, of which one-fourth became payable upon the public announcement of the merger, one-fourth is payable upon approval of the merger by NVE’s stockholders and one-half is payable upon the closing of the merger. NVE has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under United States federal securities laws. Lazard in the past has provided certain investment banking services to NVE, for which it has received compensation.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of NVE, MidAmerican and certain of MidAmerican’s affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of NVE, MidAmerican Holdings and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and other services. Lazard was selected to act as investment banker to NVE because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of NVE.

NVE and MidAmerican Holdings determined the type and the amount of the consideration payable in the merger to the holders of NVE common stock (other than the excluded holders) through arm’s-length negotiations, and our board of directors unanimously approved the merger consideration. Lazard did not recommend any specific consideration to our board of directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was only one of many factors considered by our board of directors.

Forward-Looking Financial Information

NVE does not as a matter of general practice make public detailed projections as to its anticipated financial position or results of operations due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics in its regular earnings press releases and other investor material. In connection with the evaluation of a possible transaction, our management prepared and provided to our board of directors and Lazard forward-looking financial information for years 2013 through 2022 based upon projections developed by NVE (which we refer to as the “base case projections”), which base case projections are summarized below. In addition to the base case projections, our management prepared an alternative upside case of financial projections (which we refer to as the “upside case projections” and which we refer to together with the base case projections as the “financial projections”). We shared with MidAmerican certain extracts of the financial projections, after which our management further refined the base case projections, which resulted in the base case projections subsequently provided to our board of directors and Lazard differing from the base case projections extracts provided to MidAmerican in the following two respects: (1) the base case projections provided to our board of directors and Lazard reflected a reduction of 100 megawatts (which we refer to as “MW”) of solar electricity generation to be constructed by NVE, including a reduction in the related projected capital expenditures, as a result of developments in the then-proposed NVision legislation; this adjustment changes the timing, but not the aggregate amount, of other generation-related capital expenditures in the base case projections; and (2) the base case projections provided to our board of directors and Lazard reflected changes to our management’s net operating loss amortization forecast contained in such projections.

None of the financial projections were intended for public disclosure. Nonetheless, a summary of the financial projections is included in this proxy statement only because certain of the financial projections were made available to our board of directors, Lazard and MidAmerican. The upside case projections were not subject to valuation or other financial analysis by Lazard. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by NVE that the information is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. They were, in general, prepared solely for certain uses by each of our management, board of directors and Lazard. Neither NVE’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

In the view of our management, the base case projections were prepared on a reasonable basis and reflected the best available estimates and judgments at the time of their preparation, and presented at the time of their preparation, in the view of our management, a reasonable projection of the future financial performance of NVE. In the view of our management, the upside case projections reflected various estimates, judgments and assumptions that our management made in good faith when preparing such upside case projections with the intention of reflecting the possible upside potential future financial performance of NVE, not the most likely future financial performance of NVE (which was instead intended to be reflected in the base case projections). In the view of our management, it was unlikely that NVE would actually achieve the results reflected in the upside case projections. The financial projections have not been updated, are not facts and should not be relied upon as being indicative of future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the forecasts were prepared. Neither NVE nor any of its affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither NVE nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become, are or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The base case projections reflect various estimates and assumptions made by NVE, all of which are difficult to predict and many of which are beyond NVE’s control, including, among others, the following assumptions:

•	average annual load growth of approximately 1.5% during the period from 2013 through 2022;

•	NVision legislation enacted in substantially the same form as has subsequently been signed into law;

•

planned capital spending totaling approximately $5.9 billion during the period from 2013 through 2022 targeting expenditures in electric and gas utility transmission and distribution, and the construction or acquisition of 1.6 gigawatts (which we refer to as “GW”) of electric generation;

•	authorized return on equity of approximately 10.0% in rate cases during the period from 2013 through 2022;

•	an increase in NVE’s consolidated equity ratio from ~42% in 2013 to ~50% in 2022;

•	annual dividend increase of $0.08 per share in 2014, and annual dividend increase of $0.04 per share during the period from 2015 through 2022; and

•	no issuances or repurchases of common stock other than in the ordinary course of business.

Our management prepared the upside case projections to reflect a possible upside case for the future financial performance of NVE and used more positive assumptions than those made in the base case projections. The upside case projections were provided to Lazard; Lazard considered the upside case projections, but did not use these projections in connection with the financial analyses summarized in the section entitled “—Opinion of Our Financial Advisor” because these projections did not represent, in management’s judgment, the most likely outcome for the future financial performance of NVE but rather, as noted above, a possible upside case if certain assumptions underlying the base case projections proved to be more favorable than expected.

The upside case projections reflect various estimates and assumptions made by NVE, all of which are difficult to predict and many of which are beyond NVE’s control, including, among others, the following assumptions:

•	Average annual load growth of approximately 2.5% during the period from 2013 through 2022;

•

NVision legislation enacted in substantially the same form as has subsequently been signed into law, except for the provision of 150 MW of self-constructed solar instead of 50 MW of self-constructed solar;

•

planned capital spending totaling approximately $7.6 billion during the period from 2013 through 2022 targeting expenditures in electric and gas utility transmission and distribution, and the construction or acquisition of 2.4 GW of electric generation;

•	authorized return on equity of approximately 10.0% in rate cases during the period from 2013 through 2022;

•	an increase in NVE’s consolidated equity ratio from ~42% in 2013 to ~45% in 2022;

•

annual dividend increase of $0.08 per share in 2014, annual dividend increase of $0.04 per share during the period from 2015 through 2017 and annual dividend increase of $0.08 per share during the period from 2018 through 2022; and

•	no issuances or repurchases of common stock other than in the ordinary course of business.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years and such information by its nature becomes less predictive with each succeeding year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the factors described in the section entitled “Risk Factors” in NVE’s Annual Report on Form 10-K for the year ended December 31, 2012, NVE’s quarterly report on Form 10-Q for the period ended March 31, 2013, and in NVE’s other filings with the SEC. For additional information on factors that may cause NVE’s future financial results to materially vary from the projected results summarized below, see the section entitled “Special Note Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below are indicative of the future performance of NVE or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding NVE contained in NVE’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following table summarizes the base case projections that were provided to our board of directors and Lazard. We shared an earlier version of the base case projections with MidAmerican that differed from the projections summarized below in the two respects described above.

Selected Unaudited Base Case Financial Projections

	For Fiscal Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(dollars in millions, except per share data)
Net Revenues	$1,731	$1,737	$1,703	$1,721	$1,815	$1,869	$1,899	$1,927	$1,970	$1,998
EBITDA	$1,157	$1,193	$1,160	$1,165	$1,239	$1,316	$1,335	$1,352	$1,375	$1,391
Net Income	$305	$317	$299	$311	$329	$376	$385	$395	$379	$386
Earnings Per Share	$1.28	$1.34	$1.26	$1.31	$1.38	$1.58	$1.62	$1.66	$1.60	$1.63
Dividends Per Share	$0.76	$0.84	$0.88	$0.92	$0.96	$1.00	$1.04	$1.08	$1.12	$1.16
Cash Flow from Operations	$655	$870	$970	$818	$743	$905	$691	$927	$969	$964
Capital Expenditures/Other Investments	($734)	($381)	($648)	($736)	($930)	($376)	($474)	($786)	($329)	($485)
Free Cash Flow	($80)	$489	$322	$82	($188)	$530	$217	$140	$640	$479

The following table summarizes the upside case projections that were shared with MidAmerican and Lazard:

Selected Unaudited Upside Case Financial Projections

	For Fiscal Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(dollars in millions, except per share data)
Net Revenues	$1,731	$1,755	$1,717	$1,730	$1,835	$1,884	$2,014	$2,059	$2,237	$2,288
EBITDA	$1,157	$1,211	$1,173	$1,173	$1,260	$1,332	$1,451	$1,478	$1,633	$1,672
Net Income	$305	$329	$309	$320	$353	$388	$467	$446	$460	$482
Earnings Per Share	$1.28	$1.38	$1.30	$1.35	$1.48	$1.63	$1.97	$1.88	$1.93	$2.03
Dividends Per Share	$0.76	$0.84	$0.88	$0.92	$0.96	$1.04	$1.12	$1.20	$1.28	$1.36
Cash Flow from Operations	$655	$893	$984	$838	$817	$989	$754	$973	$1,136	$1,133
Capital Expenditures/Other Investments	($734)	($382)	($649)	($738)	($1,108)	($652)	($986)	($1,572)	($329)	($485)
Free Cash Flow	($80)	$511	$335	$99	($292)	$338	($233)	($599)	$806	$648

Non-GAAP measures should not be considered in isolated form, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by NVE may not be comparable to similarly titled amounts used by other companies.

Merger Consideration

As of the effective time of the merger, all shares of our common stock, excluding shares held by us or any of our subsidiaries or by MidAmerican or Merger Sub or any other subsidiary of MidAmerican, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of shares of our common stock at the time of the completion of the merger will cease to have any rights as a stockholder, except the right to receive $23.75 in cash per share, without interest and subject to any applicable withholding taxes. Shares held by us or any of our subsidiaries or by MidAmerican or Merger Sub or any other subsidiary of MidAmerican will be canceled at the effective time of the merger.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval of the merger agreement. The members of our board of directors were aware of these interests and considered them at the time they approved the merger agreement.

Acceleration of Vesting and Settlement of Equity Compensation Awards

As a result of the merger:

•

each outstanding award of restricted stock units with respect to shares of our common stock (excluding performance awards) granted pursuant to our equity incentive plans will vest and entitle its holder to receive a cash payment in an amount equal to the product of (i) the merger consideration and (ii) the number of restricted stock units subject to such award;

•

each outstanding performance award granted pursuant to our equity incentive plans will vest and be paid out assuming satisfaction of the applicable performance goal(s) at 100% of the target level (unless actual measured performance, determined as of the effective time of the merger, would result in vesting and payout at a level greater than 100% of the target level, in which case a pro rata portion, based on the fraction of the applicable performance period that has been completed as of the effective time of the merger, of the performance award will vest and be paid out at such greater level and the balance of the performance award will vest and be paid out at 100% of the target level) and entitle its holder to receive a cash payment in amount equal to the product of (i) the merger consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such performance award;

•

each outstanding stock option granted pursuant to our equity incentive plan will vest and entitle its holder to receive a cash payment in an amount equal to the product of (i) the total number of shares of common stock subject to such stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of such stock option; and

•

each outstanding award of deferred stock units granted pursuant to our equity incentive plans will entitle its holder to receive a cash payment in an amount equal to the product of (i) the merger consideration and (ii) the number of deferred stock units subject to such award.

These payments will be made without interest and subject to any applicable withholding taxes.

The following table sets forth the cash proceeds that each of our directors and Messrs. Yackira, Halkyard, Samil, Cobb, Denis and Kaleta (our named executive officers), would receive at the closing of the merger in respect of their common stock, stock options, awards of restricted stock units, performance awards, and awards of deferred stock units based on his or her beneficial ownership as of June 25, 2013, including cash proceeds for awards that may vest prior to the consummation of the merger based upon the completion of continued service with NVE and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Equity Summary Table

Interested Party	Shares Beneficially Owned (1)	Performance Awards (2)	Restricted Stock Units	Stock Options (3)	Deferred (Phantom) Stock Units (4)	Estimated Cash Consideration
						Cash Consideration for Shares and Vested Awards (5)	Cash Consideration for Unvested Awards (6)	Total Cash Consideration (7)
Mr. Anderson	24,237	n/a	n/a	n/a	—	$575,629	$—	$575,629
Mr. Christenson	105,313	n/a	n/a	n/a	—	$2,501,184	$—	$2,501,184
Ms. Clark	15,327	n/a	n/a	n/a	12,986	$672,434	$—	$672,434
Mr. Frank	29,311	n/a	n/a	n/a	—	$696,136	$—	$696,136
Mr. Kennedy	9,617	n/a	n/a	n/a	27,314	$877,111	$—	$877,111
Ms. Mullarkey	35,047	n/a	n/a	n/a	—	$832,366	$—	$832,366
Mr. O’Reilly	26,761	n/a	n/a	n/a	58,568	$2,026,564	$—	$2,026,564
Mr. Satre	39,435	n/a	n/a	n/a	73,182	$2,674,654	$—	$2,674,654
Mr. Snyder	4,000	n/a	n/a	n/a	37,884	$994,745	$—	$994,745
Mr. Yackira	255,750	428,182	157,107	238,356	n/a	$7,318,993	$13,900,614	$21,219,607
Mr. Halkyard	—	59,515	75,226	—	n/a	$—	$3,200,099	$3,200,099
Ms. Samil	95,842	146,878	13,026	—	n/a	$2,276,247	$3,797,721	$6,073,968
Ms. Cobb	—	54,490	40,454	—	n/a	$—	$2,254,920	$2,254,920
Mr. Denis	133,709	101,412	8,358	—	n/a	$3,175,589	$2,607,037	$5,782,626
Mr. Kaleta	105,499	131,204	77,258	16,667	n/a	$2,601,604	$4,950,972	$7,552,576

	879,848	921,681	371,429	255,023	209,934	$27,223,256	$30,711,363	$57,934,619

(1)

In general, “beneficial ownership” includes any shares over which a person has voting or investing power. To our knowledge, all parties listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)

Performance awards are calculated assuming satisfaction of the applicable performance goal(s) based on actual results for the portion of the applicable performance periods ending December 31, 2012 and at 100% of the target level for the balance of the applicable performance periods. Each performance award granted pursuant to our equity incentive plans and outstanding immediately prior to the effective time of the merger will be paid out assuming satisfaction of the applicable performance goal(s) at 100% of the target level (unless the actual measured performance, determined as of the effective time of the merger, would result in the vesting and payout of a performance award at a level greater than 100% of the target level, in which case a pro rata portion, based on the fraction of the applicable performance period that has been completed as of the effective time of the merger, of the performance award will vest and be paid out at such greater level and the balance of the performance award will vest and be paid out at 100% of the target level).

(3)

All outstanding options are currently vested and, therefore, are not subject to acceleration in connection with the merger. Each of the outstanding options, however, will be converted as a result of the merger into the right to receive a cash payment in an amount equal to the product of (i) the total number of shares of common stock subject to such stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of such stock option.

(4)

For Mr. O’Reilly, includes 8,488 shares of “phantom stock” which represent the value of benefits under the terminated retirement plan for outside directors of Nevada Power Company, payable at the time of Mr. O’Reilly’s departure from the board of directors.

(5)

As described in greater detail above in “—Acceleration of Vesting and Settlement of Equity Compensation Awards,” all unvested equity awards will vest prior to the merger, and will then be cashed-out for the merger consideration upon consummation of the merger. However, the “Shares Beneficially Owned” are not subject to any vesting restrictions and, depending on when the merger occurs, certain equity awards may have already become vested pursuant to the terms of the equity awards based upon the completion of continued service with NVE and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. As such, the value set forth in this column includes the cash consideration to be paid for (1) all shares listed in the “Shares Beneficially Owned” column and (2) all vested equity awards, which includes the number of shares listed under the “Stock Options” column and the number of shares listed in the “Deferred (Phantom) Stock Units” column.

(6)

As described in greater detail above in “—Acceleration of Vesting and Settlement of Equity Compensation Awards,” all unvested equity awards will vest prior to the merger, and will then be cashed-out for the merger consideration upon consummation of the merger. The values included under this column are the number of shares listed under the “Performance Awards” column and the “Restricted Stock Units” column.

(7)	The value set forth in this column includes the sum of the values set forth under the “Cash Consideration for Shares and Vested Awards” column and the “Cash Consideration for Unvested Awards” column.

Change in Control Policy

Each of our named executive officers is covered by NVE’s change in control policy, which provides for certain payments and benefits in the event that the employment of one of our named executive officers is terminated (which we refer to as a “qualifying termination”) by NVE without “Cause” (as defined below) or by the named executive officer with “Good Reason” (as defined below) either (1) during the period following the occurrence of a “potential change in control” (as defined in NVE’s change in control policy and which would include NVE’s execution of the merger agreement) and ending upon a “change in control” of NVE (as defined in NVE’s change in control policy and which would include the closing of the merger) or (2) within the twenty-four month period following a “change in control” of NVE (as defined in NVE’s change in control policy and which would include the closing of the merger) (each referred to below as “Triggering Event”).

NVE’s change in control policy defines various terms as follows:

•

“Cause” means (i) the willful and continued failure by the executive to substantially perform his or her duties (other than as a result of incapacity due to physical or mental illness) after written demand by the Board and a 30-day cure period, or (ii) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; and

•

“Good Reason” means (unless corrected within 30 days of notice by the executive to the Company): (i) certain changes in the nature or status of the executive’s responsibilities from those in effect prior to a change in control; (ii) a reduction in base salary (other than salary reductions similarly affecting all senior executives); (iii) the failure to pay, within 30 days of the date due, any portion of the executive’s current compensation (other than a compensation deferral or good faith reduction related to unfavorable business conditions or circumstances similarly affecting all senior executives) or any portion of an installment of deferred compensation; (iv) the failure to continue in effect any compensation plan in which the executive participates immediately prior to a change in control that is material to his or her total compensation unless an alternative plan has been put in place, or the failure to continue the executive’s participation in such a plan (or alternative plan) on a basis not materially less favorable as existed prior to the change in control; or (v) the failure to continue to provide the executive with benefits substantially similar to those provided to him or her under benefit plans in which the executive participates immediately prior to a change in control (other than changes similarly affecting all senior executives) or to continue to provide the executive with any material fringe benefit or substantially the same number of paid vacation days as provided at the time of a change in control.

In the event of a Triggering Event, each named executive officer shall be entitled to the following benefits:

•

cash severance equal to three times the sum of (i) the executive’s annualized base salary immediately in effect prior to the separation or, if applicable and higher, as in effect immediately prior to the event or circumstance constituting Good Reason, plus (ii) the executive’s target annual incentive award for the year of separation, the year of the change in control, or the year immediately preceding the change in control, whichever is highest;

•

a one time lump sum of (i) any earned, but unpaid annual incentive award applicable for the year preceding the year of separation, and (ii) a pro rata portion of the executive’s target annual bonus for the year of separation;

•

a lump-sum cash payment equal to the value of 36 months’ worth of additional accruals the executive would have received under NVE’s qualified and nonqualified retirement plans had the executive continued in employment during such 36-month period;

•	for 36 months, the executive will receive continued health and welfare benefits; and

•

if the executive would have been eligible to participate in post-retirement health care and/or retiree group life insurance coverage had the executive’s employment continued for 36 months, then the executive will receive the benefits he or she would have been entitled to on the first date on which executive could have retired or, with respect to health care benefits the date on which the continuing health care benefits noted above terminate.

NVE’s change in control policy also provides for the accelerated vesting of long-term incentive awards, with performance awards vesting at target levels and option awards continuing to be exercisable throughout the remainder of the option term. As noted above, the merger agreement provides for the vesting of performance awards at target or, with respect to the period preceding the consummation of the merger, based on actual performance through the consummation of the merger if greater than target level. The merger agreement also specifies that option awards will vest and be exchanged for the right to receive a cash payment equal to the excess, if any, of the merger consideration over the exercise price. In addition, solely by virtue of the occurrence of a change in control, all benefits under NVE’s qualified retirement and pension plans, and the supplemental executive retirement plan will vest in full. Named executive officers are not eligible for tax gross-ups on severance payments in relation to either Internal Revenue Code Sections 280G or 4999.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below set forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to NVE’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of NVE’s stockholders, as set forth in proposal 2 to this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal.”

The amounts set forth below have been calculated assuming the merger is consummated on June 30, 2013 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of June 30, 2013. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Compensation (1)

Name and Principal Position	Cash (2)	Equity (3)	Pension/ NQDC (4)	Perquisites/ Benefits (5)	Tax Reimbursement (6)	Total (7)
Mr. Yackira CEO	$5,850,000	$15,145,544	$2,722,910	$167,985	$—	$23,886,439

Mr. Halkyard EVP and CFO	$2,812,500	$3,200,099	$131,717	$62,361	$—	$6,206,677

Ms. Samil EVP and COO	$2,812,500	$3,797,721	$105,283	$70,750	$—	$6,786,254

Ms. Cobb SVP	$1,846,875	$2,254,920	$98,553	$64,801	$—	$4,265,149

Mr. Denis SVP	$1,896,125	$2,607,037	$705,348	$65,674	$—	$5,274,184

Mr. Kaleta EVP and GC	$2,671,875	$5,046,975	$1,046,811	$74,676	$—	$8,840,337

(1)

For the purpose of this calculation it is assumed that the named executive officer’s qualifying termination coincides with a change in control effective date of June 30, 2013, and it is further assumed that NVE’s change in control policy and the merger agreement would supersede all other agreements entered into individually with each executive.

(2)

Cash. Represents the value of cash severance for termination following a change in control equal to the sum of (i) three times the sum of (a) annual base salary plus (b) the higher of 2013 or 2012 annual incentive target for all named executive officers plus (ii) pro rata bonus for 2013. For the purpose of calculating the value of cash severance, the target bonus for 2013 was used for all named executive officers.

(3)

Equity. Represents the aggregate payments to be made in cancellation of equity awards, including payments to be made in respect of options, restricted stock units and other stock-based awards upon consummation of the merger, as described in greater detail above in “—Acceleration of Vesting and Settlement of Equity Compensation Awards” and included in the “Estimated Cash Consideration” column corresponding to each named executive officer’s name in the equity summary table set forth therein. As described in greater detail above in that section, all unvested equity awards will vest immediately prior to the consummation of the merger, and will then be cashed out for the merger consideration upon consummation of the merger. Depending on when the merger occurs, certain equity awards, however, may have already become vested pursuant to the terms of the equity awards based upon the completion of continued service with NVE and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. As such, the value set forth in the Equity column includes the cash consideration to be paid out for all equity awards, whether vested prior to the consummation of the merger pursuant to their respective terms or those which will become vested immediately prior to the consummation of the merger in accordance with the terms of the merger agreement. The following table sets forth the portion of the estimated cash consideration each named executive officer is expected to receive for those equity awards that are projected to be vested at the time of the consummation of the merger (which for purposes of this table is treated as June 30, 2013):

Named Executive Officer	Cash Consideration for Vested Awards	Cash Consideration for Unvested Awards	Total Cash Consideration for Equity Awards
Mr. Yackira	$1,244,930	$13,900,614	$15,145,544
Mr. Halkyard	$—	$3,200,099	$3,200,099
Ms. Samil	$—	$3,797,721	$3,797,721
Ms. Cobb	$—	$2,254,920	$2,254,920
Mr. Denis	$—	$2,607,037	$2,607,037
Mr. Kaleta	$96,003	$4,950,972	$5,046,975

The difference between the numbers in the Equity column and those in the “Total Cash Consideration” column of the Equity Summary Table is the number of shares set forth in the “Shares Beneficially Owned” column of the Equity Summary Table multiplied by the cash consideration payable for a share of NVE common stock.

(4)

Pension/NQDC. Represents the lump sum cash pension service equivalent payment payable under the terms of NVE’s change in control policy. This payment is equal to the value of additional accruals the executive would have received under NVE’s pension plans had the named executive officer continued in employment for an additional 36 months. The amounts reported for Mr. Halkyard and Ms. Cobb also reflect the value of the non-vested benefit under the NV Energy Retirement Plan and the NV Energy Retirement Restoration Plan, which would become vested under the terms of NVE’s change in control policy, equal to $26,717 for Mr. Halkyard and $29,750 for Ms. Cobb.

(5)

Perquisites/Benefits. Represents the value of the health and welfare benefits to be provided to each named executive officer and his/her family (if applicable) based on the value of current elections prior to the qualifying termination date of June 30, 2013, assuming no changes in benefit elections and the payment of continuing required contributions by the named executive officer at the applicable employee rate. For named executive officers, the opportunity to continue in the health program (or receive substantially similar benefits) at the applicable employee rate beyond employment is available for up to 36 months for all named executive officers following a change in control, and this is assumed to run concurrently with any potential COBRA or other regulatory mandate for coverage following termination. Since Mr. Kaleta will become eligible for retiree medical and life benefits under NVE’s change in control policy, this amount includes the annual retiree medical subsidy provided for one year at the first date he would be eligible to receive this benefit, equal to $2,040 and the annual retiree life premium amount of $57.60.

(6)

Tax Reimbursements. Named executive officers are subject to a reduction in change-in-control payments to avoid payment of an excise tax that may be imposed under Sections 280G and 4999 of the Code if the reduction would result in a better after-tax outcome for the executive, taking into consideration not only the excise tax, but also income and employment tax consequences related to receipt of the change-in-control payments. Based on the projected and potential payments set forth in the above table, and the various assumptions made in order to estimate these numbers and evaluate the potential application of the excise tax, the reduction should not apply to the above referenced executives, assuming a change-in-control and qualifying termination occur on June 30, 2013. No named executive officers are eligible to receive tax gross-ups or other tax reimbursements.

(7)

Total. The following table shows, for each named executive officer, the amounts of golden parachute compensation which are “single trigger,” namely, eligibility to receive the amount requires only the occurrence of a change in control (which we refer to as the “Change in Control Trigger”), or “double trigger,” namely, eligibility to receive the amount requires both the occurrence of a change in control and a qualifying termination of employment (i.e., a Triggering Event) (which we refer to as the “Qualified Termination Trigger”) in nature. Change in Control Trigger amounts include the amounts shown in the ‘‘Equity’’ column of the ‘‘Golden Parachute Compensation’’ table above. For Mr. Halkyard and Ms. Cobb, the Change in Control Trigger amount also includes the non-vested benefit under the NV Energy Retirement Plan and the NV Energy Retirement Restoration Plan, which shall vest upon the change in control. As described in greater detail above in “—Acceleration of Vesting and Settlement of Equity Compensation Awards” and the “Equity Summary Table,” all unvested equity awards will vest prior to the merger, and will then be cashed out for the merger consideration upon consummation of the merger. Depending on when the merger occurs, certain equity awards, however, may have already become vested pursuant to the terms of the equity awards based upon the completion of continued service with NVE and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. As such, the value set forth in the Change in Control Trigger column below includes the cash consideration to be paid out for all equity awards, whether vested prior to the consummation of the merger pursuant to their respective terms or those which will become vested immediately prior to the consummation of the merger in accordance with the terms of the merger agreement. Qualified Termination Trigger amounts include (i) the amounts shown in the “Cash” column of the “Golden Parachute Compensation” table above, (ii) the amounts shown in the “Pension/NQDC” column of the “Golden Parachute Compensation” table above (excluding the “Change in Control Trigger” amounts for Mr. Halkyard’s and Ms. Cobb’s accelerated retirement plan benefits noted above), and (iii) the amounts shown in the ‘‘Perquisites/Benefits’’ column of the ‘‘Golden Parachute Compensation’’ table above.

Named Executive Officer	Change in Control Trigger	Qualified Termination Trigger
Mr. Yackira	$15,145,544	$8,740,895
Mr. Halkyard	$3,226,816	$2,979,861
Ms. Samil	$3,797,721	$2,988,533
Ms. Cobb	$2,284,670	$1,980,479
Mr. Denis	$2,607,037	$2,667,147
Mr. Kaleta	$5,046,975	$3,793,362

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, MidAmerican has agreed to indemnify each current or former director, officer, employee or fiduciary under the benefit plans of NVE, to the fullest extent permitted under applicable law, against damages arising out of acts or omissions occurring at or prior to the effective time of the merger arising out of such persons’ position or service with or at the request of NVE or based on the transactions contemplated by the merger agreement. The surviving corporation will pay the reasonable fees and expenses of counsel to any such director, officer, employee or fiduciary and otherwise advance documented expenses reasonably incurred in connection with any claim as to which such director, officer, employee or fiduciary could be indemnified, subject to repayment if it is determined that such director, officer, employee or fiduciary is not entitled to indemnification under law. For six years after the effective time of the merger, MidAmerican has agreed to cause the surviving corporation to maintain in effect NVE’s current directors’ and officers’ liability insurance (or other insurance that is no less favorable than the existing insurance) covering acts or omissions occurring at or prior to the effective time of the merger, or, in the alternative, obtain a six-year “tail” policy with respect to such directors’ and officers’ liability insurance with substantially equivalent coverage. In addition, for not less than six years following the effective time of the merger, MidAmerican has agreed to maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than those provisions contained in the organizational documents of NVE in effect immediately prior to the effective time of the merger, or in any indemnification contracts with an indemnified party.

For additional information relating to director and officer indemnification and insurance, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance.”

Compensation and Employee Benefits

Under the terms of the merger agreement, MidAmerican has agreed to provide or cause its subsidiaries, including the surviving corporation, to provide to each of our non-union employees, including our named executive officers, for one year following the effective time of the merger (i) a base salary and an annual cash bonus opportunity that are no less favorable than those provided immediately prior to the effective time of the merger and (ii) other compensation and benefits, that are substantially comparable, in the aggregate, to the other compensation and benefits provided to our non-union employees, including our named executive officers, immediately prior to the effective time of the merger. MidAmerican has also agreed to provide or cause its subsidiaries, including the surviving corporation, to provide to each Company employee, including each named executive officer, long-term incentive compensation opportunities that are competitive with the opportunities provided by the industry generally to employees performing in a comparable role.

Financing of the Merger

MidAmerican’s shareholders have committed to provide the capital to fund the entire purchase price of NVE, including the payment of MidAmerican’s merger-related fees and expenses. MidAmerican expects to fund a portion of the purchase price by issuing senior unsecured debt. The consummation of the merger is not conditioned upon MidAmerican’s receipt of financing.

Effects of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Nevada law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of MidAmerican formed for purposes of the merger, will be merged with and into NVE, and NVE will survive the merger as a subsidiary of MidAmerican and will continue its corporate existence under Nevada law.

Regulatory Approvals

Antitrust Approvals

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the merger cannot be completed until each of NVE and Berkshire (as the ultimate parent of MidAmerican) file a notification and report form under the HSR Act and the applicable waiting period for each filing has expired or been terminated. On June 27, 2013, both the Company and Berkshire (as the ultimate parent of MidAmerican) filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division. At any time before or after completion of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, mandating changes in market behavior, or seeking divestiture of substantial assets by NVE or MidAmerican. While no state relevant to the merger requires advanced filing and clearance as to antitrust issues, at any time before or after the completion of the merger, and notwithstanding the expiration or early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of NVE or MidAmerican. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain approvals on satisfactory terms, or the absence of any litigation challenging such approvals. There also can be no assurance that the Antitrust Division, the FTC or any other governmental or any private party will not attempt to challenge the merger on antitrust grounds, and if such a challenge is made, there can be no assurance as to its result.

FERC Approval

Section 203 of the Federal Power Act (which we refer to as the “FPA”) provides that no holding company in a holding company system that includes a transmitting utility or an electric utility shall purchase, acquire, or take any security with a value in excess of $10,000,000 of, or, by any means whatsoever, directly or indirectly, merge or consolidate with, a transmitting utility, an electric utility company, or a holding company in a holding company system that includes a transmitting utility, or an electric utility company, with a value in excess of $10,000,000 without prior authorization from the FERC. Because each of the Company and MidAmerican is a “holding company” that has FERC jurisdictional public utility subsidiaries, the approval of the FERC under Section 203 is required before we and MidAmerican may consummate the merger.

Section 203 of the FPA, as amended by the Energy Policy Act of 2005, provides that the FERC shall approve an application under Section 203 of the FPA if the merger is found to be “consistent with the public interest” and will not result in cross-subsidization of a non-utility associate company or a pledge or encumbrance of assets for the benefit of an associate company, unless the FERC determines that the cross-subsidization, pledge or encumbrance will be consistent with the public interest. The FERC stated in its 1996 Merger Policy Statement that, in analyzing whether a merger is consistent with the public interest under Section 203, it will evaluate the following criteria:

•	the effect of the merger on competition in electric power markets;

•	the effect of the merger on the applicant’s wholesale power rates and transmission rates; and

•	the effect of the merger on state and federal regulation of the applicants.

The FERC may grant an application under Section 203 of the FPA in whole or part, and may condition its approval on terms FERC finds necessary or appropriate to secure the maintenance of adequate service and the coordination in the public interest of facilities subject to the jurisdiction of FERC. The FERC is required to rule on a completed merger application not later than 180 days from the date on which the completed application is filed. The FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If the FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved.

We and MidAmerican expect to file our application under Section 203 in July of 2013.

PUCN Approval

The NRS provide that a person shall not merge with, directly acquire, indirectly acquire through a subsidiary or affiliate or otherwise directly or indirectly obtain control of a public utility doing business in Nevada without first filing for and obtaining authorization from the PUCN. NVE is the sole stockholder of Sierra Pacific Power Company and Nevada Power Company, two public utilities subject to the jurisdiction of the PUCN. As such, the merger is subject to the provisions of NRS 704.329(1), which requires the authorization of the PUCN before it can be completed.

The standard to be applied by the PUCN in determining whether to approve the merger is whether it will be in the public interest. NRS §704.329 provides that the PUCN may base its authorization upon such terms, conditions or modifications as the PUCN deems appropriate. Regulations implementing NRS §704.329 provide that in determining whether a merger is in the public interest, the PUCN should look at the impact of the merger on customer rates and quality of service, the PUCN’s jurisdiction and authority, and the impact (if any) of the merger on retail competition.

The PUCN is required to rule on a merger within six months of the filing of a complete application. In the absence of a ruling within that time period, the merger is deemed approved.

Other Approvals

We and MidAmerican have each agreed to use our respective reasonable best efforts to obtain all other consents, licenses, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities necessary in connection with the consummation of the merger, including the approval of the Federal Communications Commission (which we refer to as the “FCC”) relating to certain licenses issued by the FCC that are held by NVE.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of our common stock who receive cash for their shares of our common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of our common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment). This summary does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the United States dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid United States federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a United States expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES.

WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF EACH OWNER’S PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of our common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of our common stock should consult its tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for shares of our common stock pursuant to the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered in the merger. Gain or loss will be determined separately for each block of shares of our common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is an exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder should complete and sign the IRS Form W-9 that will be included with the letter of transmittal, to be returned to the payment agent, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable United States-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes during the time described above.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a Non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their independent tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Consequences if the Merger is Not Completed

In the event that the merger proposal is not approved by the holders of shares representing a majority of the outstanding shares of our common stock entitled to vote thereon or if the merger is not completed for any other reason, you would not receive any consideration from MidAmerican or Merger Sub for your shares of our common stock. Instead, we would remain a public company, our common stock would continue to be listed and traded on the NYSE and the holders of shares of our common stock would continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of our common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger proposal is not approved by the holders of shares representing a majority of the outstanding shares of our common stock entitled to vote thereon or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Litigation Related to the Merger

On June 6, 2013, a lawsuit captioned Resnik v. NV Energy, Inc., et al., Case No. A-13-683030-C was filed in the Eighth Judicial District Court in Clark County, Nevada against NVE and members of NVE’s board of directors. The lawsuit also named Merger Sub as a defendant. The Resnik complaint, which purports to be brought on behalf of a class consisting of the public stockholders of NVE, alleges that NVE’s directors breached their fiduciary duties by entering into the merger agreement with MidAmerican for a price that is alleged to be unfair, as the result of a process alleged to be unfair and inadequate, with material conflicts of interest, and by agreeing to deal protection provisions that are alleged to have unreasonably restrained other potential bidders from making a successful offer for NVE. The Resnik complaint also includes a claim that Merger Sub aided and abetted the NVE directors’ breaches of their fiduciary duties. The Resnik complaint seeks, among other things, to enjoin the proposed merger as well as other equitable relief, damages and attorneys’ fees and costs.

On June 7, 2013 and June 10, 2013, two additional complaints (Sparks v. NV Energy, Inc., et al., Case No. A-13-683174-B, and Hirte v. NV Energy, Inc., et al., Case No. A-13-683278-C, respectively) were filed in the Eighth Judicial District Court in Clark County, Nevada containing claims and allegations similar to those in the original Resnik complaint and seeking similar relief on behalf of the same putative class. In addition to the defendants named in the Resnik complaint, the Sparks and Hirte complaints name MidAmerican as a defendant. These complaints also include a claim that NVE, MidAmerican and Merger Sub aided and abetted the NVE directors’ breaches of their fiduciary duties.

THE AGREEMENT AND PLAN OF MERGER

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding NVE or MidAmerican or their respective businesses. Such information can be found elsewhere in this proxy statement and in the public filings that NVE makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find Additional Information.”

Effective Date of the Merger Agreement

The merger agreement was executed by NVE, MidAmerican and Merger Sub on May 29, 2013 (which we refer to as the “effective date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Nevada law, at the effective time of the merger, Merger Sub will be merged with and into NVE and, as a result of the merger, the separate corporate existence of Merger Sub will cease and NVE will continue as the surviving corporation and a wholly owned subsidiary of MidAmerican.

Closing; Effective Time of the Merger

The closing of the merger will take place on a date to be agreed by MidAmerican and NVE, which will be no later than the third business day after the satisfaction or waiver of all the conditions to closing of the merger set forth in the merger agreement and described in this proxy statement, unless another time or date is agreed to in writing by the parties. On the closing date, NVE will file the articles of merger with the Secretary of State of the State of Nevada in accordance with Nevada law (at which time we expect the merger to become effective) and will make all other filings or recordings required under Nevada law.

Organizational Documents; Directors and Officers

At the effective time of the merger, the articles of incorporation of the surviving corporation will be amended and restated in a form to which MidAmerican and NVE mutually agree. At the effective time of the merger, the bylaws of Merger Sub will become the bylaws of the surviving corporation, except that references to the name of Merger Sub shall be replaced by references to the name of the surviving corporation, until thereafter amended in accordance with Nevada law and the articles of incorporation and bylaws of the surviving corporation.

The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation. At the effective time of the merger, the officers of NVE will serve as the officers of the surviving corporation.

Merger Consideration

Outstanding NVE Common Stock

Except as described below, at the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $23.75 in cash, without interest, subject to withholding with respect to applicable taxes.

Treasury Shares; Shares Owned by MidAmerican

At the effective time of the merger, each share of our common stock (i) held in our treasury, (ii) owned of record by any subsidiary of ours or (iii) owned of record by MidAmerican, Merger Sub or any of their respective wholly owned subsidiaries will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Merger Sub Common Stock

At the effective time of the merger, each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Treatment of Stock Options, Restricted Stock Units, Performance Awards, Deferred Stock Units and Equity Plans

Each option to purchase shares of NVE common stock granted pursuant to our equity incentive plans outstanding immediately prior to the effective time of the merger will be fully vested and canceled and, in exchange therefor, each holder of any such canceled option will be entitled to receive a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the total number of shares of common stock subject to such canceled option and (ii) the excess, if any, of the merger consideration of $23.75 per share over the exercise price per share of such canceled option. Any canceled options with respect to which the exercise price per share subject thereto is greater than the merger consideration of $23.75 per share shall be canceled in exchange for no consideration.

Each award of restricted stock units with respect to shares of NVE common stock (excluding any performance awards, which performance awards shall be addressed as provided below) granted pursuant to our equity incentive plans which is outstanding immediately prior to the effective time of the merger will be fully vested and canceled and, in exchange therefor, as of the effective time of the merger, each holder of any such canceled award of restricted stock units will be entitled to receive a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $23.75 and (ii) the number of restricted stock units subject to such award.

Each award of performance units and performance shares granted pursuant to our equity incentive plans and outstanding immediately prior to the effective time of the merger will be vested and paid out assuming satisfaction of the applicable performance goal(s) at 100% of the target level (unless the actual measured performance, determined as of the effective time of the merger, would result in the vesting and payout of a performance award at a level greater than 100% of the target level, in which case a pro rata portion, based on the fraction of the applicable performance period that has been completed as of the effective time of the merger, of the performance award shall be vested and paid out at such greater level and the balance of the performance award shall be vested and paid out at 100% of the target level) and canceled and, in exchange therefor, each holder of any such canceled performance award will be entitled to receive a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $23.75 and (ii) the number of performance units or performance shares, as the case may be, subject to such canceled performance award.

Each award of deferred stock units granted pursuant to our equity incentive plans which is outstanding immediately prior to the effective time of the merger will be canceled and, in exchange therefor, as of the effective time of the merger, each holder of such canceled award of deferred stock units will be entitled to receive a cash payment, without interest and subject to any applicable withholding taxes, in an amount equal to the product of (i) the merger consideration of $23.75 and (ii) the number of deferred stock units subject to such canceled award.

After the effective time of the merger, all of our equity incentive plans will be terminated and no further options, restricted stock units, performance shares or units, deferred stock units or other rights with respect to shares of NVE common stock will be granted pursuant to such equity incentive plans.

At the effective time of the merger, MidAmerican will make a cash contribution to the surviving corporation to permit the surviving corporation to make the foregoing payments.

Exchange Procedures

Prior to the effective time of the merger, MidAmerican will designate a financial institution reasonably acceptable to us to act as paying agent, and will establish, or cause to be established, with the paying agent an exchange fund to hold cash in an amount equal to the aggregate merger consideration to be paid to our common stockholders in connection with the merger.

As promptly as practicable after the effective time of the merger, and in any event not later than the third business day thereafter, MidAmerican will cause the paying agent to mail to each record holder of our common stock whose shares were converted to a right to receive merger consideration a letter of transmittal and instructions for surrendering the record holder’s stock certificates or book-entry shares in exchange for payment of the merger consideration. Upon delivery of a duly executed letter of transmittal in proper form and, if applicable, proper surrender of a NVE stock certificate, the holder of such stock certificate or uncertificated shares will be entitled to receive the portion of the merger consideration payable to such holder pursuant to the merger. The surrendered certificates representing shares of our common stock will be canceled.

No interest will be paid or will accrue on the cash payable upon surrender of any certificate or uncertificated share representing our common stock. The cash paid upon surrender of any such certificate or uncertificated share will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock formerly represented by such certificate or uncertificated share.

You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock certificates.

Lost, Stolen and Destroyed Certificates

If a NVE stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by MidAmerican in its reasonable discretion, may also be required to provide a bond (in a customary amount) prior to receiving any merger consideration.

Representations and Warranties

NVE, on the one hand, and MidAmerican and Merger Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties described below and included in the merger agreement were made solely for the benefit of the parties to the merger agreement. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by NVE, MidAmerican and Merger Sub in connection with negotiating the terms of the merger agreement (including in the respective disclosure letters delivered by NVE and MidAmerican in connection with the merger agreement). Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been made for the purpose of allocating risk between NVE and MidAmerican rather than establishing the matters addressed by such representations and warranties as facts. You should not rely on the representations and warranties as characterizations of the actual state of facts or condition of NVE, MidAmerican or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Representations and Warranties of NVE

We have made a number of representations and warranties to MidAmerican and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by our representations and warranties include the following:

•	the organization, qualification to do business and good standing of NVE and our subsidiaries;

•	the capital structure of, and the absence of restrictions or encumbrances with respect to the capital stock of, NVE and our subsidiaries;

•	our authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•

the absence of conflicts with, or violations of, laws, organizational documents or our material contracts as a result of NVE entering into, and consummating the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the authorizations, licenses and permits of NVE and our subsidiaries;

•	our compliance with laws;

•	our SEC filings since January 1, 2010 and the financial statements contained in those filings;

•	the accuracy of the information supplied for this proxy statement;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain changes or events since December 31, 2012;

•	the absence of undisclosed liabilities;

•	the absence of litigation;

•	employee benefits matters;

•	labor matters;

•	tax matters;

•	our owned and leased real properties;

•	environmental matters;

•	our intellectual property;

•	our material contracts and the absence of breaches of such contracts;

•	our insurance policies;

•	our receipt of a fairness opinion from Lazard;

•	matters with respect to certain regulatory proceedings;

•	the inapplicability of takeover laws to the merger;

•	the vote of our common stockholders required to approve the merger agreement;

•	the inapplicability of dissenter’s rights to the merger; and

•	the absence of broker’s or finder’s fees, other than those payable to Lazard, in connection with the transactions contemplated by the merger agreement.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on NVE means any change, event or development that has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of NVE and our subsidiaries taken as a whole. However, no change, event or development resulting from any of the following items will be taken into account in determining whether there has been or will be a material adverse effect on NVE and our subsidiaries, taken as a whole:

•	the entry into or the announcement or pendency of the merger agreement or the transactions contemplated thereby, including the identity of MidAmerican and its affiliates;

•

any change, event or development in or affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which NVE or our subsidiaries operate generally or in any specific jurisdiction or geographical area, except to the extent materially and disproportionately adversely affecting NVE and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which NVE and our subsidiaries operate;

•

any change, event or development resulting from or arising out of (A) any changes, events or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes, events or developments in or affecting national, regional, state or local electric transmission or distribution systems, (C) any changes, events or developments in national, regional, state or local wholesale or retail electric power and capacity prices or affecting prices for petroleum products or other commodities or for raw material inputs and end products, except to the extent materially and disproportionately adversely affecting NVE and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which NVE and our subsidiaries operate;

•

any change in the market price or trading volume of the equity securities of NVE or of the ratings or the ratings outlook for NVE or any of our subsidiaries by any applicable rating agency or the failure of NVE to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results (except that the underlying cause of any such change may be taken into account, if it is not otherwise excluded by one of the other exceptions in this definition);

•	the suspension of trading in securities generally on the New York Stock Exchange;

•

any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental authority, independent system operator, regional transmission organization or market administrator (including legislation relating to NVision in its current form or any amended form or any laws adopted, implemented, proposed, stayed or changed in connection therewith);

•

any changes in GAAP or accounting standards or interpretation of any of the foregoing, except to the extent materially and disproportionately adversely affecting NVE and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which NVE and our subsidiaries operate;

•

any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except to the extent materially and disproportionately adversely affecting NVE and our subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which NVE and our subsidiaries operate;

•	any action taken to comply with a specific requirement of the merger agreement;

•

any action taken or not taken to which MidAmerican has consented in writing or deemed to have consented in writing pursuant to the terms of the merger agreement or resulting from the failure of MidAmerican to provide its consent to certain action requested by NVE pursuant to specified sections of the merger agreement; and

•

any actions or claims made or brought by any of the current or former stockholders of NVE (or on their behalf or on behalf of NVE, but in any event only in their capacities as current or former stockholders) arising out of the merger or merger agreement.

Representations and Warranties of MidAmerican and Merger Sub

MidAmerican and Merger Sub made customary representations and warranties to us in the merger agreement, including representations and warranties relating to the following:

•	organization and good standing of MidAmerican and Merger Sub;

•	their authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts;

•	the governmental and regulatory approvals required to complete the merger;

•	the accuracy of the information supplied by MidAmerican and Merger Sub for this proxy statement;

•	the absence of litigation which would materially delay or prevent the merger;

•	the ownership of Merger Sub by MidAmerican and Merger Sub’s lack of other operating activity;

•	the absence of ownership of our common stock;

•	the possession by MidAmerican of access to sufficient funds to consummate the merger;

•	the absence of broker’s or finder’s fees in connection with the transactions contemplated by the merger agreement; and

•	the absence of certain arrangements between MidAmerican or Merger Sub, on the one hand, and our or our subsidiaries’ officers, directors, employees or stockholders, on the other hand.

Covenants Regarding Conduct of Business by NVE Prior to the Merger

Under the merger agreement, until the effective time of the merger, except as contemplated by the merger agreement, as required by applicable law, by a governmental entity or by the rules of the NYSE, or as agreed to in writing by MidAmerican (which agreement shall not be unreasonably withheld, conditioned or delayed), we have agreed to, and to cause our subsidiaries to:

•	conduct our and their respective operations in the ordinary course of business, substantially consistent with past practice; and

•

use commercially reasonable efforts to (i) preserve substantially intact our and their respective business organization and maintain existing relations and goodwill with governmental entities, customers, suppliers, regulators and key employees and (ii) maintain in effect all material government permits, franchises and authorizations pursuant to which we or any of our subsidiaries operate.

In addition, until the effective time of the merger, except as contemplated by the merger agreement, as required by applicable law, by a governmental entity or by the rules of the NYSE or as consented to by MidAmerican (which consent shall not be unreasonably withheld, delayed or conditioned), we have agreed that we will not, and will not permit our subsidiaries to:

•

issue or authorize the issuance of any equity securities, or issue rights of any kind to acquire equity securities, subject to certain exceptions, including exceptions for issuances pursuant to exercises of stock options and the vesting and settlement of awards issued under our equity incentive plans outstanding on the date of the merger agreement or permitted to be granted under the merger agreement;

•	sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets, except pursuant to existing contracts or in the ordinary course of business;

•

declare, set aside, make or pay any dividend or other distribution, other than (i) our ordinary course quarterly dividends to holders of shares of our common stock, not to exceed an agreed upon amount, with record and payment dates in accordance with the Company’s customary dividend schedule, and (ii) dividends paid by our subsidiaries to us or another wholly owned subsidiary;

•	enter into any agreement with respect to the voting or registration of any equity securities of NVE or our subsidiaries or certain related securities or rights;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire any equity securities or certain related securities or rights, other than (i) in the case of our subsidiaries or (ii) in connection with the exercise of options to acquire our common stock or tax withholdings on our restricted stock units, deferred stock units or performance awards;

•

adopt a plan of complete or partial liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or other reorganization of NVE, other than the merger of one of our subsidiaries with or into one or more of our other subsidiaries;

•	acquire or make an offer to acquire a material business, other than acquisitions for consideration not to exceed $10 million individually or $50 million in the aggregate;

•

incur any indebtedness for borrowed money or assume or guarantee the obligations of any person (other than obligations of a wholly owned subsidiary of NVE), except (i) in connection with refinancings of existing indebtedness, so long as the principal amount of such existing indebtedness is not increased, (ii) for borrowings in the ordinary course of business, consistent with past practices or (iii) in connection with acquisitions permitted by the covenant described above;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary of NVE) in excess of $10 million, other than loans made in the ordinary course of business;

•

(i) increase the compensation or benefits payable to any directors, officers or employees, other than annual salary increases in the ordinary course of business and changes to broad-based company benefit plans in the ordinary course of business, (ii) in connection with the hiring of new employees, grant or provide any rights to severance or termination pay or other termination benefits, or enter into any employment or severance agreement or arrangement or increase the amounts payable under such agreement or arrangement, except in the ordinary course of business, (iii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other similar plan or agreement, or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any company benefit plan, except in each case described in clauses (i) through (iv), to the extent required by law or the terms of any company benefit plan or as contemplated in the merger agreement;

•

except in each case to the extent required by law, file any tax return materially inconsistent with past practice, make any material tax election inconsistent with past practices, settle or compromise any material tax claim or assessment by any governmental entity, change any annual tax accounting period, materially change any method of tax accounting for tax purposes, materially amend any tax return, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

•	make any material change in accounting policies or procedures, except as required by GAAP, applicable law or a governmental entity;

•

make any capital expenditures, other than (i) capital expenditures that are not, in the aggregate, in excess of 5% above the capital expenditures provided for in our existing capital forecast, (ii) in the ordinary course of business or (iii) emergency capital expenditures in any amount that we determines is necessary in our reasonable judgment to maintain our ability to operate our businesses in the ordinary course;

•	settle or compromise any suit or proceeding in an amount in excess of $10 million (net of any amount covered by insurance or indemnification);

•

enter into a contract that (i) limits in any material respect either the type of business in which we or our subsidiaries or any of our affiliates may engage or the manner or geographic area in which any of us may so engage in any business, except for franchise agreements between the Company or one of our subsidiaries and the applicable jurisdictions or (ii) is a material contract that grants “most favored nation” status that, following the merger, would apply to MidAmerican and its subsidiaries (including the surviving corporation and its subsidiaries); or

•	authorize or enter into any contract to do any of the foregoing.

Notwithstanding the covenants described above, if the merger has not closed prior to the meeting of our board of directors in February 2014, our board of directors may put in place short-term and long-term incentive plans (none of which shall include the issuance of grants or awards of equity-based compensation) in the ordinary course of business. If the merger closes in 2014 after such plans and any awards granted pursuant thereto have been put in place, such plans will be (i) terminated in their entirety without any payments by, or continuing obligations of, the surviving corporation and (ii) replaced by plans to be established by MidAmerican.

In addition, we have agreed to, and to cause our subsidiaries to, consult with MidAmerican prior to initiating any general rate case, making any material changes in our or our subsidiaries’ rates or charges, standards of service or accounting from those in effect on the effective date of the merger agreement or executing any agreement, commitment, arrangement or consents with respect thereto, except in each case for routine filings made in the ordinary course of business consistent with past practice, as related to the merger of Nevada Power Company and Sierra Pacific Power Company or as required by a governmental entity.

Obligations with Respect to this Proxy Statement and the Special Meeting

Under the terms of the merger agreement, unless the merger agreement is terminated or there has been a change of company recommendation (as such term is defined below in the section entitled “—Obligation of Our Board of Directors with Respect to its Recommendation”), we have agreed to call, give notice of, convene and hold the special meeting of our common stockholders as promptly as reasonably practicable, but in any event no later than forty-five days following the date that the proxy statement is cleared by the SEC (or if the SEC does not review the proxy statement, forty-five days from the earliest date on which we could mail the proxy statement pursuant to the Exchange Act). Unless the merger agreement is terminated or there has been a change of company recommendation, our board of directors has agreed to recommend the approval of the merger agreement to our common stockholders. We have also agreed to use our reasonable best efforts to obtain the approval of the merger by our common stockholders, unless the merger agreement is terminated or there has been a change of company recommendation.

Restriction on Solicitation of Competing Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, we have agreed that we will, will cause our subsidiaries to and will use our reasonable best efforts to cause our directors, officers, investment bankers, financial advisors and counsel (which we refer to collectively as the “Company representatives”) to, cease any solicitations, discussions or negotiations with any other persons with respect to any potential competing proposal (as such term is defined in the merger agreement and described below). Additionally, we have agreed that we will not, will cause our subsidiaries not to and will use our reasonable best efforts to cause the Company representatives not to:

•	initiate, solicit or knowingly encourage the submission of, or any inquiries with respect to, any competing proposal;

•	furnish any non-public information regarding NVE or our subsidiaries to any third person in connection with or in response to a competing proposal; or

•

participate in any discussions or negotiations with any person, furnish to any person any information, or otherwise knowingly cooperate or knowingly assist any person, with respect to any competing proposal.

A “competing proposal” is defined in the merger agreement to mean any proposal or offer from any person (other than the transactions contemplated by the merger agreement and other than a proposal or offer by MidAmerican or its subsidiaries) relating to:

•

the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of NVE and our subsidiaries, taken as a whole; or

•	the acquisition in any manner, directly or indirectly, by any person of more than twenty percent (20%) of the issued and outstanding shares of NVE common stock.

Notwithstanding the foregoing prohibitions, if, at any time following the execution of the merger agreement and prior to the approval of the merger agreement by our common stockholders, (i) we receive a bona fide written competing proposal from a third party that was not a result of a breach of the non-solicitation provisions described above and (ii) our board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such competing proposal constitutes or is reasonably likely to lead to a superior proposal (as such term is defined in the merger agreement and described below) and that the failure to furnish information to or participate in discussions or negotiations with respect to such competing proposal would be reasonably likely to be inconsistent with our board of director’s fiduciary duties under applicable laws, then we may (a) furnish information with respect to us and our subsidiaries to the person (and its representatives) making such competing proposal and (b) participate in discussions or negotiations with the person making such competing proposal (and its representatives) regarding such competing proposal; provided that we (x) will not, will not permit or authorize our subsidiaries to and will use our reasonable best efforts to cause the Company representatives not to, disclose any such information to such person without first entering into a confidentiality agreement with such person that contains confidentiality provisions that are no less favorable in the aggregate than those contained in the confidentiality agreement between MidAmerican and NVE (except that NVE may enter into a less favorable confidentiality agreement so long as the terms of MidAmerican’s confidentiality agreement with NVE are deemed modified to the same extent), (y) notify MidAmerican in writing prior to furnishing such information or participating in such discussions or negotiations, provide to MidAmerican a copy of such competing proposal or, if such competing proposal is oral, a detailed summary of such competing proposal as promptly as practicable and keep MidAmerican reasonably informed of any material change to such material terms or conditions as promptly as practicable and (z) will concurrently provide to MidAmerican any written information and any other material information concerning NVE or our subsidiaries provided or made available to such other person that was not previously provided or made available to MidAmerican.

A “superior proposal” is defined in the merger agreement to mean a competing proposal (with all percentages in the definition of competing proposal increased to fifty percent (50%)) made by any person on terms that our board of directors determines in good faith, after consultation with our outside financial and legal advisors, and considering such factors as our board of directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to NVE and its stockholders from a financial point of view than the transactions contemplated by the merger agreement.

Obligation of Our Board of Directors with Respect to its Recommendation

The merger agreement provides that neither our board of directors nor any committee of our board of directors will:

(i)	authorize, approve or recommend any competing proposal;

(ii)	withhold, modify or amend, in a manner adverse to MidAmerican, the recommendation of our board of directors that our common stockholders approve the merger agreement; or

(iii)

allow us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any competing proposal (other than a confidentiality agreement) or requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, at any time prior to the approval of the merger agreement by our common stockholders, our board of directors may make a change of company recommendation and/or terminate the merger agreement in accordance with its terms, as further discussed in the sections entitled “—Termination of the Merger Agreement” and “—Termination Fees,” if:

•

(i) we receive a competing proposal (that did not result from a breach of the non-solicitation provisions described in the section entitled “—Restriction on Solicitation of Competing Proposals”) from a third person that is not withdrawn, and our board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such competing proposal constitutes a superior proposal and that the failure to make a change of company recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws, (ii) we provide MidAmerican with four days’ prior written notice of our intention to take such action, which notice shall include the material terms and conditions of such superior proposal, (iii) we negotiate in good faith with MidAmerican with respect to any changes to the terms of the merger agreement proposed by MidAmerican for at least four days following receipt by MidAmerican of that notice (and an additional two days for any amendment to any material term of such superior proposal) and (iv) taking into account any changes to the terms of the merger agreement proposed by MidAmerican, our board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal would continue to constitute a superior proposal if such changes offered in writing by MidAmerican were to be given effect and that the failure to make a change of company recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws; or

•

in response to an intervening event (as such term is defined in the merger agreement and described below), our board of directors determines in good faith, after consultation with our outside legal counsel, that the failure of our board of directors to effect a change of company recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws and: (i) we provide written notice to MidAmerican advising MidAmerican that our board of directors is contemplating making such a change of company recommendation and specifying the material facts and information constituting the basis for such contemplated determination, (ii) we give MidAmerican four days after delivery of that notice to propose revisions to the terms of the merger agreement (or make another proposal) and negotiate in good faith with MidAmerican with respect to such proposed revisions or other proposal, if any, and (iii) our board of directors determines in good faith, after taking into account any change to the terms of the merger agreement or other proposals made by MidAmerican, if any, and after consultation with its outside legal counsel, that the failure to effect such change of company recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws.

An “intervening event” is defined in the merger agreement to mean an event, change, fact, circumstance, occurrence or development (other than a competing proposal) that (i) is material to NVE, (ii) was not known or reasonably foreseeable in the good faith judgment of our board of directors as of the date of the merger agreement, or if known or reasonably foreseeable in the good faith judgment of our board of directors, the magnitude or material consequences of which were not known or reasonably foreseeable in the good faith judgment of our board of directors or understood by our board of directors as of the date of the merger agreement, and (iii) becomes known or the material consequences of which become known to or understood by our board of directors prior to obtaining the approval of the merger agreement by our stockholders; provided, however, that an event, change, fact, circumstance, occurrence or development shall not constitute an intervening event (except to the extent, in the case of clauses (A), (B)(1) or (B)(2) below, such event, change, fact, circumstance, occurrence or development disproportionately affects the State of Nevada relative to other states in the Western United States taken as whole) if such event, change, fact, circumstance, occurrence or development (A) affects or relates to the economy or financial or securities markets in the United States or elsewhere in the world, the industry or industries in which NVE and our subsidiaries operate generally or in any specific jurisdiction or area, or (B) results from or arises out of (1) any changes, events or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products and services, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (2) any changes, events or developments in or affecting national, regional, state or local electric transmission or distribution systems, or (3) any changes in laws.

The merger agreement does not prohibit us or our board of directors from (i) disclosing to our stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the Company’s stockholders that our board of directors determines, in good faith after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable laws (but any such action will have the effects otherwise set forth in the merger agreement) or (iii) issuing a “stop, look and listen” statement pending disclosure of its position (which statement will not constitute a change of company recommendation).

Efforts to Consummate the Merger; Regulatory Matters

Under the terms of the merger agreement, we and MidAmerican have each agreed to use our respective reasonable best efforts to cause the conditions to the merger to be satisfied (as described below in the section entitled “—Conditions to the Merger”), including:

•

promptly obtaining all actions or non-actions, consents, licenses, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement (including the required governmental approvals);

•

as promptly as practicable, making all registrations and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with any other governmental entity or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement;

•

defending all lawsuits or other legal, regulatory or other proceedings challenging or affecting the merger agreement or the consummation of the transactions contemplated thereby, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding; and

•

seeking to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect thereto.

MidAmerican has also agreed to use its reasonable best efforts to take (and to cause its affiliates to take) promptly any and all steps or promptly make any and all undertakings necessary to obtain the consents and approvals required under the HSR Act and from the FERC and the PUCN, so as to enable the parties to close the transactions contemplated by the merger agreement as promptly as practicable (including accepting operational restrictions or limitations and committing to or effecting the sale, license, disposition or holding separate of such assets or businesses as are required (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant governmental entity)). We have also agreed to use our reasonable best efforts to make any undertakings, subject to the condition that the merger occurs (including undertakings to make sales or other dispositions, provided that such sales or other dispositions are conditioned upon the closing of the merger) as are required in order to obtain the required governmental approvals. Notwithstanding the foregoing, under the terms of the merger agreement, MidAmerican is not required to, and we are not permitted to, consent to or take any action that, individually or in the aggregate, would reasonably be expected to (1) have a material adverse effect on NVE and our subsidiaries, taken as a whole, or (2) have a material adverse effect on MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger and the terms and conditions contained in the consents and approvals required under the HSR Act and from the FERC and the PUCN (provided that for the purpose of determining whether a potential adverse effect on MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger and the terms and conditions contained in the consents and approvals required under the HSR Act and from the FERC and the PUCN would constitute a material adverse effect, MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of NVE and our subsidiaries, taken as a whole).

We have also agreed to use our reasonable best efforts to take (and to cause our subsidiaries to take) (which shall not include the expenditure of funds), at MidAmerican’s sole cost and expense, such actions as MidAmerican shall reasonably request to obtain consents, waivers, or approvals under material contracts with respect to the transactions contemplated by the merger agreement; provided, however, that (i) we and our subsidiaries shall not be required to incur any indebtedness in connection with such actions and (ii) we and our subsidiaries shall only be required to enter into an obligation or commitment if such obligation or commitment is conditioned upon the closing of the transactions contemplated by the merger agreement and will be effective with respect to us and our subsidiaries only on or after the effective time of the merger.

Access to Information

Under the merger agreement, we have agreed to, and will cause our subsidiaries to, provide MidAmerican and Merger Sub and their respective representatives reasonable access to the officers, employees, properties, offices and other facilities of NVE and our subsidiaries and to the books and records thereof, during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or our subsidiaries, subject to certain exceptions.

Director and Officer Indemnification and Insurance

After the effective time of the merger, MidAmerican will, and will cause the surviving corporation to, indemnify, defend and hold harmless each current or former director, officer, employee or fiduciary under the benefit plans of the Company and our subsidiaries, to the fullest extent that the Company or any of our subsidiaries is permitted by applicable law to indemnify its own directors and officers, against (i) damages arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent that they are based on or arising out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of our subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement. The surviving corporation will pay the reasonable fees and expenses of counsel to any such director, officer, employee or fiduciary and otherwise advance documented expenses reasonably incurred in connection with any such indemnified liabilities, subject to repayment if it is determined that such director, officer, employee or fiduciary is not entitled to indemnification under law.

For six years after the effective time of the merger, MidAmerican must cause the surviving corporation to maintain in effect NVE’s current directors’ and officers’ liability insurance (or other insurance that is no less favorable than the existing insurance) covering acts or omissions occurring at or prior to the effective time of the merger. However, MidAmerican may, at its election, instead obtain a six-year “tail” policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of NVE.

In addition, for not less than six years following the effective time of the merger, MidAmerican and the surviving corporation will maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable as the exculpation, indemnification and advancement of expenses provisions contained in the organizational documents of NVE and our subsidiaries in effect immediately prior to the effective time of the merger, or in any indemnification contracts with an indemnified party, and will not amend, repeal or otherwise modify any such provisions in any manner adverse to the rights of an indemnified party.

Employee Benefits

Under the terms of the merger agreement, MidAmerican has agreed to provide or cause its subsidiaries, including the surviving corporation, to provide, for one year following the effective time of the merger (i) base salary, wages and commission opportunities to each individual who is an employee of NVE or our subsidiaries immediately prior to the effective time of the merger who is neither represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement (each of which we refer to as a “Company employee”) at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company employee immediately prior to the effective time of the merger, (ii) an annual cash bonus opportunity to each Company employee that is not less favorable than the annual cash bonus opportunity provided to such Company employee immediately prior to the effective time of the merger, and (iii) other compensation and benefits (including severance benefits, paid-time off and retirement benefits, but excluding equity compensation) to Company employees that are substantially comparable, in the aggregate, to the other compensation and benefits provided to Company employees immediately prior to the effective time of the merger. MidAmerican shall provide or cause its subsidiaries, including the surviving corporation, to provide long-term incentive compensation opportunities to each Company employee that are competitive with the opportunities provided by the industry generally to employees performing in a comparable role.

In addition, MidAmerican will, or will cause its subsidiaries (including the surviving corporation) to, assume, honor and continue our employment, severance and termination plans, policies, programs, agreements and arrangements as in effect at the effective time of the merger and, for one year following the effective time of the merger, without any amendment or modification, except as required by applicable law or as consented to by the parties.

Following the merger, each Company employee’s pre-merger service with or otherwise credited by us and our subsidiaries will be treated as service with MidAmerican or one of its subsidiaries, including the surviving corporation, for all purposes under any employee benefit plan, program, policy or arrangement maintained by MidAmerican and its subsidiaries, including the surviving corporation, except for purposes of benefit accrual under any defined benefit pension plans or unless that recognition of service results in duplication of benefits. MidAmerican has further agreed to use commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by MidAmerican or any of its subsidiaries, including the surviving corporation, in which Company employees (and their eligible dependents) will be eligible to participate from the effective time of the merger (other than limitations, exclusions or waiting periods that would not have been satisfied or waived under the comparable benefit plan of NVE prior to the effective time of the merger). MidAmerican will use commercially reasonable efforts, or will cause its subsidiaries, including the surviving corporation, to use commercially reasonable efforts, to recognize any co-payments, deductibles and similar expenses incurred by each Company employee during the calendar year in which the effective time of the merger occurs for purposes of satisfying applicable deductible and co-payment limitations under the relevant welfare benefit plans in which such Company employees (and dependents) are eligible to participate from and after the effective time of the merger.

At or prior to the effective time of the merger, we are required to take all necessary actions to (i) terminate NVE’s Employee Stock Purchase Plan (which we refer to as the “stock purchase plan”) as of a date no later than immediately prior to the effective time of the merger, (ii) ensure that no offering period under the stock purchase plan is commenced on or after the date of the merger agreement, other than an offering period that is reasonably expected to end on or before the effective time of the merger, (iii) if the effective time of the merger shall occur prior to the end of an offering period under the stock purchase plan, cause a new exercise date to be set under the stock purchase plan, which date shall be the end of the payroll period that is at least ten business days prior to the anticipated effective time of the merger, (iv) prohibit participants in the stock purchase plan from altering their payroll deductions from those in effect on the date of the merger agreement (or for an offering period that commences after the date of the merger agreement in accordance with (ii) above, as in effect at the beginning of such offering period), other than to discontinue their participation in the stock purchase plan in accordance with the terms and conditions of the stock purchase plan or to decrease their level of contributions, (v) provide that the amount of the accumulated contributions of each participant under the stock purchase plan as of immediately prior to the effective time of the merger shall, to the extent not used to purchase shares of NVE common stock in accordance with the terms and conditions of the stock purchase plan, be refunded to such participant as promptly as practicable following the effective time of the merger (without interest); and (vi) ensure that no current or former employees, officers, directors or other service providers of NVE and our subsidiaries or affiliates, or their beneficiaries, have any right to receive any securities of MidAmerican or its affiliates under the stock purchase plan.

Prior to the effective time of the merger, we are permitted to implement a retention plan for the critical employees not covered by NVE’s change in control policy, with such terms and conditions as mutually agreed to with MidAmerican.

Post-Merger Operations

Pursuant to the merger agreement, the surviving corporation will:

•	maintain its headquarters in Las Vegas, Nevada;

•

make annual charitable contributions within the communities served by the surviving corporation consistent with the level of charitable contributions made by NVE as of the effective date of the merger agreement, and otherwise maintain a level of involvement in community activities in the State of Nevada consistent with the level of community involvement and related activities carried on by NVE as of the date of the merger agreement; and

•

continue to perform all of NVE’s obligations under and in accordance with the terms of our collective bargaining agreements, subject to any amendments or waivers to such contracts as may be agreed by all of the parties thereto.

Other Covenants and Agreements

We and MidAmerican have made certain other covenants to and agreements with each other regarding various other matters including:

•	preparation of this proxy statement;

•	cooperation with respect to litigation relating to the transactions contemplated by the merger agreement;

•

NVE taking actions as may be necessary to ensure that the disposition of NVE equity securities (including derivative securities) by NVE officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act;

•

Merger Sub refraining from engaging in activities not expressly provided for in the merger agreement and MidAmerican guaranteeing the performance of Merger Sub’s covenants, agreements, obligations and undertakings under the merger agreement;

•	consultation in connection with press releases or other public statements with respect to the transactions contemplated by the merger agreement;

•	state takeover laws; and

•	establishing a transition committee.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	receipt of the approval of the merger agreement from our common stockholders;

•

receipt of all required governmental approvals (including the expiration or early termination of the waiting period under the HSR Act), which are (i) final orders issued by the relevant governmental entity that have not been reversed, stayed, enjoined, set aside, annulled or suspended and (ii) do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on NVE and our subsidiaries, taken as a whole, or (b) have a material adverse effect on MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger and the terms and conditions contained in the consents and approvals required under the HSR Act and from the FERC and the PUCN (provided that for the purpose of determining whether a potential adverse effect on MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger and the terms and conditions contained in the consents and approvals required under the HSR Act and from the FERC and the PUCN would constitute a material adverse effect, MidAmerican and its subsidiaries, taken as a whole, after giving effect to the merger, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of NVE and our subsidiaries, taken as a whole); and

•	no governmental entity shall have issued, enacted, entered, promulgated or enforced any law that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

Conditions to MidAmerican’s and Merger Sub’s Obligations

The obligations of MidAmerican and Merger Sub to effect the merger are also subject to the satisfaction or waiver of MidAmerican of the following additional conditions:

•

each of our representations and warranties (i) with respect to our authorized common stock, our issued and outstanding common stock and our common stock reserved for issuance shall be true and correct in all respects (except for de minimis errors) (ii) otherwise related to our capitalization shall be true and correct in all material respects and (iii) contained in the remainder of the merger agreement, without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on NVE, in each case as of the effective time of the merger as though made on and as of the effective time of the merger (except to the extent expressly made as of a specific date, in which case as of such specific date), and MidAmerican must have received a certificate to that effect;

•

we must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement on or prior to the effective time of the merger, and MidAmerican must have received a certificate to that effect; and

•

since the date of the merger agreement, there must not have occurred any material adverse effect on NVE that is continuing or any event, change, occurrence, development or set of circumstances or facts that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on NVE.

Conditions to Our Obligations

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•

each of the representations and warranties of MidAmerican and Merger Sub contained in the merger agreement shall be true and correct as of the effective time of the merger as though made on and as of the effective time of the merger (except to the extent expressly made as of a specific date, in which case as of such specific date), in each case except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or have a material adverse effect on the ability of MidAmerican or Merger Sub to consummate the merger or observe or perform its material obligations hereunder to be performed on or after the effective time of the merger, and we must have received a certificate to that effect; and

•

each of MidAmerican and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger, and we must have received a certificate to that effect.

Each of MidAmerican and Merger Sub, on the one hand, and NVE, on the other hand, may waive the conditions to the performance of its respective obligations under the merger agreement and effect the merger even though one or more of these conditions have not been met. We cannot give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated at any time by the mutual written consent of MidAmerican and NVE.

Termination Rights Exercisable by either MidAmerican or NVE

The merger agreement may also be terminated by either MidAmerican or NVE if:

•

the merger has not been consummated by May 29, 2014, except that if, on May 29, 2014, the conditions relating to receipt of all required governmental approvals have not been satisfied, but all of the other conditions to closing have been satisfied (or are capable of being satisfied at closing), then such date may be extended from time to time by either NVE or MidAmerican up to a date that is not beyond July 29, 2014; provided that this right to terminate the merger agreement will not be available to any party if the failure of the effective time of the merger to occur on or before such date is the result of such party having materially breached or failed to perform any of its covenants or agreements set forth in the merger agreement;

•	our common stockholders have not approved the merger agreement at the special meeting, or at any adjournment of such meeting; or

•

any governmental entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any final and non-appealable, if applicable, law or order permanently enjoining, restraining or prohibiting the merger; provided that this termination right will only be available to a party that has complied with the requirements described above in the section entitled “—Efforts to Consummate the Merger; Regulatory Matters.”

NVE Termination Rights

We may also terminate the merger agreement if:

•

at any time prior to the approval of the merger agreement by our common stockholders, our board of directors has made a change of company recommendation in material compliance with the obligations described above in the section entitled “—Obligation of Our Board of Directors with Respect to its Recommendation” in order to enter into a definitive agreement with respect to a superior proposal;

•

at any time prior to the approval of the merger agreement by our common stockholders, our board of directors has made a change of company recommendation in response to an intervening event, as described above in the section entitled “—Obligation of Our Board of Directors with Respect to its Recommendation”; or

•

at any time (i) MidAmerican or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement, in any case, such that a condition to closing relating to the accuracy of MidAmerican’s and Merger Sub’s representations and warranties or MidAmerican’s and Merger Sub’s performance or compliance with its covenants and agreements would not be satisfied, (ii) we have delivered written notice to MidAmerican of such breach or failure to perform and (iii) such breach or failure to perform is not capable of being cured or is not cured within 30 days after delivery of our notice to MidAmerican (provided that we have not breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement such that a condition to closing relating to the accuracy of our representations and warranties or our performance or compliance with our covenants and agreements would not be satisfied).

MidAmerican Termination Rights

MidAmerican may also terminate the merger agreement if:

•

at any time prior to the approval of the merger agreement by our common stockholders, (i) our board of directors has made a change of company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) we have breached in any material respect our obligations described above in the sections entitled “—Restriction on Solicitation of Competing Proposals” and “—Obligation of Our Board of Directors with Respect to its Recommendation” and have not remedied such breach within a 10 business day cure period; or

•

at any time (i) we have breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement, in any case, such that a condition to closing relating to the accuracy of our representations and warranties or our performance or compliance with our covenants and agreements would not be satisfied, (ii) MidAmerican has delivered written notice to us of such breach or failure to perform and (iii) such breach or failure to perform is not capable of being cured or is not cured within 30 days after delivery of MidAmerican’s notice to us (provided that neither MidAmerican nor Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement such that a condition to closing relating to the accuracy of MidAmerican’s and Merger Sub’s representations and warranties or MidAmerican’s and Merger Sub’s performance or compliance with its covenants and agreements would not be satisfied).

Effect of Termination

If the merger agreement is terminated by either NVE or MidAmerican, the merger agreement will become void and there will be no liability or obligation on the part of MidAmerican, Merger Sub or NVE or their respective subsidiaries, officers or directors, in either case, except for certain provisions with respect to the payment of expenses and termination fees and certain other provisions which will survive such termination, and termination of the merger agreement will not relieve any party of any liabilities or damages resulting from the willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fees

We would be required to pay MidAmerican a termination fee in the amount of $56.6 million if:

•

MidAmerican terminates the merger agreement prior to 5:00 p.m. Eastern Time on July 13, 2013 because (i) our board of directors has made a change of company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) we have breached in any material respect our obligations described above in the sections entitled “—Restriction on Solicitation of Competing Proposals” and “—Obligation of Our Board of Directors with Respect to its Recommendation” and have not remedied such breach within a 10 business day cure period; or

•

we terminate the merger agreement because our board of directors has made a change of company recommendation in material compliance with the obligations described above in the section entitled “—Obligation of Our Board of Directors with Respect to its Recommendation” in order to enter into a definitive agreement prior to July 28, 2013 with respect to a superior proposal made by a person (or certain groups including such person) from whom we have received a competing proposal after the date of the merger agreement and prior to July 13, 2013.

We would be required to pay MidAmerican a termination fee of $169.7 million if:

•

MidAmerican terminates the merger agreement at or after 5:00 p.m. Eastern Time on July 13, 2013 because (i) our board of directors has made a change of company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) we have breached in any material respect our obligations described above in the sections entitled “—Restriction on Solicitation of Competing Proposals” and “—Obligation of Our Board of Directors with Respect to its Recommendation” and have not remedied such breach within a 10 business day cure period;

•

we terminate the merger agreement because our board of directors has made a change of company recommendation in material compliance with the obligations described above in the section entitled “—Obligation of Our Board of Directors with Respect to its Recommendation” in order to enter into a definitive agreement either (i) after July 28, 2013 or (ii) with respect to a superior proposal that is not made by a person (or certain groups including such person) from whom we have received a competing proposal after the date of the merger agreement and prior to July 13, 2013;

•	we terminate the merger agreement because our board of directors has made a change of company recommendation in response to an intervening event;

•

either party terminates the merger agreement because the merger has not been consummated by May 29, 2014 (or such later date that is not beyond July 29, 2014, if such date has been extended as described above in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by either MidAmerican or NVE”) other than following the failure to obtain certain required governmental approvals to the merger, and (i) any person or group of persons has, as of the date of termination of the merger agreement, publicly announced or disclosed to us or our board of directors a competing proposal to acquire at least 50% of NVE and (ii) within nine months after the date of termination of the merger agreement, we enter into a definitive acquisition agreement with respect to any competing proposal that is subsequently consummated (unless the person or group of persons that originally made the competing proposal withdraws the proposal prior to termination of the merger agreement, in which case the definitive acquisition agreement must be with respect to the withdrawn proposal); or

•

either party terminates the merger agreement because our common stockholders have not approved the merger agreement at the special meeting, or at any adjournment of such meeting and (i) any person or group of persons has, as of the date of the special meeting, publicly announced or disclosed to us or our board of directors a competing proposal to acquire at least 50% of NVE and (ii) within nine months after the date of termination of the merger agreement, we enter into a definitive acquisition agreement with respect to any competing proposal that is subsequently consummated (unless the person or group of persons that originally made the competing proposal subsequently withdraws the proposal prior to the special meeting, in which case the definitive acquisition agreement must be with respect to the withdrawn proposal).

Miscellaneous

Expenses

All transfer, documentary, sales, use, stamp, registration and other similar taxes incurred in connection with the merger will be paid by MidAmerican, Merger Sub or, after the closing, the surviving corporation. MidAmerican shall, or shall cause the surviving corporation to, pay all charges and expenses, including those of the paying agent, in connection with the transactions described above in the sections entitled “—Treatment of Stock Options, Restricted Stock Units, Performance Awards, Deferred Stock Units and Equity Plans” and “—Exchange Procedures.” Except for certain other exceptions, each party will bear its own expenses in connection with the merger and the other transactions contemplated thereby.

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. The parties further agreed that they will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that it has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by MidAmerican, Merger Sub and NVE, by action taken by their respective boards of directors at any time prior to the effective time. However, after the approval of the merger agreement by our stockholders, no amendment to the merger agreement may be made that requires the approval of our stockholders under applicable law or in accordance with the rules of any relevant stock exchange unless the required further approval is obtained.

At any time prior to the effective time, MidAmerican and Merger Sub, on the one hand, and NVE, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant thereto and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement. However, after the approval of the merger agreement by our stockholders, there may not be any extension or waiver of the merger agreement which decreases the merger consideration or which adversely affects the rights of our stockholders under the merger agreement without the approval of our stockholders at a duly convened meeting of our stockholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof (other than with respect to issues relating to the merger, fiduciary duties, general corporation law and any other provisions in the merger agreement that are required to be governed by the NRS).

NO DISSENTERS’ RIGHTS

Under Nevada law, our stockholders are not entitled to dissenters’ rights or rights of appraisal in connection with the merger

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NYSE under the symbol “NVE.” As of the close of business on July 1, 2013, the latest practicable trading day before the filing of this proxy statement, there were approximately 12,900 stockholders of record of our common stock. The following table sets forth the high and low sale prices of our common stock for the period indicated in published financial sources and the dividend declared per share during such period:

Quarter	High	Low	Dividend
2011
First Quarter	$15.04	$13.89	$0.12
Second Quarter	15.96	14.55	0.12
Third Quarter	15.71	12.31	0.12
Fourth Quarter	16.61	13.65	0.13

2012
First Quarter	16.59	15.48	0.13
Second Quarter	18.39	15.40	0.17
Third Quarter	18.65	17.41	0.17
Fourth Quarter	19.20	17.47	0.17

2013
First Quarter	20.34	18.28	0.19
Second Quarter	23.68	19.10	0.19

The following table sets forth the closing per share sales price of our common stock, as reported on the NYSE on May 29, 2013, the last full trading day before the public announcement of the merger, and on July 1, 2013, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
May 29, 2013	$19.28
July 1, 2013	$23.46

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act.

We paid a regular quarterly dividend on our common stock at a rate of $0.13 per share for the first quarter of 2012 and $0.17 per share during the last three quarters of 2012 and paid a regular quarterly dividend on our common stock at a rate of $0.19 per share during the first two quarters of 2013. We intend to continue to pay a regular quarterly dividend on our common stock during 2013 at a rate of $0.19 per share. The declaration and amount of dividends is subject to the discretion of our board of directors and will depend upon various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. The merger agreement permits us to declare and pay to our stockholders regular quarterly dividends, not to exceed an agreed upon amount, in accordance with our customary dividend schedule.

STOCK OWNERSHIP

Principal Stockholders

The following table sets forth stockholders who, to our knowledge, are beneficial holders of more than 5% of the outstanding shares of our common stock. We are not aware of any other beneficial holder of more than 5% of our common stock as of June 25, 2013.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock(a)
JPMorgan Asset Management	20,788,971	(b)	8.8%
245 Park Ave.
New York, NY 10167

The Vanguard Group, Inc.	14,254,187	(b)	6.1%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock Institutional Trust Company, N.A.	12,364,650	(b)	5.2%
400 Howard Street
San Francisco, CA 94105

Morgan Stanley	11,904,484	(c)	5.1%
1585 Broadway
New York, NY 10036

(a)	Based on 235,546,924 total shares outstanding on June 25, 2013.
(b)	Based solely on information provided by Thomson Reuters on June 25, 2013 as reported in SEC Form 13F filings as of March 31, 2013.
(c)	As reported in SEC Schedule 13G as of June 21, 2013.

Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors, each person named as an executive officer in the Summary Compensation Table of our most recent annual proxy statement and all directors and executive officers as a group as of June 25, 2013. All share numbers have been rounded to the nearest whole number.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Common Stock
Joseph P. Anderson	24,237		(6)
Glenn C. Christenson	105,313		(6)
Susan F. Clark (2)	28,313		(6)
Stephen E. Frank	29,311		(6)
Brian J. Kennedy (2)	36,931		(6)
Maureen T. Mullarkey	35,047		(6)
John F. O’Reilly (2)(3)	85,329		(6)
Philip G. Satre (2)	112,617		(6)
Donald D. Snyder (2)	41,884		(6)
Michael W. Yackira (4)(5)	494,106		(6)
Jonathan S. Halkyard (4)	0		(6)
Dilek L. Samil (4)	95,842		(6)
Alice A. Cobb (4)	0		(6)
Roberto R. Denis (4)	133,709		(6)
Paul J. Kaleta (4)	122,166		(6)
All directors and executive officers as a group (19 persons) (2)(3)(4)(5)	1,555,664		(6)

(1)

In general, “beneficial ownership” includes any shares over which a person has voting or investing power. To our knowledge, unless otherwise indicated, all parties listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)

Includes shares that the directors have requested be deferred until their departure from the Board, as follows: Ms. Clark, 12,986 shares; Mr. Kennedy, 27,314 shares; Mr. O’Reilly, 50,080 shares; Mr. Satre, 73,182 shares; and Mr. Snyder, 37,884 shares. Mr. Snyder has pledged 4,000 shares as collateral.

(3)

Includes 8,488 shares of “phantom stock” representing the value of benefits under the terminated retirement plan for outside directors of Nevada Power Company, payable at the time of Mr. O’Reilly’s departure from the Board.

(4)

Includes shares issuable under the Long-Term Incentive Plan through the exercise of stock options within 60 days of June 25, 2013, as follows: Mr. Yackira, 238,356 shares; Mr. Halkyard, 0 shares; Ms. Samil, 0 shares; Ms. Cobb, 0 shares; Mr. Denis, 0 shares; Mr. Kaleta, 16,667 shares; and all other executive officers as a group, 0 shares.

(5)	Includes an as-yet undetermined number of shares held in trust for the benefit of a former spouse pursuant to a domestic relations order.
(6)	No director or executive officer owns beneficially in excess of 1% of our outstanding common stock. Percentages are based on 235,546,924 total shares outstanding on June 25, 2013.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

STOCKHOLDER PROPOSALS

If the merger is completed prior to the 2014 annual meeting of NVE stockholders, NVE will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated prior to the 2014 annual meeting of NVE stockholders, then Company’s stockholders will continue to be entitled to attend and participate in our stockholder meetings. The following deadlines apply to the submission of stockholder proposals to be considered at the 2014 annual meeting of NVE stockholders.

NVE stockholders may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 of the SEC. To be submitted for inclusion in the proxy statement for the 2014 annual meeting, stockholder proposals must satisfy all applicable requirements of Rule 14a-8 and be received at our principal executive offices no later than the close of business on November 27, 2013. Nothing in this paragraph shall be deemed to require NVE to include in its proxy statement and proxy relating to the 2014 annual meeting any stockholder proposal that may be omitted from the proxy materials of NVE under applicable regulations of the SEC in effect at the time such proposal is received.

Our bylaws require that any stockholder proposal that is not submitted for inclusion in our proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2014 annual meeting of stockholders, must be received at our principal executive offices not later than 120 days prior to the first anniversary of the 2013 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received no later than the close of business on January 8, 2014.

Stockholder proposals should be sent to:

Corporate Secretary

NV Energy, Inc.

6226 W. Sahara Avenue,

Las Vegas, Nevada 89146

Any proposal presented by a stockholder at the annual meeting for which the Company has not been provided with notice on or before January 8, 2014, may nevertheless be voted on pursuant to the discretionary authority granted to the persons named in the proxy solicited by our board of directors for that meeting.

HOUSEHOLDING OF PROXY MATERIAL

Banks, brokers, trust and other nominee record holders will often engage in the practice of “householding” notices, proxy statements and annual reports, meaning only one copy is sent to multiple registered stockholders that share the same address. This process potentially means extra convenience for stockholders and cost savings for companies. A number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank, broker, trust or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank, broker, trust or other nominee, or contact our proxy distributor, Broadridge Financial Solutions, at 51 Mercedes Way, Edgewood, New York 11717, or by telephone at 1-800-542-1061. We will deliver promptly upon request a separate copy of the proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank, broker, trust or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information filed under Item 9.01 of Form 8-K or included as an exhibit unless otherwise expressly provided) after the date of this proxy statement and before the date of the special meeting:

NVE Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2012
Quarterly Report on Form 10-Q	Quarter ended March 31, 2013
Definitive Proxy Statement	Filed March 27, 2013
Current Reports on Form 8-K	Filed February 2, 2013, February 13, 2013, February 22, 2013, May 3, 2013, May 13, 2013, May 29, 2013, May 30, 2013, June 5, 2013 and June 10, 2013

You may obtain, free of charge, a copy of the documents incorporated by reference into this proxy statement by requesting such documents from us in writing or by telephone. Requests for documents should be directed to: NV Energy, Inc., 6226 W. Sahara Avenue, Las Vegas, Nevada 89146, Attention: Corporate Secretary, Telephone: 1-702-402-5000.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

MIDAMERICAN ENERGY HOLDINGS COMPANY,

SILVER MERGER SUB, INC.

and

NV ENERGY, INC.

Dated as of May 29, 2013

A-i

SECTION 4.05	Litigation	A-18
SECTION 4.06	Capitalization and Operations of Sub; No Ownership of Company Common Stock	A-18

A-ii

SECTION 8.09	Venue	A-38
SECTION 8.10	Waiver of Jury Trial	A-38
SECTION 8.11	Counterparts	A-39
SECTION 8.12	Specific Performance	A-39
SECTION 8.13	Obligations of Parent and of the Company	A-39

Annex I	Defined Terms

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2013 (this “Agreement”), by and among MidAmerican Energy Holdings Company, an Iowa corporation (“Parent”), Silver Merger Sub, Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Sub”), and NV Energy, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined elsewhere in this Agreement.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), whereby each issued and outstanding share of Common Stock, par value $1.00 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned by Parent, Sub, the Company or any of their respective Subsidiaries will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of each of Sub and the Company has (i) determined that this Agreement and the Merger are advisable and in the best interests of such corporation and its stockholders, (ii) adopted this Agreement and the Merger and (iii) recommended that its stockholders approve this Agreement; and

WHEREAS, each of Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the NRS, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Las Vegas time) on a date to be agreed by Parent and the Company, but no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 1.03 Effective Time. Concurrently with the Closing, the Company shall file the articles of merger with respect to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in such form as required by, and executed in accordance with, the applicable provisions of the NRS. The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the

Secretary of State of the State of Nevada or at such other date and time as is agreed between the parties and specified in the Articles of Merger (such date and time, the “Effective Time”).

SECTION 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the articles of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in a form mutually agreed by Parent and the Company, and (ii) the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that references therein to the name of Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with the NRS and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

(b) Directors. Subject to applicable Law, at the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be the members of the board of directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(c) Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

SECTION 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) shall automatically be converted into the right to receive $23.75 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) or non-certificated Share represented by book-entry (“Book Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii)) shall thereafter represent only the right to receive the Merger Consideration, subject to Section 2.04.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective wholly owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit with a United States-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(a)(i), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than 30 days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II; provided that, no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Aggregate Common Stock Consideration to holders of Shares. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Company Common Stock and to make payments from the Exchange Fund in accordance with Section 2.02(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02(b), except as expressly provided for in this Agreement.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares, in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificates or such Book-Entry Shares were converted pursuant to Section 2.01(a)(i) (less any required Tax withholdings as provided in Section 2.04), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)).

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof, the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

SECTION 2.03 Treatment of Company Options, RSU Awards, Performance Awards, DSU Awards and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is greater than the Merger Consideration shall be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.04. From and after the Effective Time, no Company Option shall be exercisable, and shall only entitle the holder thereof to the payment of the Option Payment, if any.

(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that immediately prior to the Effective Time, each outstanding award of restricted stock units with respect to Shares, excluding any award of units to acquire Shares addressed under Section 2.03(c) below (each, an “RSU Award”) granted pursuant to a Company Stock Plan, shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of restricted stock units subject to such RSU Award, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.04).

(c) Treatment of Performance Units and Performance Shares. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that immediately prior to the Effective Time, each outstanding award of performance units and performance shares with respect to Shares (each, a “Performance Award”) granted pursuant to a Company Stock Plan, shall be vested and paid out assuming satisfaction of the applicable performance goal(s) at 100% of the target level (provided, that if actual measured performance, determined as of the Effective Time, would result in the vesting and payout of a Performance Award at a level greater than 100% of the target level, a pro rata portion, based on the fraction of the applicable performance period that has been completed as of the Effective Time, of the Performance Award shall be vested and paid out at such greater level and the balance of the Performance Award shall be vested and paid out at 100% of the target level) and cancelled and, in exchange therefor, each holder of any such cancelled Performance Award shall be entitled to receive, in consideration of the cancellation of such Performance Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of performance units or performance shares, as the case may be, subject to such Performance Award, without interest (such amounts payable hereunder, the “Performance Award Payments”) (less any required Tax withholdings as provided in Section 2.04).

(d) Treatment of Deferred Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that immediately prior to the Effective Time, all outstanding deferred stock units (each, a “DSU Award”) granted pursuant to a Company Stock Plan, shall be cancelled and, in exchange therefor, each holder of any such cancelled DSU Award shall be entitled to receive, in consideration of the cancellation of such DSU Award and in settlement therefor, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the number of deferred stock units subject to such DSU Award, without interest (such amounts payable hereunder, the “DSU Payments”) (less any required Tax withholdings as provided in Section 2.04).

(e) Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options, RSU Awards, Performance Awards, DSU Awards or other rights with respect to Shares shall be granted thereunder.

(f) Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03, and Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 as promptly as practicable after the Effective Time. Parent shall cause the Surviving Corporation to pay the applicable Option Payments, RSU Payments, Performance Award Payments and DSU Payments, if any, to the holders of Company Options, RSU Awards, Performance Awards and DSU Awards, subject to Section 2.04.

SECTION 2.04 Withholding Rights.

(a) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares, Company Options, RSU Awards, Performance Awards and the DSU Awards cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or RSU Awards, Performance Awards and the DSU Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(b) On or before (but not more than twenty (20) days prior to) the Closing Date, the Company shall deliver or cause to be delivered to Parent a statement in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a United States real property holding corporation for purposes of Sections 897 and 1445 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof and on or after January 1, 2011, to the extent the relevance of such disclosure is reasonably apparent on the face of such disclosure, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking disclosures set forth in any such Company SEC Documents that are non-specific and cautionary in nature, or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Amended and Restated Articles of Incorporation, as amended, of the Company (the “Company Charter”), (ii) the By-Laws, as amended, of the Company (the “Company By-Laws”), and (iii) the articles of incorporation and bylaws, or equivalent organizational documents, of each Company Subsidiary, each as in effect as of the date hereof. Each of the Company Charter, Company By-Laws and the articles of incorporation and bylaws, or equivalent organizational documents, of each Company Subsidiary is in full force and effect, and none of the Company, any Company Subsidiary is in violation of any of the provisions of such documents.

(c) Section 3.01(c) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each of the Subsidiaries of the Company (each a “Company Subsidiary”), together with its jurisdiction of organization or incorporation and the ownership interest of the Company or a Company Subsidiary, as applicable, in such Company Subsidiary.

SECTION 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock. As of the close of business on May 28, 2013, (i) 235,419,799 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights and (ii) 579,951 shares of Company Common Stock were held in treasury.

(b) As of the close of business on May 28, 2013, the Company had no shares of Company Common Stock reserved for issuance, except for 11,992,128 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans (including 301,501 shares for outstanding Company Options and 2,446,024 shares for outstanding RSU Awards, Performance Awards and DSU Awards (including shares related to the phantom equity award set forth on Section 3.02(c) of the Company Disclosure Letter)), 605,306 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Purchase Plan and 1,446,955 shares of Company Common Stock reserved for issuance under the Company’s Dividend Reinvestment Plan (formerly known as the Common Stock Investment Plan).

(c) Section 3.02(c) of the Company Disclosure Letter contains a complete list, as of the date of this Agreement, of outstanding Company Options, RSU Awards, Performance Awards and DSU Awards, including for each award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, number of Shares subject to such award, the applicable Company Stock Plan, grant date, and the number of shares vested and exercise price, if applicable.

(d) As of the date hereof, except as provided in Sections 3.02(a), (b) and (c), there are no (i) outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary, (iii) options, warrants or other rights relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iv) agreements, commitments or arrangements of any character that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire or sell any capital stock of, or other equity interests in, the Company or any Company Subsidiary, (v) obligations of the Company or any Company Subsidiary to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any Company Voting Debt) in, the Company or any Company Subsidiary, or (vi) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, “phantom” stock or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value the Company Common Stock (the items in clauses (i)-(vi), together with the capital stock of, or other equity interest in, the Company or any Company Subsidiary, being referred to collectively as “Company Securities”). Since the close of business on May 28, 2013 through the date hereof, the Company has not issued any shares of Company Common Stock or other class of equity security (other than shares in respect of Company Options, RSU Awards, Performance Awards and DSU Awards). As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries.

(e) As of the date hereof, except with respect to the Company Options, RSU Awards, Performance Awards and DSU Awards and options under the Company Stock Purchase Plan referred to in Sections 3.02(a), (b) and (c) and the related award agreements, there are no outstanding obligations of the Company or any Company Subsidiary (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any preemptive or antidilutive rights or other similar rights with respect to any Company Securities.

(f) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of capital stock or other equity interests of the Company or any of the Company Subsidiaries may vote (“Company Voting Debt”).

(g) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for (i) equity securities in the Company Subsidiaries, (ii) securities in a publicly traded company held for investment by the Company or any of the

Company Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company and (iii) as set forth in Section 3.02(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity security in any person, or has any obligation to acquire any such equity security, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

(h) Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or equity interests of the Company or any of the Company Subsidiaries.

SECTION 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval and the Company Required Governmental Approvals, to consummate the transactions contemplated hereby (including the Merger). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and, other than the Company Stockholder Approval, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub), except as set forth in Section 3.03 of the Company Disclosure Letter, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company’s board of directors has (i) determined that the Merger in the best interests of the Company, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of the Company Common Stock, (ii) directed that the Merger contemplated by this Agreement be submitted to the holders of the Company Common Stock for their approval and (iii) resolved to recommend that the shareholders of the Company approve this Agreement.

SECTION 3.04 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company By-Laws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), as contemplated by Section 2.03 or for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective assets, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, clearances, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) the approval of each of the PUCN and the FERC (the clearances and approvals described in clauses (ii) and (iii), being referred to herein as the “Company Required Governmental Approvals”), (iv) compliance with, and such filings as may be required under, Environmental Laws, (v) required pre-approvals of license transfers with the Federal Communications Commission, (vi) compliance with the applicable requirements of the Exchange Act, (vii) filings as may be required under the rules and regulations of the New York Stock Exchange, and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger.

SECTION 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company or any Company Subsidiary is in violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary an intention to conduct any such investigation, except for such investigations the outcomes of which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06 Company SEC Documents; Financial Statements. Since January 1, 2010, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed. Except for Sierra Pacific Power Company d/b/a NV Energy (“SPPC”) and Nevada Power Company d/b/a NV Energy (“NPC”), none of the Company Subsidiaries is currently required to file any forms or reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since January 1, 2010, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (y) were prepared in conformity with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that were not (or will not be) material in amount or effect) and (z) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that were not (or will not be) material in amount or effect). Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries, in the Company Financial Statements or the Company SEC Documents.

SECTION 3.07 Information Supplied. The proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference therein) in the Proxy Statement.

SECTION 3.08 Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (a) has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (b) based on its most recent evaluation of internal control prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the Sarbanes-Oxley Act with respect to such reports. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no “significant deficiencies” or “material weaknesses” (as defined by the Sarbanes-Oxley Act) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.

SECTION 3.09 Absence of Certain Changes. Except as expressly contemplated or permitted by this Agreement, since December 31, 2012, (a) the Company and each of the Company Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any changes, events or development affecting the Company or any Company Subsidiary, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2012 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2012, (c) incurred under this Agreement or in connection with the transactions contemplated hereby or otherwise disclosed in the Company Disclosure Letter, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding orders, writs, injunctions, judgments or decrees of any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.12 Employee Benefits.

(a) With respect to each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material employee benefit plan, policy, program, agreement or arrangement or employment, change in control, severance or similar arrangement or agreement providing compensation or benefits to any current or former director, officer or employee, in each case, maintained by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any direct or contingent liability, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law (each a “Company Benefit Plan”), the Company has made available to Parent a true and correct copy of: (i) each such Company Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan.

(c) Section 3.12(c) of the Company Disclosure Letter lists each Company Benefit Plan that provides health benefits after retirement or other termination of employment (other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of less than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay).

(d) Section 3.12(d) of the Company Disclosure Letter lists each Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e) At no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(f) Except as provided in Section 2.03 or as set forth in Section 3.12(f) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could (i) entitle any employee, officer, director or individual consultant of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment, (B) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any employee, officer, director or individual consultant of the Company or any Company Subsidiary or result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan, or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans.

(g) Neither the Company nor any Company Subsidiary has any obligation to “gross-up” any tax imposed pursuant to Section 409A or 4999 of the Code.

(h) All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or may rely on an opinion letter with respect to a prototype plan, or a timely application for such determination is now pending or there is time remaining for such an application, and the Company has no knowledge of any reason why any such Company Benefit Plan is not so qualified in operation.

(i) Except in the ordinary course of business consistent with past practice, there has been no amendment to, announcement by the Company or any Company Subsidiary relating to, change in employee participation or coverage under, or (except as required by applicable Law) increase in the benefits (whether retroactively or prospectively) payable under, any Company Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year of the Company.

SECTION 3.13 Labor.

(a) As of the date of this Agreement, (i) except for employees represented by the International Brotherhood of Electrical Workers Union, Locals 396 and 1245, no employee of the Company or any of the Company Subsidiaries is represented by any union or covered by any collective bargaining agreement and (ii) no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations Governmental Entity, nor has there been any material demand, proceeding or petition in the three years prior to the date of this Agreement.

(b) There are no pending or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing or material labor disputes with respect to any employees of the Company or the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(c) Each of the Company and the Company Subsidiaries is, and during the 90-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local Law.

SECTION 3.14 Tax Matters. Except as would not reasonably be expected individually or in the aggregate to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it on or prior to the date hereof and all such filed Tax Returns are correct, complete and accurate, and has paid all Taxes that are shown as due on such filed Tax Returns. All Taxes which the Company or any Company Subsidiary has been required by law to withhold or to collect for payment on or prior to the date hereof from amounts owing to any employee, creditor or third person have been duly withheld and collected and have been paid to the appropriate Governmental Entity, to the extent due and payable. There are no material Liens upon any property or assets of the Company or any Company Subsidiary related to Taxes, except for Permitted Liens. The Company and each Company Subsidiary that has participated in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) has, to the extent and in the manner required by Treasury Regulation Section 1.6011-4, properly disclosed such participation.

(b) Neither the Company nor any Company Subsidiary has on or before the date hereof granted in writing a waiver to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of the Company Subsidiaries. As of the date hereof there is no action, suit, investigation, audit, claim or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes imposed on the Company or any Company Subsidiary. No deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary which has not been fully paid, otherwise resolved or adequately reserved in the Company Financial Statements. Since January 1, 2011, no written claim has been made by any taxing authority in a jurisdiction where neither the Company nor any Company Subsidiary has filed Tax Returns asserting that the Company or any Company Subsidiary is or may be subject to Taxes imposed by that jurisdiction.

(c) Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person. Neither the Company nor any Company Subsidiary is a party to or bound by any Tax Sharing Agreement (other than a Tax Sharing Agreement among the Company and its Subsidiaries). Since January 1, 2011, neither the Company or any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(d) To the extent requested by Parent, the Company has made available to the Parent correct and complete copies of all income and all other material Tax Returns, material examination reports and material statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary for taxable periods beginning after December 31, 2009.

SECTION 3.15 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has good and marketable title to any real property (other than real property in the nature of transmission or distribution lines) owned by the Company or any Company Subsidiary in fee (the “Owned Real Property”), in each case free and clear of all Liens except for Permitted Liens, and (ii) neither the Company nor any Company Subsidiary is obligated or bound by any option, obligation or right of first refusal or contractual right to purchase or acquire any real property or interest therein.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property”), in each case free and clear of all Liens except for Permitted Liens. Each Contract of the Company or the Company Subsidiaries for any material Leased Real Property (a “Material Lease”) is valid and binding on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.15(c) of the Company Disclosure Letter lists material real property owned by the Company as a tenant in common or similar co-ownership with one or more third persons in which the Company or a Company Subsidiary invested capital in excess of $100,000,000 (“Co-Owned Property”).

SECTION 3.16 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is in compliance with those Environmental Laws applicable to their respective operations as currently conducted (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, or challenging the validity of, or alleging failure to comply with, any Environmental Permit and, to the knowledge of the Company, no such notice, demand or claim has been threatened. Each required Environmental Permit is valid and in effect or has been timely re-applied for.

(b) The Company and each Company Subsidiary, as applicable, holds those energy credits, emission allowances, offsets or other credits, benefits or allowances required or available under Environmental Laws as are necessary to maintain compliance with Environmental Laws for its operations as currently conducted.

(c) Neither the Company nor any Company Subsidiary has entered into any consent decree or to the knowledge of the Company, assumed, by contract or otherwise, any liability of any other person under any Environmental Law or is subject to any order or judgment relating to compliance with, or remedial action under, Environmental Laws which has not been fulfilled in all material respects or for which the remaining obligations on the part of the Company or such Company Subsidiary are material. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary pursuant to Environmental Laws is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation.

(d) Neither the Company nor any Company Subsidiary has received any written notice, demand or claim alleging liability on the part of the Company or any Company as a result of a Release of Hazardous Substances and, to the knowledge of the Company, Hazardous Substances are not present in, at, on or under any of the Owned Real Property, Leased Real Property or Co-Owned Property, either as a result of the operations of the Company or any Company Subsidiary or otherwise, that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary.

SECTION 3.17 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, Internet domain names and Trade Secrets (the “Intellectual Property Rights”) used in the business of the Company and the Company Subsidiaries as presently conducted (the “Company Intellectual Property Rights”).

(b) To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries does not and has not in the past twelve (12) months infringed or otherwise violated the Intellectual Property rights of any third person, except for any such infringement that would not have a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not have a Company Material Adverse Effect.

(c) Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries have implemented reasonable backup, security and disaster recovery technology that is consistent with industry practices.

SECTION 3.18 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except as set forth in Section 3.18(a) of the Company Disclosure Letter. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.18(a), Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent correct and complete copies, of any Contract to which the Company or any of the Company Subsidiaries is a party to or bound by, as of the date hereof:

(i) that is any non-competition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which the Company or the Company Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for franchise agreements between the Company or one of the Company Subsidiaries and the applicable jurisdictions or (B) is a material Contract that grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries (including the Surviving Corporation and the Company Subsidiaries); or

(ii) under which the Company or any Company Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $50,000,000 (except for such indebtedness between the Company and its Subsidiaries or between such Subsidiaries or guaranties by the Company of indebtedness of the Company and of its Subsidiaries or by any Company Subsidiary of indebtedness of the Company or of another Subsidiary).

Each Contract of a type described in clauses (i) and (ii) of this Section 3.18(b); each Contract set forth in Section 3.18(b)(iii) of the Company Disclosure Letter; and each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, in each case that is not terminable by the Company or the applicable Company Subsidiary without penalty or continuing obligations on 90 days’ or less notice are each referred to herein as a “Company Material Contract.”

(c) Each such Company Material Contract is a valid and binding agreement of the Company and, to the knowledge of the Company, all other parties thereto, and is in full force and effect, and none of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.19 Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2013 each of the Company and the Company Subsidiaries and their respective properties and assets has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (A) are required by applicable Law or by the Company’s Material Contracts and (B) are customary for companies in the United States of America conducting the business conducted by the Company and the Company Subsidiaries, and (ii) all material insurance policies of the Company and each Company Subsidiary are in full force and effect.

SECTION 3.20 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Lazard Frères & Co. LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. An executed copy of such opinion will be delivered to Parent solely for informational purposes promptly after execution of this Agreement and it is agreed and understood that such opinion may not be relied on by Parent or Sub.

SECTION 3.21 Regulatory Proceedings. Except as identified in Section 3.21 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the courts, or (ii) is a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority, in each case which individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.22 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statutes or regulations enacted under state or federal laws in the United States applicable to the Company, including NRS 78-378–78.3793 and NRS 78.411–78.444, inclusive (a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 3.23 Vote Required. The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote at the Company Stockholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company By-Laws, or otherwise) of the holders of any class or series of capital stock or other equity securities of the Company to approve this Agreement and the transactions contemplated hereby (including the Merger) (the “Company Stockholder Approval”).

SECTION 3.24 Dissenter’s Rights. Pursuant to NRS 92A.390, no holder of any shares of Company Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 3.25 Brokers. Neither the Company nor any Company Subsidiary has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor other than Lazard Frères & Co. LLC to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, validly existing, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

SECTION 4.02 Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company), except as set forth in Section 4.02 of the Parent Disclosure Letter, constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the articles of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

(b) None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) those approvals comprising the Company Required Governmental Approvals as such approvals relate to Parent (the “Parent Required Governmental Approvals”), (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act, and (iv) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

SECTION 4.04 Information Supplied. None of the information supplied by Parent or Sub or any of their representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.05 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, none of Parent or any of its Subsidiaries beneficially owns (as defined by Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement.

As of the date hereof, none of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “associates” of any such person is, and at no time during the last two (2) years has been, an “interested stockholder” of the Company, in each case as such term is defined in the NRS.

SECTION 4.07 Financing. Parent, after taking into account its access to financing, has, and at the Closing will have, sufficient available funds to pay the Aggregate Merger Consideration and any other cash amounts payable pursuant to, or in connection with the transactions contemplated by, this Agreement, including any Indebtedness and other obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and the Company Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses. Parent and Sub acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

SECTION 4.08 Brokers. Neither Parent nor Sub has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.09 Absence of Certain Arrangements. Other than this Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

SECTION 4.10 Acknowledgement of No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of Parent and Sub acknowledges and agrees that none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III or any breach of any covenant or other agreement of the Company contained herein, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or the Company Representatives to Parent, Sub or their respective affiliates and representatives in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity with competent jurisdiction or by the rules or regulations of the New York Stock Exchange, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (a) conduct its operations in the ordinary course of business, substantially consistent with past practice and (b) use commercially reasonable efforts to (i) preserve substantially intact its business organization and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, regulators and key employees and (ii) maintain in effect all material governmental permits, franchises and authorizations pursuant to which the Company or any Company Subsidiary operates. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity with competent jurisdiction or by the rules and regulations of The New York Stock Exchange, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities (including not making any new grants or awards of equity based compensation other than as expressly set forth herein), other than the issuance of Shares upon the exercise of Company Options or options under the Company Stock Purchase Plan and the vesting of RSU Awards, or settlement of Performance Awards and DSU Awards, in each case outstanding as of the date hereof or otherwise permitted to be granted hereunder;

(b) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets of the Company or any Company Subsidiary, except pursuant to existing Contracts;

(c) (i) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or a combination thereof, with respect to any Company Securities or the capital stock of any Company Subsidiary, other than (A) the Company’s ordinary course quarterly dividends to holders of Shares in a per Share amount no greater than the Company’s most recently declared quarterly dividend, with record and payment dates in accordance with the Company’s customary dividend schedule and (B) dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, or (ii) enter into any agreement with respect to the voting or registration of any Company Securities;

(d) other than (i) in the case of Company Subsidiaries or (ii) in connection with exercise of any options under the Company Stock Purchase Plan or outstanding Company Options permitted by the terms of such Company Option, or the payment of related withholding Taxes, by net exercise or by the tendering of shares, or Tax withholdings on the vesting or payment of RSU Awards, Performance Awards and DSU Awards, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(e) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than a merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

(f) make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets), other than any acquisition for consideration that is individually not in excess of $10,000,000 or in the aggregate not in excess of $50,000,000;

(g) incur any Indebtedness for borrowed money or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing Indebtedness, so long as the principal amount of such existing Indebtedness is not increased thereby, (ii) for borrowings in the ordinary course of business, consistent with past practice, or (iii) in connection with transactions permitted pursuant to Section 5.01(f);

(h) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Company Subsidiary) in excess of $10,000,000 other than loans made in the ordinary course of business;

(i) except to the extent required by Law or the terms of any Company Benefit Plan or as specifically contemplated by Section 2.03 or Section 5.10: (A) other than annual increases in salary in the ordinary course of business, and changes to broad-based Company Benefit Plans in the ordinary course of business, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) other than in the ordinary course of business, in connection with the hiring of new employees, grant or provide any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement or arrangement, or increase the amounts payable under any such agreement or arrangement, (C) establish, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other similar plan or agreement; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(j) except in each case to the extent required by Law, file any Tax Return materially inconsistent with past practice, make any material Tax election inconsistent with past practice, settle or compromise any material Tax claim or assessment by any Governmental Entity, change any annual Tax accounting period, materially change any method of Tax accounting for Tax purposes, materially amend any Tax Return, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or Governmental Entity with competent jurisdiction;

(l) make any capital expenditures, other than (i) capital expenditures that are not, in the aggregate, in excess of 5% above the capital expenditures provided for in the Company’s existing capital forecast, a copy of which has been made available to Parent, (ii) in the ordinary course of business or (ii) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course;

(m) settle or compromise any suit or proceeding in an amount in excess of $10,000,000 (net of any amount covered by insurance or indemnification);

(n) enter into any Contract that would have been required to have been listed in Section 3.18(b)(i) of the Company Disclosure Letter if it were in effect on the date of this Agreement; or

(o) authorize or enter into any Contract to do any of the foregoing.

Notwithstanding the foregoing, if the Closing has not occurred prior to the meeting of the Company’s board of directors in February 2014, the Company’s board of directors may put in place short-term and long-term incentive plans (none of which shall include the issuance of grants or awards of equity based compensation) in the ordinary course of business. If Closing occurs in 2014 after such plans and any awards granted pursuant thereto have been put in place, such plans will be (i) terminated in their entirety without any payments by, or continuing obligations of, the Surviving Corporation and (ii) replaced by plans to be established by Parent pursuant to Section 5.10(a).

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

SECTION 5.02 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this

Agreement (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the articles of incorporation and bylaws of Sub.

SECTION 5.03 No Solicitation; Change of Company Recommendation.

(a) Subject to Section 5.03(b), (i) immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its directors, officers, investment bankers, financial advisors and counsel (collectively, the “Company Representatives”) to, cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal and request promptly that such persons return or destroy all confidential information concerning the Company and its Subsidiaries provided by or on behalf of the Company or its Subsidiaries and (ii) from the execution of this Agreement until the Effective Time, the Company shall not, shall cause the Company Subsidiaries to not, and shall use its reasonable best efforts to cause any Company Representative not to, (A) initiate, solicit or knowingly encourage the submission of, or any inquiries with respect to, any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal or (C) participate in any discussions or negotiations, furnish to any person any information, or otherwise knowingly cooperate or knowingly assist any Person, with respect to any Competing Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.03(a), if, at any time following the execution of this Agreement and prior to the Company obtaining the Company Stockholder Approval, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach of this Section 5.03, and (ii) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to furnish information to or participate in discussions or negotiations with respect to such Competing Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws, then the Company may, subject to compliance with this Section 5.03, (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will not permit or authorize the Company Subsidiaries to and will use its reasonable best efforts to cause the Company Representatives not to, disclose any such information to such person without first entering into an Acceptable Confidentiality Agreement with such person, (y) will notify Parent in writing prior to furnishing such information or participating in such discussions or negotiations, provide to Parent a copy of such Competing Proposal or, if oral, a detailed summary of the material terms and conditions of such Competing Proposal (including the identity of the person making the Competing Proposal) as promptly as practicable and keep Parent reasonably informed of any material change to such material terms or conditions as promptly as practicable and (z) will concurrently provide to Parent any written information and any other material information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent.

(c) Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company’s board of directors nor any committee thereof shall (i) authorize, approve or recommend any Competing Proposal, (ii) withhold, modify or amend, in a manner adverse to Parent, the Company Recommendation (any action set forth in the foregoing clauses (i) or (ii), a “Change of Company Recommendation”) or (iii) allow the Company or any of the Company

Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained in Section 5.03(c), at any time prior to obtaining the Company Stockholder Approval, the board of directors of the Company may make a Change of Company Recommendation, if (i) (A) a Competing Proposal (that did not result from a breach of Section 5.03(a) or a material breach of the remainder of Section 5.03) is made to the Company by a third person, and such Competing Proposal is not withdrawn, and (B) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws, and (ii) (A) the Company provides Parent a four (4) day prior written notice of its intention to take such action (a “Notice of Change of Recommendation”), which notice shall include the identity of the person making such Superior Proposal and include the material terms and conditions of such Superior Proposal (it being agreed that neither the delivery of such notice by the Company nor any public announcement required by applicable Laws that the Company’s board of directors is considering a Change of Company Recommendation shall constitute a Change of Company Recommendation), (B) the Company has negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least four (4) days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional two (2) day period from the date of such notice) and (C) taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company’s board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and that the failure to make a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws.

(e) Other than in connection with a Superior Proposal (which shall be subject to Section 5.03(d) and shall not be subject to this Section 5.03(e)), nothing in this Agreement shall prohibit or restrict the Company’s board of directors from effecting a Change of Company Recommendation at any time prior to obtaining the Company Stockholder Approval in response to an Intervening Event if the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company’s board of directors to effect a Change of Company Recommendation would be reasonably likely to be inconsistent with of its fiduciary duties under applicable Laws; provided that, prior to effecting such Change of Company Recommendation, (i) the Company shall have provided written notice to Parent advising Parent that the board of directors of the Company is contemplating making such a Change of Company Recommendation and specifying the material facts and information constituting the basis for such contemplated determination (it being agreed that neither the delivery of such notice by the Company nor any public announcement required by applicable Laws that the Company’s board of directors is considering a Change of Company Recommendation shall constitute a Change of Company Recommendation), (ii) the Company shall have given Parent four (4) days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (iii) the board of directors of the Company shall have determined in good faith, after taking into account any change to the terms of this Agreement or other proposals made by the Parent, if any, and after consultation with outside legal counsel, that the failure to effect such Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws.

(f) Nothing contained in this Section 5.03 shall prohibit the Company’s board of directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) subject to Section 5.03(d) and

5.03(e), making any disclosure to the stockholders of the Company if the Company’s board of directors determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Laws (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company’s board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation).

SECTION 5.04 Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (but in any event no later than forty-five (45) days after the date hereof), the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it and Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the extent reasonably practicable, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 5.04(a) (but in any event no later than forty-five (45) days after such clearance with the SEC or, if the SEC does not review the Proxy Statement, forty-five days after the earliest date on which the Company could mail the Proxy Statement pursuant to the Exchange Act), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), provided that (i) the Company may postpone or adjourn the Company Stockholder Meeting in connection with the settlement of litigation relating to the Merger (to which settlement Parent has provided its consent (such consent not to be unreasonably withheld, conditioned or delayed)) in order to amend or supplement the Proxy Statement to the extent required by applicable Law; provided that the Company will hold the Company Stockholder Meeting as promptly as practicable thereafter, (ii) the Company may postpone or adjourn the Company Stockholder Meeting if required by applicable Law, including to amend or supplement the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided that the Company will hold the Company Stockholder Meeting as promptly as practicable thereafter, and (iii) the Company may postpone or adjourn the Company Stockholder Meeting to a date no more than ten (10) days after its originally noticed date only to the extent reasonably required in order to solicit additional proxies so as to establish a quorum or to obtain the Company Stockholder Approval. Subject to Section 5.03, the Company’s board of directors shall recommend that the Company’s stockholders approve this Agreement (the “Company Recommendation”), and the Company shall, unless there has been a Change of Company Recommendation or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, and to take all other action reasonably necessary or advisable to secure the Company Stockholder Approval. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any Competing Proposal. Notwithstanding the foregoing, if the Company’s board of directors makes a Change of Company Recommendation, or upon the termination of this Agreement in accordance with Section 7.01(e), Section 7.01(f) or Section 7.01(g), the Company shall not be obligated to take any action otherwise required pursuant to Section 5.03 or this Section 5.04, and the Company may cancel any scheduled Company Stockholder Meeting.

SECTION 5.05 Access to Information; Notice of Certain Events. (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (i) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (B) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; or (C) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust or competition Law). Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any Owned Real Property, Leased Real Property or Co-Owned Property, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Owned Real Property, Leased Real Property or Co-Owned Property.

(b) Each party shall promptly notify the other party of any written communication from any person that is a party to a Material Contract alleging that the consent of such person (or another person) is required in connection with the transactions contemplated by this Agreement. Subject to applicable Law, (i) the Company shall notify Parent of any event, change, occurrence, development or set of circumstances or facts between the date of this Agreement and the Effective Time which, to the knowledge of the Company, causes or is reasonably likely to cause the conditions set forth in Sections 6.02(a) or 6.02(b) of this Agreement not to be satisfied as of the Closing Date and (ii) Parent shall notify the Company of any event, change, occurrence, development or set of circumstances or facts between the date of this Agreement and the Effective Time which, to the knowledge of Parent, causes or is reasonably likely to cause the conditions set forth in Sections 6.03(a) or 6.03(b) of this Agreement not to be satisfied as of the Closing Date. Notwithstanding the foregoing, (A) the delivery of any notice pursuant to this Section 5.05(b) shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the closing conditions or otherwise limit or affect the remedies available, and (B) the failure to comply with this Section 5.05(b) shall not itself cause the condition set forth in Section 6.02(b) or Section 6.03(b), as applicable, not to be satisfied.

SECTION 5.06 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or non-actions, consents, licenses, permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated hereby, including the Company Required Governmental Approvals and Parent Required Governmental Approvals, (ii) as promptly as practicable, and in any event within fifteen (15) Business Days after the date hereof, make the filings required of them or their “ultimate parent entities” under the HSR Act, (iii) as promptly as practicable, make all registrations and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with any other Governmental Entity or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby.

(b) In furtherance of the obligations set forth in Section 5.06(a), (i) Parent agrees to use its reasonable best efforts to take (and to cause its affiliates to take) promptly any and all steps or promptly make any and all undertakings necessary to obtain the Company Required Governmental Approvals and the Parent Required Governmental Approvals, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable (including accepting operational restrictions or limitations and committing to or effecting the sale, license, disposition or holding separate of such assets or businesses as are required (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity)) and (ii) the Company shall use its reasonable best efforts to make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make sales or other dispositions, provided that such sales or other dispositions are conditioned upon the closing of the transactions contemplated hereby) as are required in order to obtain the Company Required Governmental Approvals and the Parent Required Governmental Approvals. Notwithstanding the obligations set forth in this Section 5.06(b), Parent shall not be required to, and the Company shall not, in connection with obtaining any the Company Required Governmental Approvals and the Parent Required Governmental Approvals, consent to or take any action of the types described above, including accepting or entering into any operational restriction, consent decree or hold separate order or making any divestiture or other undertaking, in each case, that, individually or in the aggregate, would reasonably be expected to (A) have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (B) have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger and the terms and conditions of the Company Required Governmental Approvals and the Parent Required Governmental Approvals (provided that for the purpose of determining whether a potential adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger and the terms and conditions of the Company Required Governmental Approvals and the Parent Required Governmental Approvals would constitute a material adverse effect for the purposes of this Section 5.06(b)(B), Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its Subsidiaries, taken as a whole) (each of the effects described in clauses (A) and (B) of this sentence being referred to herein as a “Burdensome Effect”). Neither Parent nor Sub, directly or indirectly through one or more of their respective affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Merger.

(c) Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties prompt notice of any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Antitrust Division, the FTC, the FERC, the PUCN or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) The Company agrees to use its reasonable best efforts to take (and to cause the Company Subsidiaries to take) (which shall not include the expenditure of funds), at Parent’s sole cost and expense, such actions as Parent shall reasonably request to obtain consents, waivers, or approvals under Material Contracts with respect to the transactions contemplated by this Agreement; provided, however, that (i) the Company and each Company Subsidiary shall not be required to incur any Indebtedness pursuant to this Section 5.06(d) and (ii) the Company and each Company Subsidiary shall only be required to enter into an obligation or commitment if such obligation or commitment is conditioned upon the closing of the transactions contemplated by this Agreement and will be effective with respect to the Company and the Company Subsidiaries only on or after the Effective Time.

SECTION 5.07 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, except (subject to Section 5.03) as may be required by applicable Law, in connection with the exercise of the Company’s board of directors’ fiduciary duties or by obligations pursuant to any listing agreement with, or the rules of, any applicable national securities exchange.

SECTION 5.08 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent that the Company or any Subsidiary of the Company is permitted by applicable Law to indemnify its own directors and officers, indemnify, defend and hold harmless each current or former director, officer, employee or fiduciary under benefit plans of the Company and its Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorney’s fees and expenses), judgments, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arising out of the fact that such Person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of its Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.08. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Parent shall cause the Surviving Corporation either (i) to maintain in effect for the six-year period commencing immediately after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the Company’s current directors’ and officers’ liability insurance (the “Existing D&O Coverage”) covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are as of the date hereof (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, no less advantageous to the intended beneficiaries thereof than those of such policy in effect on the date hereof (or such other insurance that is no less favorable than the Existing D&O Coverage)) or (ii) to purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Existing D&O Coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time with policy limits, terms and conditions at least as favorable to the intended beneficiaries thereof as the existing directors’ and officers’ liability insurance.

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns and/or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.08.

(d) Survival of Indemnification. For a period of not less than six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect in the certificate of incorporation and bylaws or similar organizational documents of the Surviving Corporation and its Subsidiaries, the exculpation, indemnification and advancement of expenses provisions of the Company’s and its Subsidiaries’ certificate of incorporation, bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification contracts of the Company or its Subsidiaries with any Indemnified Party as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party;

provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect to any claim or claims shall continue until final disposition of such claim or claims.

(e) Benefit. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.08, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 5.09 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and the board of directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

SECTION 5.10 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time who is neither represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement (each, a “Company Employee”) at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity to each Company Employee that is not less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (including severance benefits, paid-time off and retirement benefits, but excluding equity compensation) to Company Employees that are substantially comparable, in the aggregate, to the other compensation and benefits provided to Company Employees immediately prior to the Effective Time. Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide long-term incentive compensation opportunities to each Company Employee that are competitive with the opportunities provided by the industry generally to employees performing in a comparable role (and, if the Effective Time occurs in calendar year 2014, participation of the Company Employees in the applicable long-term incentive plan (and any short-term/annual incentive plan) shall be retroactive to January 1, 2014).

(b) Without limiting the generality of Section 5.10(a), from and after the Effective Time, Parent shall, or shall cause Parent’s Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee) disclosed or made available to Parent, in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) For all purposes (including for purposes of determining eligibility to participate, level of benefits and vesting) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, but excluding benefit accruals under any defined benefit pension plan, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall use commercially reasonable efforts, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall use commercially reasonable efforts, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) At or prior to the Effective Time, the Company shall take all necessary actions to (i) provide for the termination of the Company Stock Purchase Plan as of no later than immediately prior to the Effective Time, (ii) ensure that no offering period under the Company Stock Purchase Plan shall be commenced on or after the date of this Agreement, other than an offering period that is reasonably expected to end on or before the Effective Time, (iii) if the Effective Time shall occur prior to the end of an offering period under the Company Stock Purchase Plan, cause a new exercise date to be set under the Company Stock Purchase Plan, which date shall be the end of the payroll period that is at least ten (10) Business Days prior to the anticipated Effective Time, (iv) prohibit participants in the Company Stock Purchase Plan from altering their payroll deductions from those in effect on the date of this Agreement (or for an offering period that commences after the date of this Agreement in accordance with (ii) above, as in effect at the beginning of such offering period), other than to discontinue their participation in the Company Stock Purchase Plan in accordance with the terms and conditions of the Company Stock Purchase Plan or to decrease their level of contributions, (v) provide that the amount of the accumulated contributions of each participant under the Company Stock Purchase Plan as of immediately prior to the Effective Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the Company Stock Purchase Plan (as amended pursuant to this Section 5.10(e), be refunded to such participant as promptly as practicable following the Effective Time (without interest); and (vi) ensure that no current or former employees, officers, directors or other service providers of the Company and its Subsidiaries or affiliates, or their beneficiaries, have any right to receive any securities of Parent or its affiliates under the Company Stock Purchase Plan.

(f) Prior to the Effective Time, the Company may implement a retention plan for critical employees not covered by the Company’s change in control policy, with such terms and conditions mutually agreed with Parent.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or any employee benefit plan of Parent, the Surviving Corporation or their affiliates, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.10 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

SECTION 5.11 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the Merger shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation. Parent, Sub, the Company and the Surviving Corporation shall take all reasonable actions to minimize the amount of any such transfer, documentary, sales, use, stamp, registration and other similar Taxes.

SECTION 5.12 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the

Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Stockholder Litigation. The Company shall promptly notify Parent of any litigation commenced against it or any of its directors, officers or affiliates, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein.

SECTION 5.14 Post-Merger Operations.

(a) Corporate Office. The Surviving Corporation shall maintain its headquarters in Las Vegas, Nevada.

(b) Community Involvement. After the Effective Time, the Surviving Corporation shall make annual charitable contributions within the communities served by the Surviving Corporation consistent with the level of charitable contributions made by the Company as of the effective date hereof, and otherwise maintain a level of involvement in community activities in the State of Nevada consistent with the level of community involvement and related activities carried on by the Company as of the date of this Agreement. Section 5.14(b) of the Company Disclosure Letter sets forth the aggregate dollar amount of charitable contributions made by the Company during the fiscal year ended December 31, 2012.

(c) Labor Contracts. After the Effective Time, the Surviving Corporation shall continue to perform all of the Company’s obligations under and in accordance with the terms of the Company’s collective bargaining agreements, subject to any amendments or waivers to such contracts as may be agreed by all of the parties thereto.

(d) Assumption of Obligations. In the event the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

SECTION 5.15 Transition Planning. As promptly as practicable after the date hereof, Parent and the Company shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of the Company and Parent. The activities of the Transition Committee shall include transition planning and implementation relating to the Merger and obtaining the Company Required Governmental Approvals, the Parent Required Governmental Approvals and any other consents or approvals from any person with respect to the transactions contemplated hereby. At all times after the date of this Agreement until the Effective Time (or the earlier termination of this Agreement), there shall be one representative of Parent on the Transition Committee that shall be designated by Parent as the primary contact person for the Company at Parent (the “Parent Contact”). In the event that the Company elects to request that Parent consent to any action or matter involving the Company or any of the Company Subsidiaries as is contemplated by Section 5.01, the Company shall make all such requests to the Parent Contact, and Parent agrees that it will use its reasonable best efforts to cause the Parent Contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Parent Contact shall initially be William J. Fehrman, and may be changed by Parent from time to time by written notice from Parent to the Company.

SECTION 5.16 Changes to Rates or Charges. The Company shall, and shall cause the Company Subsidiaries to, consult with Parent prior to (a) initiating any general rate case or (b) making any material changes in the Company’s or the Company Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the effective date of this Agreement or executing any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, except in each case (i) with respect to routine filings made in the ordinary course of business consistent with past practice, (ii) as may be related to the publically disclosed merger of Nevada Power Company and Sierra Pacific Power Company, (iii) as required by a Governmental Entity of competent jurisdiction or (iv) as set forth on Section 5.16 of the Company Disclosure Letter.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (where permitted) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Governmental Approvals. The Company Required Governmental Approvals and the Parent Required Governmental Approvals shall have been obtained (including the expiration or termination of any applicable waiting period, together with any extensions thereof, under the HSR Act), and shall have become Final Regulatory Orders and no such Final Regulatory Order shall impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Burdensome Effect. For purposes of this Section 6.01(b), a “Final Regulatory Order” means a final order by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and as to which the conditions required by such Final Regulatory Order to be satisfied in order to consummate the Merger have been satisfied.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger.

SECTION 6.02 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.02), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Sections 3.02(a) and 3.02(b) shall be true and correct in all respects (except for de minimis errors) and the representations and warranties of the Company set forth in the remainder of Section 3.02 shall be true and correct in all material respects; in the case of each of clauses (i) and (ii) of this Section 6.02(a) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants (other than Section 5.05(b)) required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing, and no event, change, occurrence, development or set of circumstances or facts shall have occurred which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Sections 6.02(a) and 6.02(b).

SECTION 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date, in which case as of such specific date), in each case except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Sub to consummate the Merger or observe or perform its material obligations hereunder to be performed on or after the Effective Time.

(b) Agreements and Covenants. Each of Parent and Sub shall have performed or complied in all material respects with all agreements and covenants (other than Section 5.05(b)) required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Sections 6.03(a) and 6.03(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before May 29, 2014 (the “Outside Date”); provided, however, that (i) if all of the conditions to Closing, other than the condition set forth in Section 6.01(b), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond July 29, 2014, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the failure of the Effective Time to occur on or before the Outside Date is the result of such party having materially breached or failed to perform any of its covenants or agreements set forth in this Agreement;

(c) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting, including any adjournment or postponement thereof;

(d) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Merger, and such Law shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed to comply with Section 5.06;

(e) by Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company’s board of directors shall have effected a Change of Company Recommendation, (ii) the Company shall have failed to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal or (iii) the Company shall have breached in any material respect any of its obligations under Section 5.03 and such breach shall not have been remedied within ten (10) Business Days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied;

(f) by the Company if, at any time prior to the receipt of the Company Stockholder Approval, the Company’s board of directors shall have effected a Change of Company Recommendation in material compliance with the provisions of Section 5.03(d) in order to enter into a definitive acquisition agreement with respect to a Superior Proposal;

(g) by the Company if, at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors shall have effected a Change of Company Recommendation pursuant to Section 5.03(e);

(h) by Parent, if: (i) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or 6.03(b) would not be satisfied; or

(i) by the Company, if (i) Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or 6.03(b) would not be satisfied; (ii) the Company shall have delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(i) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or 6.02(b) would not be satisfied.

SECTION 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to Section 5.11, this Section 7.02 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f) or Section 7.01(g), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; or

(ii) (A) by either Parent or the Company pursuant to Section 7.01(b) (other than following the failure to obtain a Company Required Governmental Approval or a Parent Required Governmental Approval), or (B) by either Parent or the Company pursuant to Section 7.01(c), and (C) (1) (x) any person or group of persons shall (as of the date this Agreement is terminated pursuant to Section 7.01(b) (other than following the failure to obtain a Company Required Governmental Approval or a Parent Required Governmental Approval), in the case of the foregoing clause (A), or as of the Company Stockholder Meeting at which the Company Stockholder Approval shall not have been obtained upon a vote taken thereon, in the case of the foregoing clause (B)) have publicly announced or disclosed or disclosed privately to the Company’s management or board of directors, and not withdrawn, a Competing Proposal, and (y) within nine (9) months after the termination of this Agreement, the Company shall have entered into a definitive acquisition agreement with respect to a Competing Proposal and such Competing Proposal is subsequently consummated (which such Competing Proposal need not be the same Competing Proposal, or be made by the same person or group, as the Competing Proposal described in clause (C)(1)(x)), then the Company shall pay to Parent or its designee, concurrently with the consummation of such Competing Proposal, the Company Termination Fee, or (2) (x) any person or group of persons shall (as of the date this Agreement is terminated pursuant to Section 7.01(b) (other than following the failure to obtain a Company Required Governmental Approval or a Parent Required Governmental Approval), in the case of the foregoing clause (A), or as of the Company Stockholder Meeting at which the Company Stockholder Approval shall not have been obtained upon a vote taken thereon, in the case of the foregoing clause (B)) have publicly announced or disclosed or disclosed privately to the Company’s management or board of directors, and subsequently withdrawn, a Competing Proposal, and (y) within nine (9) months after the termination of this Agreement, the Company shall have entered into a definitive acquisition agreement with respect to such Competing Proposal and such Competing Proposal is subsequently consummated (it being understood and agreed that for purposes of this Section 7.02(b)(ii), any group of persons making a Competing Proposal shall be deemed the same as any other group so long as the members of one group constitute at least 50% of the equity financing of the other group), then the Company shall pay to Parent or its designee, concurrently with the consummation of such Competing Proposal, the Company Termination Fee; provided that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that, except in the case of fraud or a willful and material breach by the Company of this Agreement, the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Sub in the circumstances in which the Company Termination Fee is payable. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b).

SECTION 7.03 Amendment. This Agreement may be amended by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the Company’s stockholders at a duly convened meeting of the Company’s stockholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

SECTION 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when faxed or emailed (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

MidAmerican Energy Holdings Company 1111 South 103rd Street Omaha, NE 68124
Fax: (402) 231-1658
Email:	danderson@midamerican.com
Attention:	Douglas L. Anderson

with a copy to (for information purposes only):

Gibson, Dunn & Crutcher LLP

200 Park Avenue, New York

New York, New York 10166

Fax: (212) 351-6215

Email:	PHanlon@gibsondunn.com
Attention:	Peter J. Hanlon

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Fax: (214) 571-2924

Email:	RLittle@gibsondunn.com
Attention:	Robert Little

If to the Company:

NV Energy, Inc.

6226 West Sahara Avenue

Las Vegas, Nevada 89146

Fax: (702) 402-5699

Email:	PKaleta@nvenergy.com
Attention:	General Counsel

with copies to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Fax: (312) 853-7036

Email:	tcole@sidley.com
mmcqueen@sidley.com
iqasim@sidley.com
Attention:	Thomas A. Cole
Matthew G. McQueen
Imad I. Qasim

SECTION 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

SECTION 8.06 Parties in Interest. Except for (a) Article II, which shall be for the benefit of any person entitled to payment thereunder, and (b) Section 5.08, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, each of whom shall be entitled to enforce their rights under this Agreement as third-party beneficiaries, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Article II and Section 5.08 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.07 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if they are not already followed by such words. For purposes of this Agreement, the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

SECTION 8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof (other than with respect to issues relating to the Merger, fiduciary duties, general corporation law and any other provisions set forth herein that are required to be governed by the NRS).

SECTION 8.09 Venue. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 8.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 8.12 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, subject to Section 8.12(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) The parties further agree (i) the seeking of remedies pursuant to this Section 8.12 shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 8.12 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking of remedies pursuant to this Section 8.12 or anything set forth in this Section 8.12 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

SECTION 8.13 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Sub to take any action, such requirements shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the articles of incorporation and bylaws of Sub.

*  *  *  *  *  *  *  *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MIDAMERICAN ENERGY HOLDINGS COMPANY

By:	/s/ Douglas L. Anderson
Name:	Douglas L. Anderson
Title:	Executive Vice President

SILVER MERGER SUB, INC.

By:	/s/ Douglas L. Anderson
Name:	Douglas L. Anderson
Title:	Executive Vice President

NV ENERGY, INC.

By:	/s/ Paul J. Kaleta
Name:	Paul J. Kaleta
Title:	Executive Vice President

Signature page to Merger Agreement

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant person that has made a Competing Proposal that are no less favorable in the aggregate than those contained in the Confidentiality Agreement, except that the Company shall be permitted to enter into a less favorable confidentiality agreement, provided that the terms of the Confidentiality Agreement are deemed modified to the same extent.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii)).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate Option Payments and the aggregate RSU Payments.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Las Vegas, Nevada.

“Company Material Adverse Effect” means any change, event or development that has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that no change, event or development resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated hereby, including the identity of Parent and its affiliates, (b) any change, event or development in or affecting the economy or the financial or securities markets in the United States or elsewhere in the world, the industry or industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area, (c) any change, event or development resulting from or arising out of (A) any changes, events or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes, events or developments in or affecting national, regional, state or local electric transmission or distribution systems, (C) any changes, events or developments in national, regional, state or local wholesale or retail electric power and capacity prices or affecting prices for petroleum products or other commodities or for raw material inputs and end products, (d) any change in the market price or trading volume of the equity securities of the Company or of the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency or the failure of the Company to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results; provided, however, that the exception in this clause shall not prevent the underlying cause of such change, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred, (e) the suspension of trading in securities generally on the New York Stock Exchange, (f) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator (including legislation relating to NVision in its current form or any amended form or any Laws adopted, implemented, proposed, stayed or changed in connection therewith), (g) any changes in GAAP or accounting standards or interpretation of any of the foregoing, (h) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, (i) any action taken

A-I-1

to comply with a specific requirement of this Agreement, (j) any action taken or not taken to which Parent has consented in writing or deemed to have consented in writing pursuant to the terms of this Agreement or resulting from the failure of the Parent to provide its consent to any action requested by the Company pursuant to Section 5.01, (k) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or the Merger; provided, that (x) with respect to clauses (b), (c), (g) and (h), such changes, events or developments shall be taken into account to the extent they materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its Subsidiaries operate and (y) clause (a) shall not apply to the use of Company Material Adverse Effect in Section 3.04 (or Section 6.02(a) as it applies to Section 3.04).

“Company Stock Plan” means Company’s 2004 Executive Long-Term Incentive Plan, the Company’s 2013 Long Term Incentive Plan, and the Company’s 2003 Non-Employee Director Stock Plan.

“Company Stock Purchase Plan” means the Company’s Employee Stock Purchase Plan.

“Company Termination Fee” means an amount in cash equal to (i) $56,564,740, if (a) Parent terminates this Agreement pursuant to Section 7.01(e) prior to 5:00 p.m. Eastern Time on July 13, 2013 or (b) the Company terminates this Agreement pursuant to Section 7.01(f) to enter into a Superior Proposal made by a Qualifying Party or (ii) $169,694,219, if the Company Termination Fee becomes payable pursuant to Section 7.02(b) under any circumstances not described in clause (i) of this definition.

“Competing Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from any person relating to (i) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole; or (ii) the acquisition in any manner, directly or indirectly, by any person of more than twenty percent (20%) of the issued and outstanding shares of Company Common Stock.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent dated on or about May 13, 2013.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same.

“Environmental Laws” means all Laws as in effect on or prior to the date hereof which (a) regulate or relate to the protection, remediation, restoration or cleanup of the environment or natural resources, endangered or threatened species, or relate to mining, the protection of human health or safety from exposure to Hazardous Substances, or the use, treatment, storage, transportation, handling, exposure to, disposal or Release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license and other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity, which together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Laws including, without limitation, petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of the Company Subsidiaries under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (v) all obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Intervening Event” means an event, change, fact, circumstance, occurrence or development (other than a Competing Proposal) that (i) is material to the Company, (ii) was not known or reasonably foreseeable in the good faith judgment of the Company’s board of directors to the Company’s board of directors as of the date of this Agreement or if known or reasonably foreseeable in the good faith judgment of the Company’s board of directors, the magnitude or material consequences of which were not known or reasonably foreseeable in the good faith judgment of the Company’s board of directors to or understood by the Company’s board of directors as of the date of this Agreement, and (iii) becomes known or the material consequences of which become known to or understood by the Company’s board of directors prior to obtaining the Company Stockholder Approval; provided, however, that an event, change, fact, circumstance, occurrence or development shall not constitute an Intervening Event (except to the extent, in the case of clauses (A), (B)(1) or (B)(2) below, such event, change, fact, circumstance, occurrence or development disproportionately affects the State of Nevada relative to other states in the Western United States taken as whole) if such event, change, fact, circumstance, occurrence or development (A) affects or relates to the economy or financial or securities markets in the United States or elsewhere in the world, the industry or industries in which the Company and its Subsidiaries operate generally or in any specific jurisdiction or area, or (B) results from or arises out of (1) any changes, events or developments in national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products and services, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (2) any changes, events or developments in or affecting national, regional, state or local electric transmission or distribution systems, or (3) any changes in Laws.

“IRS” means the United States Internal Revenue Service.

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“knowledge” means, (i) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter (without independent investigation), and (ii) with respect to Parent, the actual (but not constructive or imputed) knowledge of the directors and officers of Parent and Sub (without independent investigation).

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Patents” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 5.01, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession, (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations, and (h) such other Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“PUCN” means the Public Utilities Commission of Nevada.

“Qualifying Party” means any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the forty-fifth day after the date hereof continue to constitute at least 50% of the equity financing of such group) from whom the Company has received after the date hereof and prior to the forty-fifth (45th) day after the date hereof a Competing Proposal and with whom the Company enters into a definitive acquisition agreement prior to the sixtieth (60th) day after the date hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Subsidiary” of any person means another person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by any person on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial and legal advisors, and considering such factors as the board of directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Antitrust Laws	3.04(b)
Articles of Merger	1.03
Benefit Protection Period	5.10(a)
Book-Entry Shares	2.01(a)
Burdensome Effect	5.06(b)
Certificate	2.01(a)
Change of Company Recommendation	5.03(c)
Closing	1.02
Closing Date	1.02
Code	2.04(a)
Company	Preamble

A-I-5

Company Benefit Plan	3.12(a)
Company By-Laws	3.01(b)
Company Charter	3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	5.10(a)
Company Financial Statements	3.06
Company Intellectual Property Rights	3.17(a)
Company Material Contract	3.18
Company Options	2.03(a)
Company Permits	3.05(a)
Company Recommendation	5.04(c)
Company Representatives	5.03(a)
Company Required Governmental Approvals	3.04(b)
Company SEC Documents	3.06
Company Securities	3.02(d)
Company Stockholder Approval	3.23
Company Stockholder Meeting	5.04(c)
Company Subsidiary	3.01(c)
Company Voting Debt	3.02(f)
Co-Owned Property	3.15(c)
DSU Award	2.03(d)
DSU Payments	2.03(d)
Effective Time	1.03
ERISA	3.12(a)
Exchange Fund	2.02(a)
Existing D&O Coverage	5.08(b)
Final Regulatory Order	6.01(b)
Indemnified Liabilities	5.08(a)
Indemnified Party(ies)	5.08(a)
Intellectual Property Rights	3.17(a)
Leased Real Property	3.15(b)
Material Lease	3.15(b)
Merger	Recitals
Merger Consideration	2.01(a)
Notice of Change of Recommendation	5.03(d)
NRS	Recitals
NPC	3.06
Option Payments	2.03(a)
Outside Date	7.01(b)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Contact	5.15
Parent Required Governmental Approvals	4.03(b)
Paying Agent	2.02(a)
Performance Award	2.03(c)
Performance Award Payments	2.03(c)
Permit	3.05(a)
Proxy Statement	3.07
RSU Award	2.03(b)
RSU Payments	2.03(b)

A-I-6

Sarbanes-Oxley Act	3.06
Share	2.01(a)
Shares	2.01(a)
SPPC	3.06
Sub	Preamble
Surviving Corporation	1.01
Takeover Statute	3.22
Transition Committee	5.15
Treasury Regulation	2.04(a)

A-I-7

Annex B

May 29, 2013

The Board of Directors

NV Energy, Inc.

6226 West Sahara Avenue

Las Vegas, NV 89146

Dear Members of the Board:

We understand that NV Energy, Inc., a Nevada corporation (the “Company”), MidAmerican Energy Holdings Company, an Iowa corporation (“Buyer”), and Silver Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of May 29, 2013 (the “Agreement”), pursuant to which Buyer will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company and each issued and outstanding share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned of record by any Company Subsidiary, Buyer or Merger Sub (or any of their respective wholly owned subsidiaries) (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $23.75 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company;

(iii)

Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company, and certain publicly available financial forecasts and other data relating to the business of the Company;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices of Company Common Stock; and

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, NY 10112

The Board of Directors

NV Energy, Inc.

May 29, 2013

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions and the timely receipt of the necessary regulatory approvals for the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which we will receive upon the earlier of the delivery of this opinion and the public announcement of the Transaction, a portion of which we will receive upon receipt of the requisite shareholder votes supporting the Transaction, and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to the Company for which we have received compensation. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and their respective affiliates may actively trade securities of the Company, Buyer and certain of Buyer’s affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Buyer and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

The Board of Directors

NV Energy, Inc.

May 29, 2013

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company (in its capacity as such) and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRERES & CO. LLC

By:
George W. Bilicic Managing Director

SPECIAL MEETING OF STOCKHOLDERS OF

NV ENERGY, INC.

[—], 2013

PROXY VOTING INSTRUCTIONS

NV ENERGY, INC. ATTN: INVESTOR RELATIONS MS/51 P.O. BOX 98910 LAS VEGAS, NV 89151

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the prepaid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON

You may vote your shares in person by attending the Special Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NV ENERGY, INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3:
	For	Against	Abstain
1. The proposal to approve the Agreement and Plan of Merger, dated as of May 29, 2013, by and among MidAmerican Energy Holdings Company, an Iowa corporation (which we refer to as “MidAmerican”), Silver Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of MidAmerican (which we refer to as “Merger Sub”) and NV Energy, Inc., a Nevada corporation (which we refer to as “NVE”), pursuant to which, subject to satisfaction or waiver of certain specified conditions, Merger Sub would merge with and into NVE, with NVE continuing as the surviving corporation and a wholly owned subsidiary of MidAmerican (which we refer to as the “merger”) and NVE stockholders would be entitled to receive $23.75 in cash, without interest and subject to any applicable withholding taxes, for each share of NVE stock they own immediately prior to the effective time of the merger.	☐	☐	☐
2. The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to NVE’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐
3. The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the approval of the Agreement and Plan of Merger if there are not sufficient votes for approval of the Agreement and Plan of Merger at the special meeting.	☐	☐	☐

NOTE: With discretionary authority to vote upon such other matters as may properly come before the special meeting or any adjournments of the special meeting.
For address change/comments, mark here.	☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your vote is important. Please vote immediately.

You may also vote the shares by telephone or through the Internet. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares by telephone or through the Internet, please do not mail your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com.

NV ENERGY, INC.

SPECIAL MEETING OF STOCKHOLDERS – [—], 2013

The undersigned, revoking all prior proxies, hereby appoints Paul J. Kaleta and Jonathan S. Halkyard, or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of NVE, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held at [—], on [—], 2013, at [—] a.m. Pacific Time and at any and all adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” PROPOSAL 1, 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OF THE SPECIAL MEETING.

Address Change/Comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side